UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )
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Filed by a party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
Seadrill Limited
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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LETTER TO OUR SHAREHOLDERS
Dear Shareholders,
On behalf of the Board of Directors of Seadrill Limited, I invite you to attend the 2026 Annual General Meeting of Shareholders. The meeting will be held on June 3, 2026, at 10:00 a.m. (Bermuda time) at the Hamilton Princess Hotel & Beach Club, located at 76 Pitts Bay Road, Hamilton, PB HM 08, Bermuda. The meeting is an important opportunity to vote on key matters that will help shape Seadrill’s future.
Seadrill delivered solid 2025 financial results while achieving record safety performance, setting operational records, and investing in our people to widen that gap. Across the fleet, we executed complex deepwater programs ahead of schedule and budget, working closely with customers and key suppliers to develop innovative technical solutions and deliver record-setting performance.
Focus on Safety and Industry-leading Performance
Safety is the foundation of everything we do. In 2025, we achieved our best ever safety performance, finishing the year with a total recordable incident rate of 0.17, a result that was 50% better than the International Association of Drilling Contractors (IADC) offshore industry benchmark.
Safe operating performance would not be possible without our people, and throughout 2025 we continued to invest in our people through ongoing professional development opportunities. We expanded course offerings at the Seadrill Academy in Dubai, held Operational Discipline and Technical Services workshops around the world, and launched our first Safety Leadership Assessment program.
Operationally, we continue to provide industry-leading performance for our customers.
Building on over a decade of productive collaboration and shared success, the West Neptune delivered a record-breaking six-zone completion for LLOG in the U.S. Gulf of America, completing the program in 11 days and exceeding the prior benchmark by an impressive 60%.
The West Polaris and West Neptune delivered highly complex Managed Pressure Drill (MPD) campaigns using state-of-the-art Integrated Riser Joint technology, which translated into more than 12 hours saved during rig up and rig down per well and meaningful economic value for our customers. With over 100 MPD wells drilled, Seadrill continues to be a best-in-class provider in this space.
Finally, the West Tellus reached 400 consecutive days of BOP subsea deployment while delivering five wells offshore Brazil. This marks the second longest deployment in our fleet history, demonstrating the durability of both our equipment and our crews in a demanding deepwater environment.
All are outstanding achievements that reinforce Seadrill’s competitive advantage in the market.
Commercial Success
Our disciplined approach to fleet management, minimizing idle time, and securing contracts that maximize our assets’ technical capabilities has established a solid foundation as the balance between global offshore rig supply and customer demand becomes increasingly constrained.
In 2025, the average dayrate earned across Seadrill’s fleet increased by more than 10%, and we will further benefit from the repricing of legacy contracts for the West Jupiter and West Tellus in 2026.
Our backlog profile provides strong revenue visibility into 2026, growing coverage into 2027, and substantial contracting leverage in an improving market.
Earnings and Free Cash Flow Expansion
We ended the year with a robust balance sheet, including $365 million in cash and a net leverage ratio of 0.81x. Looking ahead, we see a clear path to meaningful earnings and free cash flow expansion in the second half of 2026 and growing into 2027. Our commercial execution and backlog visibility provide a strong platform, while our meaningful commercial leverage amid a tightening market position us to capture rate upside as the cycle accelerates.

Your vote is important. We encourage you to review the enclosed proxy statement and vote promptly for the proposals included to ensure your shares are represented at the Annual General Meeting. We value and appreciate your continued investment in and support of Seadrill.
With best regards,

Julie J. Robertson
Chairman of the Board of Directors

NOTICE OF 2026 ANNUAL GENERAL MEETING OF SHAREHOLDERS
NOTICE IS HEREBY GIVEN that the 2026 Annual General Meeting of Shareholders (the “Meeting”) of Seadrill Limited (the “Company”) will be held on June 3, 2026 at 10:00 a.m., Bermuda time, at the Hamilton Princess Hotel & Beach Club, 76 Pitts Bay Road, Hamilton, PB HM 08, Bermuda for the following purposes, all of which are more completely set forth in the accompanying proxy statement:
A.	To receive the audited consolidated financial statements of the Company for the year ended December 31, 2025.
B.	To consider and vote on the following Company proposals:
1.
To determine that the number of Directors comprising the Board of Directors of the Company (the “Board”) be set at up to nine (9) Directors until such number is determined or changed in accordance with the Bye-laws of the Company (the “Bye-laws”) and to authorize the Board to fill any vacancy on the Board left unfilled at any general meeting of shareholders.

2.
To re-elect, by way of separate resolutions, each of Julie J. Robertson, Jean Cahuzac, Jan Kjærvik, Mark McCollum, Harry Quarls, Andrew Schultz, Paul Smith, Jonathan Swinney and Ana Zambelli as Directors of the Company to serve until the Company’s next annual general meeting of shareholders or until their respective offices are otherwise vacated in accordance with the Bye-laws.

3.
To approve the appointment of PricewaterhouseCoopers LLP, United States (“PwC US”), to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026 and until the close of the Company’s next annual general meeting of shareholders thereafter and the authorization of the Board (acting through the Audit and Risk Committee of the Board) to determine the remuneration of PwC US.

4.	To approve and ratify the remuneration of the Directors.
5.	To conduct an advisory vote to approve the compensation of our named executive officers for 2025.
6.	To approve Amendment No. 1 to the Amended and Restated Seadrill Limited 2022 Management Incentive Plan (the “MIP Amendment”).
C.	To consider and vote on such other business as may properly come before the Meeting and any adjournment or postponement thereof.
The Board has fixed close of business, Eastern Time, on April 6, 2026 as the record date for the determination of the shareholders of record entitled to attend and vote at the Meeting or any adjournment or postponement thereof. Only those shareholders entered on the Register of Members of the Company as of the above record date shall be entitled to attend and vote at the Meeting in respect of the number of shares registered in their name at that time.
Your vote is very important. Even if you plan to attend the Meeting, please submit a proxy as soon as possible to ensure that your shares are voted at the Meeting in accordance with your instructions. Voting your shares will help to ensure that your interests are represented at the Meeting. Please review the accompanying proxy statement for more complete information regarding the Meeting and the full text of the resolutions to be proposed at the Meeting.
By Order of the Board of Directors,

James Gilbertson
Company Secretary

April 20, 2026

How to Vote

Internet	Mail	Phone
Online at: www.proxyvote.com Have your proxy card in hand when you access the website and follow the instructions.
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 so that it is received no later than 11:59 p.m., Eastern Time, on June 1, 2026, which is the voting cutoff time.
Use any touch-tone telephone to call: 1-800-690-6903 Have your proxy card in hand when you call and follow the instructions.

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders to be held on June 3, 2026. The notice and proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2025 (the “2025 Annual Report”) are available without charge at www.proxyvote.com.
We are mailing a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) on or about April 20, 2026. Shareholders who have requested a paper copy of the proxy statement and the 2025 Annual Report will receive those documents. The Notice of Internet Availability contains instructions on how to access the proxy materials, vote online and obtain a paper copy of the proxy materials.

PROXY STATEMENT
2026 ANNUAL GENERAL MEETING OF SHAREHOLDERS
GENERAL
This proxy statement is being furnished in connection with the solicitation by the Board of Directors (the “Board”) of Seadrill Limited (including its subsidiaries, collectively, “we,” “our,” “us,” “Seadrill,” or the “Company”) of proxies for use at the 2026 Annual General Meeting of Shareholders (the “Meeting”) or any adjournment or postponement of the Meeting. The Meeting is to be held at 10:00 a.m., Bermuda time, at the Hamilton Princess Hotel & Beach Club, 76 Pitts Bay Road, Hamilton, PB HM 08, Bermuda on June 3, 2026. At the Meeting, we will ask you to consider and vote on the proposals described in the accompanying Notice of 2026 Annual General Meeting of Shareholders (the “Notice of Meeting”). We are soliciting proxies from shareholders of record as of close of business, Eastern Time, on April 6, 2026. On or about April 20, 2026, we are mailing shareholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”), which contains instructions on how to access the Notice of Meeting, proxy statement, proxy card and Annual Report on Form 10-K for the year ended December 31, 2025 (the “2025 Annual Report” and, collectively, the “proxy materials”), vote online and obtain a paper copy of the proxy materials.
Under Bermuda law, holders of a company’s common shares are referred to as “members” but for convenience they are referred to in this proxy statement as “shareholders.”
INFORMATION ABOUT SEADRILL LIMITED
About the Company
Seadrill is an exempted company limited by shares incorporated under the laws of Bermuda and in accordance with the Bermuda Companies Act 1981, as amended (the “Bermuda Companies Act”). The Company is registered with the Bermuda Registrar of Companies under registration number 202100496. The Company’s common shares are listed and traded on the New York Stock Exchange (the “NYSE”) under the symbol “SDRL.”
The Company was incorporated on October 15, 2021 under the name Seadrill 2021 Limited and, on February 22, 2022, changed its name to Seadrill Limited and became the ultimate parent holding company of the Seadrill group of companies. The Company’s principal executive office is located at 11025 Equity Dr., Ste. 150, Houston, Texas 77041 United States of America, Telephone: +1 (713) 329-1150. The Company’s website address is www.seadrill.com.
Business Overview
We are an offshore drilling contractor providing worldwide offshore drilling services to the oil and gas industry. Our primary business is the ownership and operation of drillships and semi-submersible rigs for operations in shallow to ultra-deepwater in both benign and harsh environments. We contract our drilling units to drill wells for our customers on a dayrate basis. Our customers include oil super-majors, state-owned national oil companies and independent oil and gas companies. In addition, we provide management services to certain affiliated entities.
As of December 31, 2025, we owned a total of 15 drilling units, of which 10 were operating, one was undergoing capital upgrade projects for a contract commencing in the second quarter of 2026, one was undergoing repairs and maintenance projects and three were cold stacked. The 10 operating units include nine benign floaters (comprising six 7th generation drillships, two 6th generation drillships and one benign environment semi-submersible) and one harsh environment jackup. In addition to our owned assets, as of December 31, 2025, we managed two drilling units owned by Sonangol.
We are recognized for providing high quality operations, in some of the most challenging sectors of offshore drilling, and have worldwide operations based on where activities are conducted in the global oil and gas industry. As of December 31, 2025, we employed approximately 3,000 employees across the globe.
2025 Financial Performance and Business Highlights
Financial Performance
•
Generated net loss of $77 million and Adjusted EBITDA of $353 million in 2025. Adjusted EBITDA is a non-GAAP financial measure. Please see Appendix A in this proxy statement for a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure.

Strategy Execution
•	Fleet and portfolio strength
○	Value of contract additions increased every quarter through 2025, ending the year with robust backlog of approximately $2.5 billion and increasing the average dayrate earned by 11% compared to 2024.
○	Strategically commenced the reactivation of the West Capella following a 14-month contract award in Southeast Asia.
○	Deepened existing long-term customer relationships through contract extensions in key geographies, including the U.S. Gulf, Brazil and Angola.
•	Prudent capital stewardship
○	Maintained a robust balance sheet, ending 2025 with a cash and cash equivalents balance of $339 million, excluding $26 million of restricted cash, and a net leverage ratio of 0.8x.
Operational Excellence
•	Continued to strengthen our safety culture, achieving a Total Recordable Incident Rate (TRIR) of 0.17: 50% better than the industry average and the lowest in Seadrill’s history.
•	Maintained our Carbon Disclosure Project (CDP) rating of “B,” demonstrating disciplined and transparent environmental management across the business.
•	Expanded internal training programs at the West Inspiration Training Center, including the introduction of a customer-certified Managed Pressure Drilling (MPD) course.
•
Partnered with Oil States to develop and deploy a new MPD integrated riser joint across two drillships, following initial commissioning, performance has improved significantly, with technical uptime of key components now reaching industry-leading levels.

•	Enhanced the capabilities of the West Minerva real-time operations center through continued development of the PLATO platform, driving increased adoption and utilization across the fleet.
•	Delivered a record-breaking six-zone completion in the U.S. Gulf, completing the program in 11 days and exceeding the prior benchmark by 60%.
•
Expanded course offerings at the Seadrill Academy in Dubai, launched the Seadrill Leadership Assessment program and held multiple Operational Discipline and Technical Service workshops across the globe.

Governance
Effective as of January 1, 2025, the Company is considered a U.S. domestic issuer under the rules of the U.S. Securities and Exchange Commission (“SEC”) and NYSE listing standards. However, the Company remains a foreign company incorporated in Bermuda under the Bermuda Companies Act and is therefore required to comply with applicable Bermuda law, with its memorandum of association and bye-laws governed by such law.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING
1.	What steps do I need to take to attend the Meeting in person?
All non-residents of Bermuda travelling into Bermuda must complete a Bermuda Arrival Card. Bermuda Arrival Cards can be completed online before your scheduled departure to Bermuda (www.bermudaarrivalcard.com). There is no approval process or fee, and once the required fields have been completed, the form is available as a downloadable link or by email. Hard copy ‘Pink Forms’ will be available on arrival in Bermuda for non-resident travelers who have not completed the online Bermuda Arrival Card. As travel restrictions may change between the date of this proxy statement and your date of travel, please consult the Government of Bermuda website for any changes to travel restrictions: www.gov.bm/coronavirus-travellers-visitors.
Shareholders of Record: If you are a shareholder of record as of close of business, Eastern Time, on April 6, 2026 (the “Record Date”) and plan to attend the Meeting, please bring the Notice of Internet Availability to the Meeting as your proof of ownership of Seadrill shares.
Beneficial Owners: If you are a beneficial owner and plan to attend the Meeting, you will need to bring evidence of your ownership of Seadrill shares as of the Record Date in the form of a recently dated letter from your broker, bank or other nominee and a photo ID as proof of your identity. If you wish to vote at the Meeting, you must also bring a legal proxy as described in the answer to Question 17.
Please note that no cameras, recording equipment, laptops, tablets, cellular telephones, smartphones or other similar equipment, electronic devices, large bags, briefcases or packages will be permitted in the Meeting, and security measures will be in effect to ensure the safety of attendees. In all cases, you will need a photo ID to gain admission.
2.	What is a proxy statement and what is a proxy?
A proxy statement is a document that the SEC regulations require us to give you when we ask you to sign a proxy designating individuals to vote on your behalf. A proxy is your legal designation of another person to vote the shares you own. The person designated is called a proxy or proxy holder. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. Shareholders are asked to appoint the following persons as proxy holders for the Meeting: Ms. Julie J. Robertson (Chairman of the Board), Mr. Samir Ali (Seadrill Chief Executive Officer), Mr. Martyn Svensen (Seadrill Vice President of Insurance) and Ms. Jennifer Panchaud (Attorney at Conyers Dill & Pearman Limited, Seadrill’s Bermuda Counsel).
If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this proxy statement, and in the absence of your direction, they will vote your shares as recommended by the Board.
Unless you otherwise indicate on the proxy card, you also authorize your proxy holders to vote your shares in their discretion in accordance with their best judgment on any matters not known by the Board at the time this proxy statement was printed and that, under the Bye-laws of the Company (the “Bye-laws”), may be properly presented for action at the Meeting.
3.	Why did I receive these proxy materials?
We are providing the proxy materials in connection with the solicitation by the Board of proxies to be voted at the Meeting. The proxies also may be voted at any adjournments or postponements of the Meeting. This proxy statement contains information you may use when deciding how to vote in connection with the Meeting. All shareholders on the Record Date are entitled to receive notice of, attend and vote at the Meeting or, subject to the Bye-laws, any adjournment or postponement of the Meeting.
4.	Why did I receive the Notice of Internet Availability instead of printed proxy materials?
Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending the Notice of Internet Availability by mail to our shareholders. All shareholders solicited by this proxy statement will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed set of the proxy materials may be found in the Notice of Internet Availability. We encourage you to take advantage of the availability of the proxy materials on the Internet in order to help reduce the costs and environmental impact of the Meeting.

5.	Why did I receive the Notice of Internet Availability by mail or e-mail?
If you elected to receive proxy materials by mail or e-mail for any of your holdings in the past, you were automatically enrolled using the same process for all your holdings this year. If you would like to change the method of delivery, please follow the instructions set forth in the answer to Question 8.
6.	How can I access the proxy materials over the Internet?
Pursuant to rules adopted by the SEC, we provide shareholders access to our proxy materials for the Meeting over the Internet. The proxy materials for the Meeting are available at www.proxyvote.com. To access these materials and to vote, follow the instructions shown on the proxy card, the voting instruction card from your broker or the Notice of Internet Availability.
7.	Can I get paper copies of the proxy materials?
Yes, you may request paper copies of the proxy materials, including the 2025 Annual Report, by calling 1-800-579-1639 or e-mailing sendmaterial@proxyvote.com. You also may request paper copies when prompted at www.proxyvote.com.
8.	Can I choose the method in which I receive future proxy materials?
Yes, there are three methods in which shareholders of record and beneficial owners may receive future proxy materials or notice thereof:
•	Notice and Access: The Company furnishes proxy materials over the Internet and mails the Notice of Internet Availability to most shareholders.
•
E-mail: If you would like to have earlier access to future proxy materials and reduce our costs of printing and delivering the proxy materials, you can instruct us to send all future proxy materials to you via e-mail. If you request future proxy materials via e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials via e-mail will remain in effect until you change it. If you wish to receive all future materials electronically, please visit www.investordelivery.com to enroll or, if voting electronically at www.proxyvote.com, follow the instructions to enroll for electronic delivery after you vote.

•
Mail: You may request distribution of paper copies of future proxy materials by mail by calling 1-800-579-1639 or e-mailing sendmaterial@proxyvote.com. If you are voting electronically at www.proxyvote.com, follow the instructions to enroll for paper copies by mail after you vote.

If you are a beneficial owner, you should consult the directions provided by your broker, bank, trust or other nominee with respect to how you receive your proxy materials and how to vote your shares.
If there are multiple shareholders residing at the same address, we will send one set of proxy materials per household. However, you may inform us as to whether you wish to receive one set of proxy materials per household or one set of proxy materials per person in the future by calling or emailing as set forth above.
9.	Can I vote my shares by completing and returning the Notice of Internet Availability?
No, the Notice of Internet Availability simply instructs you on how to vote. To vote your shares, see instructions set forth in Question 17 below.
10.	When and where is the Meeting?
The Meeting will be held on June 3, 2026 at 10:00 a.m., Bermuda time, at the Hamilton Princess Hotel & Beach Club, 76 Pitts Bay Road, Hamilton, PB HM 08, Bermuda. Directions to such location can be obtained from https://www.thehamiltonprincess.com/contact/directions/.
11.	What is the difference between holding shares as a shareholder of record and as a beneficial owner?
Many of our shareholders hold their shares as “beneficial owners” through a broker, bank or other nominee rather than directly in their own name as “shareholders of record.” As summarized below, there are some differences between shares held of record and those owned beneficially.

If your shares are registered in your name on the books and records of Computershare Inc., our transfer agent, you are a “shareholder of record.” Accordingly, we sent the Notice of Internet Availability directly to you. If you are a shareholder of record, you may vote your shares in person at the Meeting.
If your shares are held for you in the name of your broker, bank or other nominee, your shares are held in “street name,” and you are considered the “beneficial owner.” Either the Notice of Internet Availability or the proxy materials have been, or will be, forwarded to you by your broker, bank or other nominee, who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by using the voting instruction card included in the mailing from your broker, bank or other nominee. As a beneficial owner is not the shareholder of record, you may not vote your shares at the Meeting unless you obtain a legal proxy from the broker, bank or other nominee that is the shareholder of record of your shares giving you the right to vote the shares at the Meeting.
12.	What are my voting choices for each of the proposals to be voted on at the Meeting?
You may vote “for” or “against” or you may elect to “abstain” with respect to Proposals 1, 2, 3, 4, 5 and 6.
Each of Proposals 1, 2, 3, 4, 5 and 6 requires the affirmative vote of a majority of the votes cast in person or by proxy at the Meeting. If you abstain from voting in respect of a proposal, your vote will not be considered as a vote cast and will have no effect for such proposal. Under the Bye-laws, when a quorum is present, a nominee seeking election to a directorship shall be elected if a majority of the votes cast are cast in favor of the proposal to elect or re-elect the Director.
Assuming a quorum is present, each of Proposals 1, 2, 3, 4, 5 and 6 will be considered approved if a majority of the votes cast are cast in favor thereof.
With respect to the advisory vote on Proposal 5, the result of the vote will not require the Board or any committee thereof to take any action. However, the Board values the opinions of our shareholders and will carefully consider the outcome of the advisory vote on Proposal 5.
13.	What are the Board’s recommendations on how I should vote my shares?
The Board recommends that you vote your shares as follows:

Proposal 1
FOR the determination that the number of Directors comprising the Board be set at up to nine (9) Directors until such number is determined or changed in accordance with the Bye-laws and the authorization of the Board to fill any vacancy on the Board left unfilled at any general meeting of shareholders.

Proposals 2(a)-(i)
FOR the re-election of each of Julie J. Robertson, Jean Cahuzac, Jan Kjærvik, Mark McCollum, Harry Quarls, Andrew Schultz, Paul Smith, Jonathan Swinney and Ana Zambelli as Directors of the Company to serve until the Company’s next annual general meeting of shareholders or until their respective offices are otherwise vacated in accordance with the Bye-laws.

Proposal 3
FOR the approval of the appointment of PricewaterhouseCoopers LLP, United States (“PwC US”), to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026 and until the close of the Company’s next annual general meeting of shareholders thereafter and the authorization of the Board (acting through the Audit and Risk Committee of the Board (the “Audit and Risk Committee”)) to determine the remuneration of PwC US.

Proposal 4	FOR the approval and ratification of the remuneration of the Directors.

Proposal 5	FOR, on an advisory basis, the approval of the compensation of our named executive officers for 2025.

Proposal 6	FOR the approval of Amendment No. 1 to the Amended and Restated Seadrill Limited 2022 Management Incentive Plan (the “MIP Amendment”).

All of the nominees named in Proposals 2(a)-(i) have indicated that they will be willing and able to serve as Directors.
14.	Are there any other matters to be acted upon at the Meeting?
We do not know of any other matters to be presented or acted upon at the Meeting. If any matters not set forth in the Notice of Internet Availability included in the proxy materials are properly brought before the Meeting, unless you otherwise indicate on your proxy card, the persons named as your proxy will have discretionary authority to vote on them in accordance with their best judgment.
15.	Who is entitled to vote at the Meeting?
You are entitled to vote if you owned shares as a shareholder of record as of close of business, Eastern Time, on the Record Date, April 6, 2026. If you are a beneficial owner of Company shares and want to vote those shares, you must have a legal proxy from the shareholder of record to vote your shares at the Meeting. Each share is entitled to one vote, and there is no cumulative voting.
As of the Record Date, we had 62,449,447 shares issued and outstanding. Governing laws as well as our governance documents require the Board to establish a record date in order to determine who is entitled to receive notice of, attend and vote at the Meeting and any adjournments or postponements thereof. In accordance with the Bye-laws, voting on all proposals will be conducted by a show of hands or a poll.
16.	What is the quorum required to hold the Meeting? What are the effects of abstentions and broker non-votes at the Meeting?
The presence of two or more persons throughout the Meeting representing, in person or by proxy, any issued and outstanding voting shares of the Company will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present, but they are not considered as votes cast and will not be counted in determining the outcome of the vote on the election of Directors or on any of the other proposals.
Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions from the beneficial owner, NYSE rules govern whether or not the broker is permitted to vote on the beneficial owner’s behalf. The NYSE has designated certain categories of proposals as “routine,” and, in the absence of specific instructions from the beneficial owner, brokers are permitted to vote on routine matters at their discretion. However, in the absence of specific instructions from the beneficial owner, brokers are prohibited from voting on any matter deemed non-routine, which results in a “broker non-vote” for such proposal.
The approval of the appointment of PwC US to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026 and until the close of the Company’s next annual general meeting of shareholders thereafter and the authorization of the Board (acting through the Audit and Risk Committee of the Board) to determine the remuneration of PwC US (Proposal 3) is considered routine under applicable NYSE rules. Proposals 1 (determination of the number of Directors comprising the Board), 2 (re-election of Directors), 4 (approval and ratification of the remuneration of Directors), 5 (advisory vote to approve the compensation of our named executive officers for 2025) and 6 (approval of the MIP Amendment) are considered non-routine under applicable NYSE rules.
Abstentions occur when you elect to abstain from voting, or you provide voting instructions but instruct the broker to abstain from voting, on a particular matter instead of voting for or against the matter. Abstentions in respect of a proposal will not be considered as a vote cast and will have no effect on such proposal.
We urge you to promptly provide voting instructions to your broker to ensure that your shares are voted on all of the proposals, even if you plan to attend the Meeting.
17.	How do I vote?
Shareholders of Record: You are asked to appoint the following persons as proxy holders for the Meeting: Ms. Julie J. Robertson (Chairman of the Board), Mr. Samir Ali (Seadrill Chief Executive Officer), Mr. Martyn Svensen (Seadrill Vice President of Insurance) and Ms. Jennifer Panchaud (Attorney at Conyers Dill & Pearman Limited, Seadrill’s Bermuda Counsel).

To be valid, any proxy card or other instrument appointing a proxy must be received (completed, dated and signed) before 11:59 p.m., Eastern Time, on June 1, 2026 (the “share voting cutoff time”):
•	by mail to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717,
•	by submission via the Internet by going to www.proxyvote.com and following the instructions provided, or
•	by using any touch-tone telephone to call 1-800-690-6903 and following the instructions provided.
Please sign the proxy card exactly as your name appears on the card. If shares are owned jointly, each joint owner should sign the proxy card. If a shareholder is a corporation, limited liability company or partnership, the proxy card should be signed in the full corporate, limited liability company or partnership name by a duly authorized person. If the proxy card is signed pursuant to a power of attorney or by an executor, administrator, trustee or guardian, please state the signatory’s full title and provide a certificate or other proof of appointment.
Beneficial Owners: If you are a beneficial owner, your broker, bank or other nominee will arrange to provide materials and instructions for voting your shares. Please note that you may not vote shares held in street name by returning a proxy card or voting instruction card directly to the Company unless you provide a legal proxy executed by the shareholder of record and enabling you to vote the shares.
18.	What can I do if I change my mind after I vote?
Shareholders of Record: If you are a shareholder of record, you may revoke your proxy or otherwise change your vote before it is exercised by doing one of the following:
•
sending a written notice of revocation to our Company Secretary, James Gilbertson, at 11025 Equity Drive, Suite 150, Houston, Texas 77041, which must be received before 11:59 p.m., Eastern Time, on June 1, 2026, stating that you would like to revoke your proxy;

•
by completing, signing and dating another proxy card and returning it by mail to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 in time to be received before the share voting cutoff time, in which case your later-submitted proxy will be recorded and your earlier proxy revoked;

•	if you voted electronically, by returning to www.proxyvote.com and changing your vote before the share voting cutoff time. Follow the same voting process, and your original vote will be superseded; or
•	participating in the Meeting and voting your shares, provided that you specifically request your previously granted proxy to be revoked.
Beneficial Owners: If you are a beneficial owner, you can revoke your voting instructions or otherwise change your vote by following the instructions provided by your broker, bank or other nominee before the applicable deadline.
19.	What if I do not specify a choice for a proposal in my proxy?
If you sign and return your proxy card appointing the persons designated by the Board as your proxies without indicating how you want your shares to be voted, your shares will be voted FOR Proposals 1, 3, 4, 5 and 6 and FOR each nominee in Proposal 2, and otherwise in accordance with the Board’s recommendations by the persons designated as your proxies in Question 2.
20.	Will my shares be voted if I do not provide my proxy or instruction form?
If you are a shareholder of record and do not provide a proxy, you must attend the Meeting in order to vote. If you are a beneficial owner and hold shares through an account with a bank, broker or other nominee, your shares will not be voted on any proposal on which the bank, broker or other nominee does not have discretionary authority to vote. Therefore, unless you provide specific voting instructions, your shares may not be represented or voted at the Meeting.
21.	What does it mean if I receive more than one Notice of Internet Availability?
If you received more than one Notice of Internet Availability, it means that you hold your shares in different ways (e.g., trust, custodial accounts, joint tenancy) or in multiple accounts. Shares related to each Notice of Internet Availability you receive should be voted.

22.	Who will pay for the cost of this proxy solicitation?
We will bear the cost of this proxy solicitation. In addition to solicitation by mail, some of our Directors, officers and employees may solicit proxies in person or by telephone for no additional compensation. We will also ask shareholders of record who are brokerage firms, banks, custodians, fiduciaries and other nominees to forward proxy materials to the beneficial owners of such shares and upon request we will reimburse such shareholders of record for the customary costs of forwarding the proxy materials. We have retained Sodali & Co LLC to assist in the solicitation of proxies and anticipate that this will cost us approximately $25,000 plus certain out-of-pocket expenses.
23.	Who will count the votes?
Broadridge will count the votes submitted by proxy and provide such report to the Company.
24.	When will Seadrill announce the voting results?
We will report the final results on our website (www.seadrill.com) and in a Current Report on Form 8-K filed with the SEC within four business days after the date of the Meeting.
25.	Who should I contact if I have additional questions?
If you have any further questions about voting or attending the Meeting, please contact our proxy solicitor, Sodali & Co LLC, at (800) 662-5200 (toll-free in North America) or +1 (203) 658-9400 (outside of North America) or by email at SDRL@info.sodali.com.
Shareholders who have general queries about the Meeting also can email Seadrill Investor Relations at ir@seadrill.com. No other methods of communication will be accepted. You may not use any electronic address provided either in this proxy statement or any related documents (including the proxy materials) to communicate with the Company for any purposes other than those expressly stated.

FORWARD-LOOKING STATEMENTS
This proxy statement includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts included in this proxy statement are forward-looking statements. These forward-looking statements can often, but not necessarily, be identified by the use of forward-looking terminology, including the terms “assumes,” “projects,” “forecasts,” “estimates,” “expects,” “anticipates,” “believes,” “plans,” “intends,” “may,” “might,” “will,” “would,” “can,” “could,” “should” or, in each case, their negative, or other variations or comparable terminology. These statements are based on management’s current plans, expectations, assumptions and beliefs concerning future events impacting the Company and therefore involve a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, factors described from time to time in the reports filed or furnished by us with the SEC, including the 2025 Annual Report, filed with the SEC on February 26, 2026, which is available on the SEC’s website at www.sec.gov or under “Investors—SEC Filings” on our website at www.seadrill.com. Such risks and uncertainties are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond our control. In many cases, we cannot predict the risks and uncertainties that could cause our actual results to differ materially from those indicated by the forward-looking statements. Should one or more of such risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated. All subsequent written and oral forward-looking statements attributable to us or to any person(s) acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement. We expressly disclaim any obligations or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in our expectations or beliefs with regard to the statement or any change in events, conditions or circumstances on which any forward-looking statement is based, except as required by law. The information contained on or linked to or from our website is not part of, and is not incorporated into, this proxy statement.

PRESENTATION OF FINANCIAL STATEMENTS
In accordance with the Bermuda Companies Act, the audited consolidated financial statements of the Company for the year ended December 31, 2025 will be made available at the Meeting. The Board has approved these financial statements before the Meeting; however, there is no requirement under Bermuda law that these financial statements be approved by shareholders, and no such approval will be sought at the Meeting.
The Company’s audited consolidated financial statements for the year ended December 31, 2025 are contained in the 2025 Annual Report, filed with the SEC on February 26, 2026, which is available on the SEC’s website at www.sec.gov. Upon request in writing, we will provide each person solicited by this proxy statement, without charge, a copy of the 2025 Annual Report, including the financial statements. Such persons can obtain a hard copy free of charge upon request by calling 1-800-579-1639 or e-mailing sendmaterial@proxyvote.com or when prompted at www.proxyvote.com.

PROPOSAL 1:
NUMBER OF DIRECTORS
Proposal 1: To determine that the number of Directors comprising the Board be set at up to nine (9) Directors until such number is determined or changed in accordance with the Bye-laws and to authorize the Board to fill any vacancy on the Board left unfilled at any general meeting of shareholders.
The Company currently has nine (9) serving Directors. At the Meeting, the Board will ask the shareholders to determine that the number of Directors comprising the Board be set at up to nine (9) Directors until such number is determined or changed in accordance with the Bye-laws and to authorize the Board to fill any vacancy on the Board left unfilled at any general meeting of shareholders. The Board has nominated, in accordance with Proposal 2, for re-election to the Board those nine (9) persons currently serving as Directors of the Company. See “Proposal 2: Re-Election of Directors” for more information.
The Board recommends that the shareholders vote FOR the determination that the number of Directors comprising the Board be set at up to nine (9) Directors until such number is determined or changed in accordance with the Bye-laws and the authorization of the Board to fill any vacancy on the Board left unfilled at any general meeting of shareholders.
As a shareholder of record, if no indication is given as to how you want your shares to be voted, but your proxy is executed, the persons designated as proxies will vote the proxies received FOR Proposal 1.

PROPOSAL 2:
RE-ELECTION OF DIRECTORS
Proposal 2: To re-elect, by way of separate resolutions, each of Julie J. Robertson, Jean Cahuzac, Jan Kjærvik, Mark McCollum, Harry Quarls, Andrew Schultz, Paul Smith, Jonathan Swinney and Ana Zambelli as Directors of the Company to serve until the Company’s next annual general meeting of shareholders or until their respective offices are otherwise vacated in accordance with the Bye-laws.
At the Meeting, the Board will ask the shareholders to re-elect, by way of separate resolutions, each of the persons listed below as Directors of the Company to serve until the Company’s next annual general meeting of shareholders or until their respective offices are otherwise vacated in accordance with the Bye-laws.

Proposal	Name
2(a)	Julie J. Robertson
2(b)	Jean Cahuzac
2(c)	Jan Kjærvik
2(d)	Mark McCollum
2(e)	Harry Quarls
2(f)	Andrew Schultz
2(g)	Paul Smith
2(h)	Jonathan Swinney
2(i)	Ana Zambelli

Each of the nominees is currently a Director of the Company and was elected at the 2025 Annual General Meeting of Shareholders (the “2025 Annual General Meeting”) to hold office until the Meeting, or until his or her office is otherwise vacated in accordance with the Bye-laws.
If elected, each nominee will serve until the Company’s next annual general meeting of shareholders, which is expected to be held in 2027, or when their respective offices are otherwise vacated in accordance with the Bye-laws.
The Joint Nomination and Remuneration Committee of the Board (the “Joint Nomination and Remuneration Committee”) and the Board have determined that these nominees possess the appropriate mix of skills and characteristics required of Directors. The Board regularly evaluates the composition of the Board in the context of the perceived needs of the Board at a given point in time. In evaluating potential Director nominees, the Board evaluates their qualifications as set forth in our Corporate Governance Guidelines, which is further described in this proxy statement.
The Board recommends that the shareholders vote FOR the re-election of each of the nominees as Directors of the Company to serve until the Company’s next annual general meeting of shareholders or until their respective offices are otherwise vacated in accordance with the Bye-laws.
Each of the Board nominees has been nominated by the Board for election at the Meeting. The Bye-laws require majority voting for the election of Directors. A nominee seeking election will be elected if a simple majority of the votes cast are cast in favor of the proposal to elect the Director nominee. In determining the number of votes cast, shares that abstain from voting or are not voted will not be treated as votes cast. Each Director nominee will be considered separately. You may cast your vote for or against each nominee or abstain from voting your shares in connection with one or more of the nominees.
As a shareholder of record, if no indication is given as to how you want your shares to be voted, but your proxy is executed, the persons designated as proxies will vote the proxies received FOR each nominee in Proposal 2.

Nominees for Election as Director
Information concerning the nominees for Directors of the Company is set forth below:

Julie J. Robertson Chairman of the Board Age: 70 Director since: February 22, 2022 Committees: Joint Nomination and Remuneration Committee
Background:

Ms. Robertson is one of the most respected leaders in the offshore drilling business, and she was also one of the highest ranking female chief executives in the energy sector. Her career at Noble Corporation plc and its predecessor companies spanned more than 40 years and she held many leadership roles, including Executive Chairman from 2020 to 2021 and President and Chief Executive Officer from 2018 to 2020. She currently sits on the board of directors of EOG Resources, Inc. (since 2019), Superior Energy Services, Inc. (since 2021) and Patterson-UTI Energy, Inc. (since 2022). Ms. Robertson holds a Bachelor of Journalism degree from the University of Texas at Austin and completed the Harvard Business School Advanced Management Program in 1988. She is a resident of Houston, Texas.

Director Qualifications:

The particular experience, qualifications, attributes and skills that led the Board to conclude that Ms. Robertson should serve as a Director include her extensive experience in the offshore drilling industry and prior management experience.

Jean Cahuzac Age: 72 Director since: February 22, 2022 Committees: Operational Excellence & Sustainability Committee (Chair)
Background:

Mr. Cahuzac is highly regarded in the offshore energy services sector, bringing over 40 years of experience in the industry, including his prior service as Chief Executive Officer of Subsea 7 S.A. from 2008 to 2019 and in operational and management roles at Transocean Inc. from 2000 to 2008 and Schlumberger Limited from 1979 to 1999. Mr. Cahuzac currently serves as a director (since 2024) and member of the audit, remuneration and nomination committees of Ashtead Technology Holdings plc and as a director (since 2025) of Algihaz Energy Holding. Mr. Cahuzac holds a master’s degree in Engineering from École des Mines de Saint-Étienne and a degree in petroleum engineering from the French Petroleum Institute. He is a resident of Paris, France.

Director Qualifications:

The particular experience, qualifications, attributes and skills that led the Board to conclude that Mr. Cahuzac should serve as a Director include his industry experience, including in both operational and management roles.

Jan Kjærvik Age: 69 Director since: February 22, 2022 Committees: Audit and Risk Committee
Background:

Mr. Kjærvik is an accomplished financial executive who brings 40 years of experience in financial roles across the banking, energy and maritime sectors. He most recently served, from 2022 to 2024, as Interim Treasurer for GE Energy businesses (Vernova) preparing for demerger and separate listing in April 2024 from its General Electric parent. Previously, he served as Head of Treasury & Risk for A.P. Møller-Mærsk A/S from 2008 to 2021 and also held a similar role at Aker Solutions ASA from 2002 to 2008. The first half of his career was in various leadership positions at Nordea Bank Abp from 1983 to 2002. He currently sits on the board of directors and serves as chair of the audit committee of Odfjell SE (since 2024). Previous directorships include Høegh Autoliners ASA, Mærsk Supply Service A/S, Mærsk Insurance A/S, Danish Ship Finance A/S, VP Securities A/S, and Britannia PI. Mr. Kjærvik holds a master’s degree in Economics (lic. Oec.) from the University of St. Gallen, Switzerland. He is a resident of Oslo, Norway.

Director Qualifications:

The particular experience, qualifications, attributes and skills that led the Board to conclude that Mr. Kjærvik should serve as a Director include his finance and accounting background and his knowledge of the energy and maritime sectors.

Mark McCollum Age: 67 Director since: February 22, 2022 Committees: Audit and Risk Committee (Chair)
Background:

Mr. McCollum has extensive global experience in the offshore energy services sector and has chaired three different public-company audit committees. He is a 23-year veteran of the oil and gas industry, having most recently served as President and Chief Executive Officer of Weatherford International plc from 2017 to 2020. He also held several leadership roles at Halliburton Company from 2003 to 2017, including Executive Vice President and Chief Financial Officer. He currently serves on the board of directors of Westlake Corporation (since 2018) where he is chair of the audit committee and serves as a director, member of the audit committee and member of the corporate governance committee of ONEOK, Inc. (since 2026). He served as a director, chair of the compensation committee and member of the health, environmental, safety and corporate responsibility committee of Marathon Oil Corporation from 2022 until its acquisition by ConocoPhillips in 2024. Mr. McCollum is also a member of the board of directors of privately-held MOM Holding Company, the board of trustees of Baylor College of Medicine, the board of directors of Baylor St. Luke’s Medical Center and the board of directors of Mentoring Alliance. Mr. McCollum holds a Bachelor of Business Administration in Accounting from Baylor University and is a CPA in Texas. He is a resident of Waco, Texas.

Director Qualifications:

The particular experience, qualifications, attributes and skills that led the Board to conclude that Mr. McCollum should serve as a Director include his extensive experience in the offshore energy services sector and management and public company board experience.

Harry Quarls Age: 73 Director since: April 3, 2023 Committees: Operational Excellence & Sustainability Committee
Background:

Mr. Quarls currently serves as chairman of the board of each of CHC Helicopter (since 2022), Key Energy Services, Inc. (since 2020) and ESS Tech, Inc. (since 2023). Mr. Quarls served as Managing Director at Global Infrastructure Partners, leading their efforts in North American energy midstream investments. Additionally, Mr. Quarls served as Managing Director and Global Energy Practice Leader as well as a member of the board of directors of Booz & Company, a leading international management consulting firm. He has also served on the boards of various private and public companies. Mr. Quarls holds a Bachelor of Science degree from Tulane University and a Master of Science degree in Chemical Engineering from Massachusetts Institute of Technology. He also holds an MBA from Stanford University. He is a resident of Dallas, Texas.

Director Qualifications:

The particular experience, qualifications, attributes and skills that led the Board to conclude that Mr. Quarls should serve as a Director include his business and management experience, including in the energy and management consulting sectors.

Andrew Schultz Age: 71 Director since: February 22, 2022 Committees: Joint Nomination and Remuneration Committee (Chair)
Background:

Mr. Schultz is an experienced turnaround investor and executive, as well as a seasoned director with extensive experience in stressed and distressed situations. As a lawyer and investor, his career has spanned many industries. He is very familiar with both the offshore drilling sector and the E&P sector, serving as board chair for Pacific Drilling Co. and a director for Vanguard Natural Resources, LLC. Currently, as a Non-Executive Director Advisor, he sits on a total of six boards. Mr. Schultz holds a Bachelor of Arts degree in Economics and Geography from Clark University and a Juris Doctor degree from Fordham University School of Law, New York. He is a resident of New Canaan, Connecticut.

Director Qualifications:

The particular experience, qualifications, attributes and skills that led the Board to conclude that Mr. Schultz should serve as a Director include his background as an investor, executive and lawyer and knowledge of the offshore drilling and E&P sector.

Paul Smith Age: 55 Director since: February 22, 2022 Committees: Joint Nomination and Remuneration Committee
Background:

Mr. Smith is a highly analytical and energetic financial leader who brings depth and expertise in capital allocation, capital structure, capital markets and restructurings with a global track record across various industries, including mining and metals, oil and gas and steel. He served a nine-year career with Glencore plc from 2011 to 2020, culminating as Chief Financial Officer for Katanga Mining Limited from 2019 to 2020. Currently, he is Founder and Principal of Collingwood Capital Partners, which manages public and private investments focused on resources, energy transformation and technology sectors. He currently sits on the board of directors of Echion Technologies Ltd. (since 2021). Mr. Smith holds a Master of Arts degree in Modern History from Lincoln College at the University of Oxford. He is a resident of Zug, Switzerland.

Director Qualifications:

The particular experience, qualifications, attributes and skills that led the Board to conclude that Mr. Smith should serve as a Director include his global business and finance background across various industries.

Jonathan Swinney Age: 60 Director since: April 3, 2023 Committees: Audit and Risk Committee
Background:

Mr. Swinney served as the founding Chief Financial Officer of EnQuest PLC from 2010 until 2022, a premium listed company on the London Stock Exchange. Over that period, the company grew significantly, and Mr. Swinney led several asset acquisitions and major capital markets transactions. Mr. Swinney has wide-ranging experience in financing across the capital structure, M&A, financial reporting, financial restructuring, financial planning and analysis, treasury and financial risk. Mr. Swinney also served as the Head of Mergers and Acquisitions of Petrofac Limited from 2008 before joining EnQuest PLC. Prior to that, he served as Managing Director of Lehman Brothers in London and as Director of Equity Capital Markets at Credit Suisse First Boston in London. Mr. Swinney is a chartered accountant and a qualified solicitor and holds an LPC with distinction from the College of Law and a Bachelor of Science degree with honors from Southampton University. He is a resident of London, England.

Director Qualifications:

The particular experience, qualifications, attributes and skills that led the Board to conclude that Mr. Swinney should serve as a Director include his wide-ranging management and finance experience.

Ana Zambelli Age: 53 Director since: January 25, 2023 Committees: Operational Excellence & Sustainability Committee
Background:

Ms. Zambelli brings significant industry experience to the Company, with more than 20 years of experience in the energy services sector in operational, commercial and finance roles. Ms. Zambelli served as Chief Commercial Officer at Maersk Drilling from 2015 to 2017, Managing Director at Transocean from 2012 to 2015 and President of the Brazilian division of Schlumberger from 2007 to 2011. Last, she served as a Managing Director in Brookfield’s Private Equity Group from 2020 to 2023, responsible for business operations in Brazil, where she also provided operational and financial oversight for Brookfield portfolio companies. Ms. Zambelli previously served as an independent member of the board of directors of Petrobras from 2018 to 2020 and Braskem from 2019 to 2020. In 2018, she founded the Diversity Committee at the Brazilian Petroleum Institute (IBP) and is the current committee leader. Ms. Zambelli currently sits on the board of DHT Holdings, Inc. (since 2024), Galp (since 2023) and BW Energy (since 2023). Ms. Zambelli holds a Master of Science degree from Heriot-Watt University and a Bachelor of Science degree from the Federal University of Rio de Janeiro. She also holds postgraduate certificates in strategy, innovation and management from Massachusetts Institute of Technology and completed the Digital Business Leadership Program at Columbia University. She is a resident of Rio de Janeiro, Brazil.

Director Qualifications:

The particular experience, qualifications, attributes and skills that led the Board to conclude that Ms. Zambelli should serve as a Director include her management, operational and financial experience in the energy services sector.

Board Overview
As described under “—Director Nominations,” the Joint Nomination and Remuneration Committee is responsible for reviewing with the Board, and has evaluated, the Board’s composition and current mix of skills and characteristics to determine whether they are appropriate to support oversight of the Company’s strategy and Board responsibilities. The Board currently believes its size and composition, including its mix of experiences, skills, qualifications and tenure, provides a highly effective and well-functioning Board.
Determination of Independence
The Bye-laws state that all members of the Board shall be independent, as the term is defined by SEC rules and NYSE Corporate Governance Standards. Except with respect to their directorships, we do not have any business or other relationships with our independent Directors. In this regard, the Board has determined that all Director nominees and Directors who served on the Board during 2025 are independent and have no material relationship with us. Accordingly, 100% of our current Board is independent.
Our Corporate Governance Guidelines provide that any Director who either has a significant change in business affiliation or position of principal employment or experiences a disabling health condition that adversely affects his or her ability to perform the essential function and responsibilities of a Director are expected to tender his or her resignation promptly to the Board. The Joint Nomination and Remuneration Committee will make a recommendation to the Board on whether to accept or reject such resignation, taking into consideration the impact of such change on such Director’s qualification as an independent Director and on the interests of the Company.
Director Nominations
The Joint Nomination and Remuneration Committee is primarily responsible for identifying, screening and reviewing candidates for nomination as Directors. Additionally, the Joint Nomination and Remuneration Committee may retain the services of a third party to identify, evaluate or assist the Joint Nomination and Remuneration Committee and the Board in evaluating potential Director nominees. The Joint Nomination and Remuneration Committee and the Board are responsible for nominating individuals to serve on the Board.
The Joint Nomination and Remuneration Committee will evaluate the qualifications of each Director candidate, including any nominees recommended or proposed by shareholders, against the criteria set forth in our Corporate Governance Guidelines in making recommendations to the Board concerning Director nominations. Pursuant to our Corporate Governance Guidelines, the Joint Nomination and Remuneration Committee will consider Director candidates who have the following qualifications: a high level of personal and professional integrity; strong ethics and values; and the ability to make mature business judgments. In addition, the Joint Nomination and Remuneration Committee will consider, among other things, the individual’s experience in corporate management, such as serving as an officer or former officer of a publicly held company or a large private company; the individual’s experience as a board member of another publicly held company or a large private company; the individual’s professional and academic experience relevant to the Company’s industry; the strength of the individual’s leadership skills; whether the individual has the time required for preparation, participation and attendance at meetings of the Board and committees of the Board, if applicable; and whether there are potential conflicts of interest with the individual’s other personal and professional pursuits. Our Corporate Governance Guidelines also provide that the Board seeks a variety of skills, expertise, backgrounds and experiences. The Joint Nomination and Remuneration Committee is responsible for assessing the appropriate mix of skills and characteristics required of Directors in the context of the perceived needs of the Board at a given point in time and periodically reviews and updates the criteria listed above as deemed necessary.
The Board currently consists of nine members. The Joint Nomination and Remuneration Committee may identify potential Director candidates from a number of sources, including recommendations or proposals from Directors, management, shareholders and executive recruiting firms retained for such purpose. The Joint Nomination and Remuneration Committee uses the same criteria for evaluating candidates regardless of the source of referral.
Shareholder Nominations
The Joint Nomination and Remuneration Committee will consider Director candidates recommended or proposed by shareholders. Shareholders wishing to propose a candidate for consideration by the Joint Nomination and Remuneration Committee may do so by writing our Company Secretary at our principal executive offices and following the requirements of the Bye-laws for Director nominations referred to in the “Other Matters—Information for Shareholder Proposals at the 2027 Annual General Meeting of Shareholders” section of this proxy statement.
The extent to which the Joint Nomination and Remuneration Committee dedicates time and resources to the consideration and evaluation of any potential nominee brought to its attention depends on the information available to the committee about the qualifications and suitability of the individual, viewed in light of the needs of the Board, and is at the committee’s discretion.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines, which set forth governance guidelines that assist the Board and its committees in the exercise of their responsibilities under applicable law and the listing standards of the NYSE.
Our Corporate Governance Guidelines provide a framework for the corporate governance of the Company, covering such matters as Board composition and Director qualifications (including Director independence), Board meetings, Board structure, Board access to management and independent advisors, limitations on outside directorships and leadership roles on other boards of directors, conflicts of interest, Director compensation, shareholder communications to the Board, Director attendance at shareholder meetings, evaluation of Board and executive officer performance, management succession planning and other corporate governance practices and principles.
Our Corporate Governance Guidelines are available under “About Us—Corporate governance” on our website (www.seadrill.com).
Board Leadership Structure
The Board believes separation of the Chairman of the Board and the Chief Executive Officer of the Company (the “Chief Executive Officer”) currently best serves the objectives of the Board’s oversight of management, the Board’s ability to carry out its roles and responsibilities on behalf of its shareholders and the Company’s overall corporate governance.
The Board believes the separation of the Chairman of the Board and the Chief Executive Officer roles also allows the Chief Executive Officer to focus on managing the Company, its operations and strategic direction, allowing him to leverage the Chairman of the Board’s experience and perspectives. In addition, the Board believes that this leadership structure provides an effective framework for addressing the risks facing the Company, as discussed in greater detail under “—Risk Oversight by the Board.”
Because every Director is required to be independent pursuant to the Bye-laws, we do not have a separate lead independent director, and the Chairman of the Board presides over executive sessions of the Board.
Our governance practices provide for strong independent leadership, independent discussion among Directors, independent evaluation of, and communication with, members of management and independent oversight of the Company’s operational, fiscal and risk mitigation activities. These governance practices are reflected in our Corporate Governance Guidelines and the committee charters for the Audit and Risk Committee, the Joint Nomination and Remuneration Committee and the Operational Excellence & Sustainability Committee, all of which are available under “About Us—Corporate governance” on our website (www.seadrill.com).
Board Committees
Audit and Risk Committee
Members: Mark McCollum (Chair), Jan Kjærvik and Jonathan Swinney
Number of meetings in 2025: 8
•	The members meet the independence criteria for audit committee members prescribed by the NYSE.
•	None of the members of the Audit and Risk Committee serve on more than three public company audit committees.
•
The Board has determined that each member of the Audit and Risk Committee meets the requisite SEC criteria to qualify as audit committee financial experts, and each member of the Audit and Risk Committee is financially literate and has accounting or related financial management expertise as defined in the NYSE Listed Company Manual. In making recommendations and determinations regarding audit committee financial experts, the Board and the Audit and Risk Committee considered the relevant academic and professional experience of the Audit and Risk Committee members.

The responsibilities of the Audit and Risk Committee include the following:
•	appoint independent auditors to examine, review and audit our consolidated financial statements;
•	review the general scope of services to be rendered by the independent auditors;
•	pre-approve all services of the independent auditors and authorize payment of their associated fees;
•	review with management the adequacy and effectiveness of our internal controls over financial reporting;
•	review with management our earnings releases, quarterly financial statements and annual audited financial statements along with certain other disclosures;
•	evaluate any conflicts of interests, including evaluating related party transactions, and monitor compliance with our Code of Conduct; and
•	provide oversight of risks associated with the Company’s financial performance, cybersecurity, internal and external audit functions and other exposures.
Joint Nomination and Remuneration Committee
Members: Andrew Schultz (Chair), Julie J. Robertson and Paul Smith
Number of meetings in 2025: 7
•	The members of the Joint Nomination and Remuneration Committee meet the independence criteria for compensation committee and nominating/corporate governance committee members prescribed by the NYSE.
The responsibilities of the Joint Nomination and Remuneration Committee include the following:
•	formulate criteria to determine the qualifications, qualities, skills, attributes, independence, expertise and other characteristics for selecting Directors and recommend such criteria to the Board;
•	identify, screen and review candidates for nomination and appointment as Directors;
•
set and make recommendations to the Board regarding the compensation framework for members of the executive management of the Company and make recommendations to the Board regarding the compensation framework of non-executive members of the Board;

•	within the terms of the compensation framework, consider and determine all elements of compensation for executive management;
•	determine the policy for and scope of pension arrangements, if any, for executive management;
•	review and administer all aspects of the Company’s short-term and long-term incentive plans;
•	review with management and approve any significant changes to the Company’s compensation structure and benefit plans;
•
oversee the Company’s Policy for the Recovery of Erroneously Awarded Compensation (with the assistance of the Audit and Risk Committee), and review and recommend changes in the policy to the Board from time to time as appropriate; and

•	evaluate appropriate compensation levels for Directors.
Operational Excellence & Sustainability Committee
Members: Jean Cahuzac (Chair), Harry Quarls and Ana Zambelli
Number of meetings in 2025: 4
The responsibilities of the Operational Excellence & Sustainability Committee include the following:
•	examine operational performance and health and safety results of the Company and make recommendations on such matters as needed to the Board and management;

•	review the Company’s broader technology strategy and make recommendations on such matters as needed to the Board and management;
•	review the Company’s business continuity plans (including plans to ensure cybersecurity), oversee crisis management training and review and advise upon lessons learned from such training;
•	review and provide guidance to the Board and management on fleet capital allocation projects, such as new build, acquisitions, reactivations or significant life enhancement investments;
•	advise management on customer strategies in relation to the Company’s competitiveness and service delivery;
•
review the Company’s environmental, social and governance (“ESG”) priorities within the Company’s ESG strategy and make recommendations regarding such matters as needed to the Board and management; and

•
review the Company’s ESG reports prepared by management of the Company and the Company’s public disclosure relating to ESG goals and accomplishments and make recommendations regarding such matters as needed to the Board and management.

Director Engagement
Meetings and Attendance
The Board met 27 times during the year ended December 31, 2025. The Board has three committees: the Audit and Risk Committee, the Joint Nomination and Remuneration Committee and the Operational Excellence & Sustainability Committee. During 2025, each incumbent Director attended at least 94% of the meetings held by the Board and the committees of which he or she was a member.
The Directors conducted executive sessions without management during each of the four regular quarterly meetings of the Board and during other meetings held throughout the year.
Our Corporate Governance Guidelines provide that all Directors are invited to attend our annual general meetings of shareholders. All nine incumbent Directors serving on the Board attended the 2025 Annual General Meeting.
Director Education and Orientation Program
The Company provides an orientation process for new Directors and continuing education for all Directors with regard to the Company’s operations and financial status and important aspects of and changes to the Company’s industry and business to enable them to stay current on developments related to their Board and committee service.
Board Evaluations
Board and committee evaluations play a critical role in ensuring the effective functioning of the Board. Each year, the Board conducts a performance evaluation to assess whether the Board and its committees are functioning effectively. As provided in their respective charters, each of the Board’s standing committees also conducts an evaluation process annually.
The results of the evaluation process provide valuable insight regarding areas of effectiveness and opportunities for improvement. The Board and each committee discuss the findings and make changes as deemed necessary to improve Director communications and the overall effectiveness of Board and committee meetings.
In addition, each year, the Board evaluates the performance of the Company’s executive officers, including the Chief Executive Officer based on objective criteria, and solicits the views of the Directors regarding the performance of the Chief Executive Officer.
Risk Oversight by the Board
While management is responsible for the day-to-day management of our risks and the implementation of risk management strategies, the Board and its committees are actively involved in the oversight of risks that could impact the Company. The Board oversees the management of enterprise-wide risks, such as those related to macroeconomic and market conditions, commodity prices, strategic decisions, significant operating risks and disruptions, and the Audit and Risk Committee reviews and approves management’s policies with respect to enterprise risk management assessment and risk management and discusses with management the Company’s major risk exposures and steps taken to monitor and control such exposure. The Audit and Risk Committee also reviews the Company’s cybersecurity risk exposures periodically with management, along with the steps taken by management to monitor or mitigate such exposures. The Joint Nomination and Remuneration Committee reviews the Company’s incentive compensation arrangements to assess whether they encourage excessive risk-taking, reviews and discusses the relationship between risk management policies and practices and compensation and evaluates compensation policies and practices that could mitigate such risk.
Insider Trading and Anti-Hedging Policy
The Company has adopted an Insider Trading Policy governing the purchase, sale and other dispositions of the Company’s securities by our Directors, officers and employees that is reasonably designed to promote compliance with insider trading laws, rules and regulations and any NYSE listing standards applicable to us. Our Insider Trading Policy, among other things, prohibits our Directors, officers, employees and their respective immediate family members and controlled entities who are aware of material non-public information from engaging in transactions in the Company’s securities or disclosing such information to others who might use such information for trading or who might pass such information along to others to trade. Additionally, our Insider Trading Policy prohibits our Directors, executive officers, certain other designated employees and their respective immediate family members and controlled entities from hedging their ownership of the Company’s securities and prohibits our Directors, executive officers and their respective immediate family members and controlled entities from holding the Company’s securities in a margin account or pledging the Company’s securities as collateral for any loan or other obligation. Our Insider Trading Policy also provides that the Company will not engage in transactions in the Company’s securities in violation of insider trading laws. A copy of our Insider Trading Policy was filed as Exhibit 19.1 to the 2025 Annual Report.
Management Succession
The Board is responsible for overseeing succession plans for the Chief Executive Officer and is responsible for planning, in collaboration with the Chief Executive Officer, succession plans for certain other executive officer positions. The Chief Executive Officer prepares and distributes to the Board any materials, including recommendations and evaluations of potential successors, that the Chief Executive Officer deems necessary or that the Board requests from time to time.
Shareholder Engagement
Executive officers engage with Seadrill shareholders and other potential investors through industry conferences, earnings conference calls, non-deal road shows, meetings and phone calls, and following the publication of our proxy statement and prior to the annual general meeting, we regularly engage directly with shareholders to discuss our compensation methodology and other subjects.
Shareholder Communications
Shareholders and other interested parties may communicate with the Board, any committee thereof, the Chairman of the Board or any other Director in particular by writing to them at the attention of the Company Secretary at: Seadrill Limited, 11025 Equity Drive, Suite 150, Houston, Texas 77041, marked as “Shareholder Communication with Directors” and clearly identifying the intended recipient of such communication. The Company Secretary will review each communication received from shareholders and other interested parties and will forward the communication as expeditiously as reasonably practicable, to the applicable addressees if (1) the communication complies with the requirements of any applicable policy adopted by the Board relating to the subject matter of the communication and (2) the communication falls within the scope of matters generally considered by the Board.
Other Governance Matters
Governance Transparency
The Board, its committees and management are committed to pursuing best practices of corporate governance, accountability and transparency. Our committee charters and Corporate Governance Guidelines are available under “About Us—Corporate governance” on our website (www.seadrill.com), and our Code of Conduct is available under “About Us—Code of conduct” on our website (www.seadrill.com). Additional data available under “About Us” on our website also includes information on our Directors. Additionally, “Investors—SEC Filings” on our website has links to our public filings with the SEC, including equity ownership reports by our Directors and executive officers required under Section 16 of the Exchange Act.

Code of Conduct
Our Code of Conduct applies to all of our officers, Directors, employees and workers and third-party contractors, including our principal executive officer, principal financial officer, principal accounting officer and controller. We also seek to ensure that our business partners who represent the Company, including vendors, agents, consultants and other individuals or companies that provide services on behalf of the Company adhere to our Code of Conduct. Our Code of Conduct and the policies and directives included therein address all NYSE content requirements and include provisions addressing conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of our assets and compliance with our policies and with laws, rules and regulations, including laws addressing insider trading, anti-competitive conduct and anti-bribery, including the U.S. Foreign Corrupt Practices Act and the UK Bribery Act 2010. No waivers of the provisions of our Code of Conduct have been requested or granted under our Code of Conduct. Any amendments to, or waivers of, the provisions of our Code of Conduct that are required to be disclosed by the rules of the SEC or the NYSE will be posted on our website (www.seadrill.com).
Our Code of Conduct provides for confidential and anonymous submission of reports of non-compliance with our Code of Conduct, including reports of accounting, auditing or other business irregularities, by any employee or other person to the Company or directly to the Board or relevant Board committee. Our Code of Conduct is available under “About Us—Code of conduct” on our website (www.seadrill.com).
Hotline Reports and Investigations
We have a telephonic and web-based Seadrill Integrity Reporting Channel to encourage reporting of possible wrongdoing, violations of our Code of Conduct or other issues that threaten our reputation (the “Hotline”). The Hotline is managed by an independent third party to protect employee privacy and includes the ability to report concerns anonymously, where permitted by law. All allegations are investigated and addressed under the direction of the Chief Compliance Officer, who reports regularly to Seadrill management and the Audit and Risk Committee.
Political Activities
Our Code of Conduct provides that political contributions or support of any kind to political candidates, political parties and political party officials on behalf of Seadrill are prohibited.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The Board has adopted a written Related Party Transactions Policy that sets out the procedures for the review and approval or ratification, where pre-approval is not possible, of interested transactions with a related person in which (1) the Company or any of its subsidiaries is a participant and (2) any “related person” (executive officer, Director or nominee for election as a Director, security holder who is known to the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities, any immediate family member of any of the foregoing or any firm, corporation or other entity in which any of the foregoing is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest) has or will have a direct or indirect interest, subject to certain exclusions. The Audit and Risk Committee is responsible for reviewing and approving the terms and conditions of all proposed interested transactions. In determining whether to approve or ratify an interested transaction, the Audit and Risk Committee will take into account all factors that are relevant to such transaction, including the size of the transaction and the amount payable to the related person, the nature of the interest of the related person in the transaction, whether the transaction may involve a conflict of interest and whether the transaction involves the purchase and sale of assets by the Company or the provision of goods or services to the Company and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.
There were no related party transactions since January 1, 2025 that were required to be reported pursuant to the applicable disclosure rules of the SEC, except as described herein.

DIRECTOR COMPENSATION
Director Compensation Table
The following table contains information with respect to the compensation awarded to or earned by our non-employee Directors in 2025.

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)	All other compensation ($)	Total ($)
Jean Cahuzac	211,500	122,229	—	333,729
Jan Kjærvik	192,500	122,229	—	314,729
Mark McCollum	217,500	122,229	—	339,729
Harry Quarls	186,500	122,229	—	308,729
Julie J. Robertson	231,000	152,786	—	383,786
Andrew Schultz	211,500	122,229	—	333,729
Paul Smith	188,000	122,229	—	310,229
Jonathan Swinney	192,500	122,229	—	314,729
Ana Zambelli	185,000	122,229	—	307,229

(1)
Amounts in this column represent the grant date fair value of the time-vested restricted stock units (“TRSUs”) granted to Directors on May 14, 2025, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, but (pursuant to SEC regulations) without reduction for estimated forfeitures. For a description of the assumptions applied in these calculations, see Note 23 to our consolidated financial statements for the year ended December 31, 2025 (which are included in the 2025 Annual Report). As of December 31, 2025, Ms. Robertson held 6,075 unvested TRSUs, and each of our other Directors held 4,860 unvested TRSUs.

Narrative Disclosure to the Director Compensation Table
Non-Employee Director Fees and Equity Awards
Each of our non-employee Directors is party to a services agreement with the Company that provides for the payment of an annual cash fee. As approved by our shareholders, our non-Executive Chair receives an annual cash retainer of $180,000, payable quarterly, and an annual equity award with a grant date value equal to approximately $150,000, and each of our other Directors receive an annual cash retainer of $140,000, payable quarterly, and an annual equity award with a grant date value equal to approximately $120,000. Each committee chair (other than the non-Executive Chair who, until March 2025, served as a committee chair) also receives a cash retainer of $25,000, and any non-employee Director who serves on multiple committees but does not chair any committee receives an additional $10,000 per year. Our non-employee Directors are also entitled to receive $1,500 per meeting to the extent more than ten meetings are required in a year.
The 2025 annual equity award was granted to our Directors on May 14, 2025 in the form of TRSUs. The TRSUs vest upon the earlier of (i) the one-year anniversary of the date of grant and (ii) the next annual general meeting of shareholders (so long as such meeting does not occur less than 50 weeks from the date of grant).

PROPOSAL 3:
APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Proposal 3: To approve the appointment of PwC US to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026 and until the close of the Company’s next annual general meeting of shareholders thereafter and the authorization of the Board (acting through the Audit and Risk Committee of the Board) to determine the remuneration of PwC US.
For the fiscal year ended December 31, 2024, PricewaterhouseCoopers LLP, Watford, United Kingdom (“PwC UK”), served as the Company’s independent registered public accounting firm. On March 4, 2025, the Audit and Risk Committee approved the dismissal of PwC UK as the Company’s independent registered public accounting firm, following the completion of the audit for the fiscal year ended December 31, 2024. On March 4, 2025, the Audit and Risk Committee also approved, subject to the approval by the shareholders at the Meeting, the appointment of PwC US as its independent registered public accounting firm for the fiscal year ending December 31, 2025, including performing review of interim periods commencing from the period ending March 31, 2025. The appointment of PwC US followed the Company’s transition from foreign private issuer status to U.S. domestic reporting status, which became effective January 1, 2025, in connection with the closing of the Company’s London, England office and consolidation of the Company’s corporate offices in Houston, Texas.
The audit report of PwC UK on the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2024 did not contain an adverse opinion or a disclaimer of opinion, and such report was not qualified or modified as to uncertainty, audit scope or accounting principles.
During the fiscal year ended December 31, 2024, and the subsequent interim period through March 4, 2025, (i) there were no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the instructions relating thereto with PwC UK on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC UK, would have caused PwC UK to make reference to the subject matter of such disagreements in connection with its audit report on the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2024, and (ii) there was no reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K and the instructions relating thereto.
During the fiscal year ended December 31, 2024, and the subsequent interim period through March 4, 2025, neither the Company nor anyone on its behalf consulted PwC US regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided by PwC US to the Company that PwC US concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the instructions relating thereto or a reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K and the instructions relating thereto.
The change in the Company’s independent registered public accounting firm was previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on March 5, 2025. A copy of PwC UK’s related letter, dated March 5, 2025, was included as an exhibit to such Form 8-K filing.
For the fiscal year ended December 31, 2025, PwC US served as the Company’s independent registered public accounting firm.
The Board proposes and recommends the approval of the appointment of PwC US as the Company’s independent registered public accounting firm until the close of the Company’s next annual general meeting of shareholders to audit our consolidated books, records and accounts for the fiscal year ending December 31, 2026 and the authorization of the Board (acting through the Audit and Risk Committee of the Board) to determine the remuneration of PwC US. The approval by the Company’s shareholders of the appointment of PwC US as the Company’s independent registered public accounting firm will constitute the appointment of PwC US as the Company’s auditor for the purposes of the Bermuda Companies Act.
Representatives of PwC US are expected to be present at the Meeting, while representatives of PwC UK are not expected to be present at the Meeting.
The Board recommends that the shareholders vote FOR the approval of the appointment of PwC US to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026 and until the close of the Company’s next annual general meeting of shareholders thereafter and the authorization of the Board (acting through the Audit and Risk Committee of the Board) to determine the remuneration of PwC US.

As a shareholder of record, if no indication is given as to how you want your shares to be voted, but your proxy is executed, the persons designated as proxies will vote the proxies received FOR Proposal 3.
Fees and Services
The aggregate fees (excluding value added taxes) billed to us for the fiscal year ended December 31, 2025 by PwC US and its affiliates were as follows:

2025
Audit Fees(1)	$4,181,943
Audit Related Fees	—
Tax Fees	23,574
All Other Fees(2)	402,100
Total	$4,607,617

(1)
Includes fees for the audit of our annual consolidated financial statements, interim review procedures and services provided by PwC US in connection with statutory and regulatory filings or engagements.

(2)	Includes fees for services other than audit fees and tax fees set forth above, primarily including approved non-audit assessment services.
The aggregate fees (excluding value added taxes) billed to us for the fiscal year ended December 31, 2024 by PwC UK and its affiliates were as follows:

2024
Audit Fees(1)	$3,742,600
Audit Related Fees(2)	545,810
Tax Fees	—
All Other Fees(3)	32,646
Total	$4,321,056

(1)	Includes fees for the audit of our annual consolidated financial statements and services provided by PwC UK in connection with statutory and regulatory filings or engagements.
(2)
Includes fees for assurance and related services rendered by PwC UK related to the performance of the audit of our annual consolidated financial statements and interim review procedures that have not been reported under “Audit Fees” above.

(3)	Includes fees for services other than audit fees and audit-related fees set forth above, primarily including assistance in the preparation of financial statements for subsidiaries.
Independent Auditor Pre-Approval Policies and Procedures
Consistent with SEC rules and policies regarding auditor independence, the Audit and Risk Committee has responsibility for appointing and approving the compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit and Risk Committee’s charter provides that it will pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm.
The Audit and Risk Committee pre-approved the services provided during 2025 and 2024 described above, in accordance with the Audit and Risk Committee’s policy and the pre-approval requirements of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”). Accordingly, there were no services for which the de minimis exception, as defined in Section 202 of the Sarbanes-Oxley Act, was applicable. The Audit and Risk Committee has considered whether the provision of non-audit services by PwC UK or PwC US were compatible with maintaining PwC UK’s and PwC US’s independence and has determined that the provision of such non-audit services does not undermine PwC UK’s or PwC US’s independence.

AUDIT COMMITTEE REPORT
The Audit and Risk Committee is providing this Report pursuant to Item 407(d)(3) of Regulation S-K promulgated under the Exchange Act.
Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. The Audit and Risk Committee is directly responsible for recommending the appointment and approval of the compensation and oversight of the independent registered public accounting firm employed by the Company (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent registered public accounting firm reports directly to the Audit and Risk Committee.
The Audit and Risk Committee evaluates the qualifications, compensation, performance and independence of the Company’s independent registered public accounting firm. In determining whether to recommend the independent registered public accounting firm employed by the Company for reappointment, the Audit and Risk Committee considered the qualifications, performance and independence of the firm and the audit engagement team; the quality of services provided by the firm; the effectiveness of the communication and interaction between the independent registered public accounting firm, management and the Audit and Risk Committee; and the fees charged for the quality and breadth of services provided.
The Audit and Risk Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit and Risk Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit and Risk Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit and Risk Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.
The Audit and Risk Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.
The Audit and Risk Committee recommended to the Board the inclusion of the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 as filed with the SEC. The recommendation was based upon the Audit and Risk Committee’s review, the discussions referred to above and reliance upon the Company’s management and independent registered public accounting firm.
In accordance with the recommendation of the Audit and Risk Committee, the Board approved inclusion of the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2025, and all of our Directors acknowledged such approval by signing the Annual Report on Form 10-K as filed with the SEC on February 26, 2026.
Submitted by the Audit and Risk Committee:

Mark McCollum, Chair
Jan Kjærvik
Jonathan Swinney

PROPOSAL 4:
APPROVAL AND RATIFICATION OF THE REMUNERATION OF DIRECTORS
Proposal 4: To approve and ratify the remuneration of the Directors.
As required under the Bye-laws, the Joint Nomination and Remuneration Committee (for purposes of this proposal, the “Committee”) must recommend to the Board the remuneration to be received by Directors of the Company for their service on the Board, which recommendation, if approved by the Board, must be approved by shareholders of the Company.
The Committee engaged Lyons, Benenson & Company Inc. (“LB&Co.”) as its independent compensation consultant to undertake a review of compensation paid to the Board, including comparing the compensation of the Board to the compensation paid to board members at peer companies and relevant competitors. Based on the Committee’s analysis and the advice of LB&Co., the Committee recommended that the non-Executive Chairman would receive an annual cash retainer of $280,000 (effective March 16, 2026), payable quarterly, in advance, and an annual equity award with a grant date value equal to approximately $150,000. The Committee also recommended that each of our other Directors would receive an annual cash retainer of $140,000 (effective on the date immediately following the Meeting), payable quarterly, in advance, and an annual equity award with a grant date value equal to approximately $120,000. Each committee chair (other than a committee chair who serves as the non-Executive Chairman) would also receive a cash retainer of $25,000. Any Director who serves on multiple committees but does not chair any committee will receive an additional $10,000 per year. Directors would also be entitled to receive $1,500 per meeting to the extent more than ten meetings are required in a year. The compensation described above would continue until the later to occur of December 31, 2026 and the date of the 2027 Annual General Meeting of Shareholders. The Committee and the Board determined that the terms of the compensation are reasonable and in the best interests of the Company, and the recommendation of the Committee was approved by the Board.
The portion of the fees that are payable in equity of the Company will be granted in the form of TRSUs. The TRSUs would become fully vested upon the earlier of (i) the one-year anniversary of the date of grant and (ii) the next annual general meeting of shareholders (so long as such meeting does not occur less than 50 weeks from the date of grant). If this proposal is approved, the TRSUs will be granted shortly following the Meeting. Dividend equivalents will accrue and be paid only if and when the TRSUs vest; dividends and dividend equivalents will not be paid on unvested TRSUs. Additionally, TRSUs are not entitled to be voted at general meetings of the Company.
The Board recommends that shareholders vote FOR the approval and ratification of the remuneration of the Directors as described above.
As a shareholder of record, if no indication is given as to how you want your shares to be voted, but your proxy is executed, the persons designated as proxies will vote the proxies received FOR Proposal 4.

PROPOSAL 5:
ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Proposal 5: To conduct an advisory vote to approve the compensation of our named executive officers for 2025.
Pursuant to Section 14A of the Exchange Act and SEC rules, we are providing our shareholders with the opportunity to vote, on an advisory, non-binding basis, to approve the compensation of our named executive officers for 2025, as disclosed in this proxy statement, including the compensation tables and related narrative disclosures.
Our executive compensation program for 2025 was developed and overseen by the Joint Nomination and Remuneration Committee and in consultation with the Joint Nomination and Remuneration Committee’s independent consultant, LB&Co. We encourage our shareholders to closely review the “Compensation Discussion and Analysis” section in this proxy statement. Our compensation program is geared towards driving long-term, sustainable business performance. It is governed by the following key tenets:
•	The compensation program was designed to be competitive within the drilling, oilfield services and adjacent industries and equitable among various positions within the Company;
•
The principal objectives of the compensation program are to attract, retain, motivate and reward the executives, managers and professionals that are essential to the Company’s short-term and long-term operational and financial success; and

•
The compensation program was structured to be performance-focused, promoting the alignment of interests between management and our shareholders by ensuring that most of the compensation for the executive officers was variable and earned on the basis of short-term and long-term performance achievement of operational, financial (including stock price and total shareholder return) and sustainability goals (including spill prevention and personal and process safety) among others.

The Board recommends that the shareholders vote, on an advisory basis, FOR the approval of the compensation of our named executive officers for 2025.
As a shareholder of record, if no indication is given as to how you want your shares to be voted, but your proxy is executed, the persons designated as proxies will vote the proxies received FOR Proposal 5.
With respect to this advisory vote, the result of the vote will not require the Board or any committee thereof to take any action. However, the Board values the opinions of our shareholders and will carefully consider the outcome of the advisory vote on Proposal 5.
At the 2025 Annual General Meeting, we conducted an advisory vote to approve the frequency of future advisory votes to approve executive compensation. In light of the results of such advisory vote, we determined that we will hold an advisory vote to approve executive compensation every year, until the next required advisory vote to approve the frequency of future advisory votes to approve executive compensation. We expect to conduct the next advisory vote to approve the compensation of our named executive officers at the 2027 Annual General Meeting of Shareholders.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) provides an overview of our executive compensation philosophy, strategy, objectives and structure, and the actions taken by the Joint Nomination and Remuneration Committee with respect to our named executive officers. Our named executive officers during 2025 were as follows:

Simon Johnson	Grant Creed	Samir Ali	Torsten Sauer-Petersen	Todd Strickler
Former President and Chief Executive Officer*	EVP and Chief Financial Officer	EVP, Chief Commercial Officer*	EVP, Chief Technology & Sustainability Officer	SVP and General Counsel

*
As disclosed in our Form 8-K filed with the SEC on March 18, 2026, on March 12, 2026, the Board appointed Mr. Ali as President and Chief Executive Officer, replacing Mr. Johnson. For a description of compensation matters related thereto, see “—CEO Transition.”

Compensation Philosophy and Objectives
Our executive compensation philosophy is designed to align the interests of our leadership team with those of our shareholders, fostering a results-driven culture that delivers significant value to the organization. Specifically, we design our compensation programs utilizing a number of guiding principles that ensure competitiveness, transparency and alignment with our strategic goals:
•
Pay for Performance: We utilize performance metrics related to financial targets, operational and safety milestones and strategic achievements in both our short-term and long-term incentive plans to maintain a direct link between our executives’ compensation and our Company’s performance and ensure that our executives’ compensation reflects meaningful contributions to our Company’s success and value creation.

•
Attract, Retain and Motivate High-Caliber Executive Talent: Our executives receive a comprehensive compensation package that includes competitive base salaries, performance-based annual incentives, long-term equity awards and additional benefits, which are regularly reviewed and benchmarked against a carefully selected peer group within the oil and gas sector, and supplemented with broader industry data.

•
Ensure Alignment with Shareholders: We align our executives’ goals with those of our shareholders by not only granting a significant portion of our executives’ compensation as long-term equity awards, but by also attaching performance-based vesting that is tied to both financial and operational goals.

•
Consider Compensation Best Practices and Manage Risks: We regularly review our compensation policies to ensure compliance with regulatory requirements and to integrate evolving best practices into our executives’ compensation, and we mitigate excessive risk-taking by structuring our incentive compensation to promote meaningful long-term value rather than excessively encouraging short-term gains.

Key Elements of Our Compensation Program
For 2025, the primary components of our named executive officers’ compensation were:
•	base salary;
•	annual cash bonuses; and
•	long-term equity awards comprised of time-vested restricted stock units (“TRSUs”) and performance-vested restricted stock units (“PRSUs”).

Each element of compensation aligns with our executive compensation program objectives as shown in the following table:

Element of Compensation	Description	Primary Goals of our Executive Compensation Program
		Pay-for- Performance	Attract, Retain, Motivate	Shareholder Alignment
Base Salary	Provides regular fixed cash in recognition of job responsibilities		✔
Annual Cash Bonus
Target award determined as percentage of base salary; Earned based on the achievement of company-wide financial, operational and safety performance goals and individual performance measured against objectives
		✔	✔	✔
Long-Term Equity Awards
Combination of TRSUs and PRSUs
 •
TRSUs generally vest ratably over three years
 •
PRSUs generally earned over a three-year performance period (with certain PRSUs measured over three annual measurement periods, but vesting at the end of the cumulative three-year period)
		✔	✔	✔

Executive Compensation Best Practices
The following table highlights some of the key features of our executive compensation program that we employ to appropriately align compensation with our program philosophy and objectives, promote good corporate governance and align shareholder and executive interests.

	✔ WHAT WE DO		✘ WHAT WE DON’T DO
✔	Base compensation amounts and elements of compensation are benchmarked against peer companies.	✘	No payment of dividends or dividend equivalents on TRSUs or PRSUs until the awards vest.
✔	Provide a meaningful percentage of at-risk and performance-based compensation.	✘	No provision of excessive perquisites or other personal benefits.
✔	Balance short-term and long-term growth through our annual cash bonus and PRSU performance goals.	✘	No officer or director hedging or pledging of stock; No officer or director margin loans.
✔	Make change in control severance payments only in the event of a “double-trigger” when executive’s employment is terminated.
✔	Maintain robust stock ownership guidelines for our executive officers.
✔	The Joint Nomination and Remuneration Committee retains an independent compensation consultant.

Roles of the Joint Nomination and Remuneration Committee, Compensation Consultant and Management
The Joint Nomination and Remuneration Committee is responsible for determining the compensation of our executives and designing our executive compensation program with input from our independent compensation consultant and, for executive officers excluding Mr. Johnson, with input from Mr. Johnson. Determining compensation for our executive officers includes, among other things, determining each component of executive compensation and any related performance metrics, goals, attainment and payouts. The Joint Nomination and Remuneration Committee also reviews Mr. Johnson’s individual performance, including feedback solicited directly from the Board, and holds executive sessions without Mr. Johnson present to discuss Mr. Johnson’s performance and establish Mr. Johnson’s compensation.
LB&Co. has been engaged by the Joint Nomination and Remuneration Committee to provide advice regarding executive compensation matters. LB&Co. generally provides input on the design and competitiveness of the compensation programs of, and proposed compensation decisions regarding, our executive officers and non-executive Directors and provides input on evolving market practices and provides supporting market data. LB&Co. attends scheduled meetings of the Joint Nomination and Remuneration Committee when compensation matters are discussed. The Joint Nomination and Remuneration Committee assessed LB&Co.’s independence under the factors set forth in the SEC rules and concluded that LB&Co. was independent and that LB&Co.’s consultant work in 2025 did not raise any conflicts of interest.
Compensation Benchmarking
To provide guidance to the Joint Nomination and Remuneration Committee, comparative pay data is obtained from several sources, including industry-specific surveys and compensation peer group data, supplemented with broader industry data from both direct competitors and adjacent sectors, compiled by LB&Co. These surveys compare each element of our executive officers’ compensation to the compensation of individuals serving in similar positions at companies in our compensation peer group. The market data reviewed by the Joint Nomination and Remuneration Committee includes publicly available financial and compensation information reported by the companies in our compensation peer group and general industry survey data, which, for 2025 compensation decisions, included data provided by Mercer and Willis Towers Watson.
Our 2025 Compensation Peer Group
The Joint Nomination and Remuneration Committee, with research and advice from LB&Co., annually reviews the composition of the peer group used for compensation benchmarking. The Joint Nomination and Remuneration Committee generally seeks to include in this peer group companies that are in similar industries and that fall within applicable revenue ranges and have relevant business focuses. Our compensation peer group used for purposes of setting 2025 pay levels included the following companies:

• Bristow Group Inc.	• Helix Energy Solutions Group, Inc.	• Noble Corporation plc	• RPC, Inc.
• Core Laboratories Inc.	• Helmerich & Payne, Inc.	• Oceaneering International, Inc.	• Transocean Ltd.
• Expro Group Holdings N.V.	• Innovex International, Inc.	• Oil States International, Inc.	• Valaris Limited
• Forum Energy Technologies, Inc.	• Nabors Industries Ltd.	• ProPetro Holding Corp	• Weatherford International plc

In light of the necessary removal of Diamond Offshore Drilling, Inc. following its acquisition by Noble Corporation plc, and the subsequent shrinking of the compensation peer group, a thorough review was undertaken by LB&Co., in collaboration with management and the JNRC, resulting in the addition of six companies to the peer group: Bristow Group Inc.; Core Laboratories Inc. Forum Energy Technologies, Inc; Innovex International, Inc.; ProPetro Holding Corp; and Weatherford International plc. The Company believes that this expanded compensation peer group of 16 companies provides a more accurate representation of the competitive marketplace for talent, aligning more closely both in terms of company size and the industries in which the Company operates.
Elements of Our Executive Compensation Program
Base Salary
Our named executive officers’ base salaries are designed to provide a market-competitive fixed base of cash compensation to remunerate them for their day-to-day service during the year. The Joint Nomination and Remuneration Committee reviews the named executive officers’ base salaries on an annual basis and, effective as of September 15, 2025, approved an increase in the annual base salary of each named executive officer other than Mr. Johnson. The increase to Mr. Sauer-Petersen’s base salary was due, in part, to his change in responsibilities as Executive Vice President, Chief Technology & Sustainability Officer, effective as of August 27, 2025. The 2025 annual base salaries of our named executive officers are set forth below.

Named Executive Officer	2025 Base Salary (Through 8/26/25) ($)	2025 Base Salary (From 8/27/25) ($)
Simon Johnson	800,000	800,000
Grant Creed	446,400	465,000
Samir Ali	425,000	440,000
Torsten Sauer-Petersen	372,000	440,000
Todd Strickler	400,000	425,000

Annual Incentive Compensation
The Company maintains an annual short term incentive plan (the “STIP”) for select employees, including our named executive officers, to recognize and reward the achievement of performance goals that are critical to the success of the Company.
Performance periods under the STIP begin January 1st and end December 31st of each calendar year (a “performance year”), and actual payments made under the STIP are calculated based on the participant’s base salary as of December 31st of the performance year, the “STIP Target %” assigned the participant by the Joint Nomination and Remuneration Committee at the beginning of the performance year, and the sum of the weighted performance score for each performance metric, subject to upward or downward adjustment by up to 20% based on individual performance, as described below.

STIP Payout	=	Base Salary as of December 31st of Performance Year	x	STIP Award %

where:

STIP Award %	=	STIP Target % assigned by Joint Nomination and Remuneration Committee	x	Sum of Weighted Scores

where:

Earned STIP Payment	=	Sum of Weighted Scores	+ / – 20%	Individual Performance Modifier

Pursuant to their employment agreements, the named executive officers are eligible to receive annual bonuses subject to the achievement of specified performance goals determined by the Board and the named executive officer’s continued employment through the date the annual bonuses are paid. As a result, in April 2025, the Joint Nomination and Remuneration Committee set the following STIP Target % for each named executive officer under the 2025 STIP (which were the same as in 2024), which would result in, if all company-wide performance metrics are met at the Target level, and the individual performance modifier resulted in no upward or downward adjustment, a 2025 STIP payout equal to the named executive officer’s base salary as of December 31, 2025 multiplied by his STIP Target %:

Named Executive Officer	2025 STIP Target %
Simon Johnson	110%
Grant Creed	80%
Samir Ali	75%
Torsten Sauer-Petersen	75%
Todd Strickler	75%

Performance Targets and Results
In line with the Company’s compensation philosophy to grant compensation that aligns our executive’s interests with those of our shareholders, the 2025 STIP could be earned based on the achievement of company-wide performance goals, subject to individual performance modifiers.

Company-Wide Performance Goals

Performance Goal	Definition	% Weighting (of overall STIP target)
Company Adjusted EBITDA	Net income before depreciation and amortization, taxes, total financial items, and other income, as well as similar non-cash charges.	30%
Unlevered Free Cash Flow	Company Adjusted EBITDA minus capital expenditures, payments on vendor-financed capital expenditures; cash taxes; plus or minus the net increase (or decrease) in working capital and positive (or negative) adjustments to reflect mobilization costs and mobilization revenue on a cash basis; plus, dividends received from investments in associated companies.	20%
Company TRIR: Industry Comparison	A safety measure defined as the Company’s recordable events per 200,000 hours worked (“TRIR”), benchmarked against industry figures reported by the International Association of Drilling Contractors.	20%
Company TRIR: Continuous Improvement	The Company’s reduction of TRIR compared to the Company’s 2024 baseline.	10%
Company Technical Utilization	The ratio between the number of hours the Company’s drilling units have executed the contract (uptime), and the total amount of hours the Company’s drilling units have been on contract in the selected period.	20%

Each company-wide performance goal may be achieved at between 0% and 200% of its target.
Notwithstanding the level at which any other performance metrics are achieved, in order for any payments to be made under the 2025 STIP, the Company Adjusted EBITDA metric must be achieved at or above the Threshold level. If the Company Adjusted EBITDA metric had not been achieved at least at the Threshold level, no payments would have been made under the 2025 STIP, regardless of the level at which the other performance metrics were achieved. With respect to the other performance measures, a score below the Threshold level results in a deemed 0% achievement of such measure, and achievement between the Threshold, Target and Maximum levels is determined through straight line interpolation.
Attached as Appendix A in this proxy statement is a reconciliation of each of Company Adjusted EBITDA and Unlevered Free Cash Flow to the most directly comparable GAAP financial measure.
The following table sets forth the Threshold, Target and Maximum levels of the company-wide performance goals established by the Joint Nomination and Remuneration Committee at the beginning of the 2025 performance year, the percentages of the Target level goals that were actually achieved, as certified by the Joint Nomination and Remuneration Committee after the end of the 2025 performance year, and the weighted percentage score achieved for each goal.

Performance Measure	% Weighting (of overall STIP target)	Threshold	Target	Maximum	Achievement	Percentage of Target Achieved(1)	Weighted Percentage Score
Company Adjusted EBITDA (USD million)	30%	330.4	413.0	495.6	353.0	63.7%	19.1%
Unlevered Free Cash Flow (USD million)	20%	38.5	55.0	71.5	-51	0.0%	0.0%
Company TRIR: Industry Comparison	20%	.383	.333	.250	.170	200%	40%
Company TRIR: Continuous Improvement	10%	.385	.335	.252	.170	200%	20%
Company Technical Utilization	20%	92.26	96.10	97.54	93.03	60.0%	12.0%

__________
(1)	Represents the percentage of target achieved after straight-line interpolation.

Individual Performance Modifiers
The 2025 STIP provided for a potential adjustment of up to ±20% to individual awards based on a holistic assessment of leadership effectiveness, execution of strategic priorities, and overall individual contributions during the year. In line with market practice, the Joint Nomination and Remuneration Committee reviewed management’s recommendations and exercised its independent judgment to apply modest positive or negative adjustments for certain executives. These adjustments were intended to maintain alignment between individual payouts, corporate performance, and the Company’s approved 2025 STIP funding framework, while ensuring uniform and equitable treatment across the leadership team. The adjustments applied were limited in scale and were made to preserve consistency in how performance outcomes were reflected in final awards. The Joint Nomination and Remuneration Committee’s use of discretion did not materially alter the overall design or operation of the 2025 STIP.
As a result of the Company’s achievement of the company-wide performance goals, as adjusted as described above, the Joint Nomination and Remuneration Committee approved the following 2025 annual bonus payouts:

Named Executive Officer	2025 Annual Bonus Payout ($)
Simon Johnson	721,586
Grant Creed	330,454
Samir Ali	315,694
Torsten Sauer-Petersen	315,694
Todd Strickler	283,151

Long-Term Incentive Compensation
In line with our compensation philosophy, our long-term incentive compensation program is designed to emphasize the retention of our executive talent and reward our named executive officers for the achievement of long-term performance goals, aligning them with shareholder interests. In each calendar year since 2022, the Joint Nomination and Remuneration Committee has granted our named executive officers, and other key employees, a combination of TRSUs and PRSUs. In line with our compensation philosophy, these awards align our named executive officers’ interests with those of our shareholders by tying the named executive officers’ compensation to the price of the Company’s common shares.
2025 Awards
In April 2025, the Joint Nomination and Remuneration Committee established long-term incentive target values for the named executive officers, which are set forth below. Of the total long-term incentive target values, sixty percent (60%) was granted in the form of PRSUs (the “2025 ExCo PRSUs”) and forty percent (40%) was granted in the form of TRSUs (the “2025 ExCo TRSUs”).

Named Executive Officer	Intended Grant Date Fair Value of Long-Term Incentive Target Value	Number of 2025 ExCo PRSUs (at Target)	Number of 2025 ExCo TRSUs
Simon Johnson	$5,000,000	137,677	91,786
Grant Creed	$2,000,000	55,071	36,714
Samir Ali	$1,300,000	35,796	23,864
Torsten Sauer-Petersen	$1,300,000	35,796	23,864
Todd Strickler	$1,300,000	35,796	23,864

PRSUs. The 2025 ExCo PRSUs vest based on the Company’s achievement of absolute and relative total shareholder return (“TSR”) metrics and cumulative free cash flow metrics, in each case, over a three-year performance period from January 1, 2025 through December 31, 2027. The number of 2025 ExCo PRSUs ultimately earned can range from 0% to 200% of the target number of 2025 ExCo PRSUs.

Of the target 2025 ExCo PRSUs granted, sixty percent (60%) are subject to the achievement of the TSR metrics (the “2025 ExCo TSR PRSUs”). The relative TSR metric is measured against a performance peer group initially consisting of 12 companies, which were selected primarily due to similarity of business focus, capital structure and the fact that they are competitors within the oil and gas industry. In addition to the inherent nature of PRSUs to align executive interests with those of shareholders, the use of both absolute and relative TSR (by virtue of the matrix below) as a performance measure further enhances this goal by creating direct alignment between the PRSUs and shareholder return performance relative both the Company’s peers and to the market and further strengthens the link between share price growth and long-term compensation. The final payout of the 2025 ExCo TSR PRSUs can range from 0% to 200% of the target number of 2025 ExCo TSR PRSUs and will be determined in accordance with the below matrix. For achievement between any of these points, the payout is interpolated on a straight-line basis.

		Relative TSR Percentile Ranking
		< 40th percentile	40th percentile	Median	60th percentile	80th percentile
Absolute TSR	59%	50%	75%	125%	150%	200%
	40%	25%	50%	100%	125%	175%
	20%	0%	25%	75%	100%	150%
	5%	0%	0%	50%	75%	100%
	<5%	0%	0%	0%	50%	75%

We use our compensation peer group, as defined above, to measure relative TSR performance.
Any company in the peer group that, during the performance period, (i) is acquired and ceases to have its primary common equity security listed or traded will be omitted from the peer group or (ii) (a) is forced to delist from the securities exchange upon which it was traded due to low stock price or other reasons or (b) files for bankruptcy, in each case of (a) and (b), will be included in the peer group but will be ranked last.
For purposes of both absolute and relative TSR, TSR will be calculated as (i) the sum of (a) the volume weighted average price of a share (or unit, as applicable) for the last twenty (20) trading days of the performance period (including the last day) plus (b) any dividends paid over the course of the performance period, divided by (ii) the volume weighted average price of a share (or unit, as applicable) for the first twenty (20) trading days of the performance period (including the first day).
The remaining 40% of the 2025 ExCo PRSUs are subject to the achievement of the cumulative free cash flow performance metrics (the “2025 ExCo CFCF PRSUs”), with one-third of the 2025 ExCo CFCF PRSUs eligible to be earned based on our annual cash flow during each of three individual annual measurement periods beginning on January 1 and ending on December 31 of each of 2025, 2026 and 2027. The 2025 ExCo CFCF PRSUs will be settled following the last annual measurement period, subject to the named executive officer’s continued employment through the end of the last annual measurement period.
The final payout of the 2025 ExCo CFCF PRSUs can range from 0% to 200% of the target number of 2025 ExCo CFCF PRSUs, depending on the Company’s annual free cash flow for each annual measurement period, compared to the Company’s annual budget for annual free cash flow, and will be determined in accordance with the below matrix. For achievement between any of these points, the payout is interpolated on a straight-line basis.

	Performance Achievement %	Earned %
Threshold	85%	50%
Target	100%	100%
Maximum	125%	200%

Attached as Appendix A in this proxy statement is a reconciliation of annual free cash flow to the most directly comparable GAAP financial measure.
As a result of the Company’s achievement of its 2025 annual free cash flow goals at 0% of budget, with respect to the 2025 annual measurement period, the first one-third of the 2025 ExCo CFCF PRSUs was earned at 0% of target.
TRSUs. The 2025 ExCo TRSUs vest one-third on April 25 of each of 2026, 2027 and 2028.

Prior Awards
Initial ExCo PRSUs and TRSUs. In August 2022, following the adoption of the MIP (as defined herein), the Joint Nomination and Remuneration Committee granted PRSUs and TRSUs to the Company’s senior management, including Messrs. Johnson, Creed, Ali and Sauer-Petersen. In connection with Mr. Strickler joining the Company in early 2023, to incentivize the Company’s senior management as a unified team, the Joint Nomination and Remuneration Committee granted Mr. Strickler PRSUs and TRSUs, generally subject to the same terms and conditions as those grants made to existing senior management in August 2022. Such TRSUs (the “Initial ExCo TRSUs”) vested one-third annually from the date of grant, with the final tranche vesting on August 6, 2025. Such PRSUs (the “Initial ExCo PRSUs”) were eligible to be earned to the extent the Company maintained or exceeded set per share trading prices for a period of at least forty-five (45) consecutive trading days over the period beginning on August 6, 2022 and ending on August 6, 2025. On August 27, 2025, the Joint Nomination and Remuneration Committee certified achievement of the performance goals for the Initial ExCo PRSUs at 60.86%.
September 2023 PRSUs and TRSUs. In September 2023, the Joint Nomination and Remuneration Committee granted PRSUs and TRSUs to the Company’s senior management, including Messrs. Johnson, Creed, Ali, Sauer-Petersen and Strickler. Like the 2025 ExCo PRSUs, sixty percent (60%) of such PRSUs can be earned based on the achievement of absolute and relative TSR performance measures, over the period beginning on September 25, 2023 and ending on December 31, 2025 (the “2023 ExCo TSR PRSUs”), and forty percent (40%) of such PRSUs can be earned based on the achievement of cumulative free cash flow performance metrics over the period beginning on January 1, 2023 and ending on December 31, 2025, with one-third of such PRSUs eligible to be earned based on our annual free cash flow during three one-year annual measurement periods, beginning on January 1 and ending on December 31 of each of 2023, 2024 and 2025 (the “2023 ExCo CFCF PRSUs”). Such TRSUs (the “2023 ExCo TRSUs”) vested one-half annually from the date of grant, with the final tranche vesting on September 25, 2025.
As a result of the Company’s achievement of an annual free cash flow equal to 492.7%, 103.4% and 0% of its 2023, 2024 and 2025 budgets, respectively, the first, second and third annual tranches of the 2023 ExCo CFCF PRSUs were earned at 200%, 113.7% and 0% of target, respectively. On February 26, 2026, the Joint Nomination and Remuneration Committee certified achievement of the performance goals for the 2023 ExCo CFCF PRSUs at 0%.
April 2024 PRSUs and TRSUs. In April 2024, the Joint Nomination and Remuneration Committee granted PRSUs and TRSUs to the Company’s senior management, including Messrs. Johnson, Creed, Ali, Sauer-Petersen and Strickler. Like the 2025 ExCo PRSUs, sixty percent (60%) of such PRSUs can be earned based on the achievement of absolute and relative TSR performance measures, over the period beginning on January 1, 2024 and ending on December 31, 2026 (the “2024 ExCo TSR PRSUs”), and forty percent (40%) of such PRSUs can be earned based on the achievement of cumulative free cash flow performance metrics over the period beginning on January 1, 2024 and ending on December 31, 2026, with one-third of such PRSUs eligible to be earned based on our annual free cash flow during three one-year annual measurement periods, beginning on January 1 and ending on December 31 of each of 2024, 2025 and 2026 (the “2024 ExCo CFCF PRSUs”). Such TRSUs (the “2024 ExCo TRSUs”) vest one-third on each of the first three anniversaries of the date of grant, with the first tranche vesting on April 17, 2025 and the remaining two tranches scheduled to vest on April 17 of each of 2026 and 2027.
As a result of the Company’s achievement of an annual free cash flow equal to 103.42% and 0% of its 2024 and 2025 budgets, respectively, the first and second annual tranches of the 2024 ExCo CFCF PRSUs were earned at 113.67% and 0% of target, respectively.
Other Compensation
Retirement Savings
Our U.S.-based employees, including our named executive officers, are eligible to participate in the Seadrill Americas Incorporated 401(k) Retirement Savings Plan, which is a tax-qualified 401(k) plan pursuant to which participants may defer compensation on a tax favorable basis and receive employer contributions. For 2025, we provided each U.S. employee with an employer contribution equal to 6% (3% safe harbor plus 3% profit sharing) of their base salary, up to the Internal Revenue Service contributions limits.
Perquisites
The Company provides limited perquisites to its executives. Pursuant to Mr. Johnson’s employment agreement, Mr. Johnson was entitled to reimbursement for the cost of one return business class flight per year between Houston, Texas and his home country, Australia.

Severance Payments and Benefits
Each of the named executive officers is eligible to receive enhanced severance payments and benefits in the event the named executive officer is terminated without cause or resigns for good reason during the twenty-four (24) months following a change in control. Additionally, the named executive officers’ equity award agreements provide for enhanced vesting protections for twenty-four (24) months following a change in control. The Company also maintains a relocation policy providing for repatriation assistance in the event of certain terminations. These, and existing, severance payments and benefits are described below in “Executive Compensation—Potential Payments Upon Termination or Change in Control.”
CEO Transition
In connection with Mr. Ali’s promotion as President and Chief Executive Officer on March 12, 2026, his annual base salary was increased to $750,000, effective from such date. He will also have the opportunity to earn an annual bonus for 2026 under the STIP in a target amount equal to 110% of his base salary if company-wide performance goals established under the plan for 2026 are satisfied at the target level, and in a maximum amount equal to two times the target amount if the company-wide performance goals are satisfied at the maximum level (subject to upward or downward adjustment by up to 20% based on individual performance). In addition, Mr. Ali received an annual long-term incentive award under the MIP with an intended grant date value of $3,500,000, which was granted 60% in the form of PRSUs and 40% in the form of TRSUs. The vesting terms of the PRSUs and TRSUs are substantially consistent with those of awards granted in prior years, except that the 60% portion of the PRSUs that is subject to TSR goals is capped at the target amount if absolute TSR is negative.
The Company intends to amend Mr. Ali’s employment agreement with the Company to reflect his promotion and his new base salary and target annual bonus. The amendment will also modify the severance payable under the agreement by increasing to (a) 24 months the period over which his base salary and subsidized COBRA will be payable if his employment is terminated by the Company without cause or by him for good reason at any time other than within 24 months after a change in control, and (b) three times the sum of his base salary, target annual bonus and annual subsidized COBRA that will be payable in a lump sum if the termination occurs within 24 months after a change in control.
The Company expects to enter into a separation agreement with Mr. Johnson, which will provide him with the termination without cause payments and benefits to which he is entitled under the terms of his employment agreement and equity award agreements, as described in “Executive Compensation—Potential Payments Upon Termination or Change in Control.”
Share Ownership Guidelines
To further align our executives’ and shareholders’ interests, we adopted share ownership guidelines applicable to our named executive officers and our non-employee Directors. These share ownership guidelines require that, within five years from the later of January 1, 2023 and the date the individual becomes subject to the guidelines, our named executive officers and non-employee Directors hold our common shares equal in value to a specified multiple of annual base salary or annual cash retainer, as summarized below.

Position	Ownership Requirement
Chief Executive Officer	5x Annual Base Salary
Other Named Executive Officers	2x Annual Base Salary
Non-Employee Directors	5x Annual Cash Retainer

Individuals who have not met their share ownership level at the end of the applicable five-year period must retain at least 50% of their after-tax net shares acquired through company equity awards until their ownership guidelines are satisfied. In addition to shares owned outright, non-restricted shares granted under the MIP or prior plans, and shares purchased on the open market, unvested time-based restricted stock units and other vested but unsettled restricted stock units are taken into consideration when determining if the share ownership guidelines have been achieved; however, unearned performance-based awards and unexercised stock options are not.
Recoupment Policy
We maintain a policy for the recovery of erroneously awarded compensation, or a “clawback” policy, applicable to executive officers. The policy implements the incentive-based compensation recovery provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 as required under the NYSE listing standards, and requires recovery of incentive-based compensation received by current or former executive officers during the three fiscal years preceding the date it is determined that the Company is required to prepare an accounting restatement, including to correct an error that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The amount required to be recovered is the excess of the amount of incentive-based compensation received over the amount that otherwise would have been received had it been determined based on the restated financial measure.
Insider Trading and Anti-Hedging Policy
For information regarding our Insider Trading Policy, including our policy with respect to the ability of our Directors, executive officers, certain other designated employees and their respective immediate family members and controlled entities to hedge or offset any decrease in the market value of our equity securities, please see the “Corporate Governance—Insider Trading and Anti-Hedging Policy” section of this proxy statement.
Compensation Risk Assessment
When establishing and reviewing compensation programs and practices, we consider whether the programs and practices encourage unnecessary or excessive risk-taking. We do not believe that our compensation programs for our executives and other employees encourage unnecessary or excessive risk-taking nor are reasonably likely to have a material adverse effect on us.
Joint Nomination and Remuneration Committee Interlocks and Insider Participation
The Joint Nomination and Remuneration Committee members whose names appear on the Joint Nomination and Remuneration Committee Report below comprised the compensation committee during 2025. No member of our compensation committee during 2025 is or has been an officer or employee of the Company or has engaged in any related party transaction in which the Company was a participant.

JOINT NOMINATION AND REMUNERATION COMMITTEE REPORT
The Joint Nomination and Remuneration Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) for the year ended December 31, 2025 with management. In reliance on the reviews and discussions referred to above, the Joint Nomination and Remuneration Committee recommended to the Board that the CD&A be included in the Company’s proxy statement on Schedule 14A for the 2026 Annual General Meeting of Shareholders and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.
Submitted by the Joint Nomination and Remuneration Committee:

Andrew Schultz (Chair)
Julie J. Robertson
Paul Smith

EXECUTIVE COMPENSATION
Summary Compensation Table

Name and Position (as of 12/31/2025)	Year	Salary ($)(4)	Bonus ($)	Stock awards ($)(5)	Non-equity incentive plan compensation ($)(6)	All other compensation ($)(7)	Total ($)
Simon Johnson(1), Former President and Chief Executive Officer	2025	800,000	—	4,264,803	721,586	65,559	5,851,948
	2024	799,958	—	6,165,155	1,128,370	243,886	8,337,369
	2023	819,489	—	10,752,925	1,131,315	245,341	12,949,070
Grant Creed, Executive Vice President and Chief Financial Officer	2025	451,825	—	1,705,914	330,454	36,019	2,524,211
	2024	448,537	—	2,466,075	457,913	255,249	3,627,774
	2023	458,307	—	3,123,321	468,294	102,266	4,152,188
Samir Ali(1), Executive Vice President, Chief Commercial Officer	2025	429,375	—	1,108,839	315,694	21,000	1,874,907
	2024	425,000	—	1,602,915	408,714	26,999	2,463,628
	2023	425,000	—	2,428,435	407,120	26,353	3,286,908
Torsten Sauer-Petersen(2), Executive Vice President, Chief Technology & Sustainability Officer	2025	391,833	—	1,108,839	315,694	30,926	1,847,292
	2024	371,920	—	1,602,915	357,745	183,827	2,516,407
	2023	381,922	—	2,428,435	365,855	249,953	3,426,165
Todd Strickler(3), Senior Vice President and General Counsel	2025	407,292	—	1,108,839	283,151	21,000	1,820,281
	2024	400,000	—	1,602,915	384,672	26,718	2,414,305
	2023	366,667	—	2,319,961	342,249	25,064	3,053,941

(1)	Effective March 12, 2026, the Board appointed Mr. Ali as President and Chief Executive Officer, replacing Mr. Johnson.
(2)	Mr. Sauer-Petersen assumed the role of Executive Vice President, Chief Technology & Sustainability Officer of the Company on August 27, 2025.
(3)	Mr. Strickler assumed the role of Senior Vice President and General Counsel of the Company on February 9, 2023.
(4)
Messrs. Johnson’s, Creed’s and Sauer-Petersen’s base salaries were paid in Great British Pounds (“GBP”) in 2023 and a portion of 2024 and have been converted to U.S. dollars (“USD”) for the purpose of this disclosure using the exchange ratio of (i) for 2023, 1 GBP to 1.2731 USD, and (ii) for 2024, 1 GBP to 1.2577 USD.

(5)
Amounts in this column represent the aggregate grant date fair value of the TRSUs and PRSUs awarded to the named executive officers in the applicable year, computed in accordance with FASB ASC Topic 718, but (pursuant to SEC regulations) without reduction for forfeitures and, with respect to awards subject to performance-based vesting requirements, based on the probable outcome as of the grant date. For 2023, this amount also includes the incremental fair value of an accounting modification made to outstanding awards upon shareholder approval of the MIP, which allowed for share-settlement, instead of cash-settlement, of such awards. For a description of the assumptions applied in these calculations, see Note 23 to our consolidated financial statements for the year ended December 31, 2025 (which are included in the 2025 Annual Report). The grant date fair value of the PRSUs granted on April 17, 2025, assuming the maximum performance level, would be: Mr. Johnson - $4,744,352; Mr. Creed - $1,897,742; Mr. Ali - $1,233,526; Mr. Sauer-Petersen $1,233,526; and Mr. Strickler - $1,233,526.

(6)	Amounts in this column represent the annual bonuses earned under the STIP for the covered fiscal year (even though paid in the year following).
(7)
Amounts in this column include, for Mr. Johnson, the cost of a return flight between Houston, Texas and Australia, pursuant to the terms of his employment agreement. For all of our named executive officers, amounts in this row also include (a) the Company’s provision of tax planning assistance ($34,986 for Mr. Johnson, which was paid in GBP and converted to USD using the exchange ratio of 1 GBP to 1.3469 USD) and (b) a contribution of $21,000 to each named executive officer’s 401(k) account.

Grants of Plan-Based Awards

		Estimated future payouts under non- equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards(2)			All other stock awards: Number of shares of stock or units (#)(3)	Grant Date fair value of stock and option awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Simon Johnson		352,000	880,000	1,760,000	—	—	—	—	—
	04/25/2025	—	—	—	20,652	82,607	165,215	—
	04/25/2025	—	—	—	27,536	55,072	110,143	—
	04/25/2025	—	—	—	—	—	—	91,786
Grant Creed		148,800	372,000	744,000	—	—	—	—	—
	04/25/2025	—	—	—	8,261	33,043	66,085	—
	04/25/2025	—	—	—	11,014	22,028	44,056	—
	04/25/2025	—	—	—	—	—	—	36,714
Samir Ali		132,000	330,000	660,000	—	—	—	—	—
	04/25/2025	—	—	—	5,370	21,478	42,955	—
	04/25/2025	—	—	—	7,159	14,318	28,637	—
	04/25/2025	—	—	—	—	—	—	23,864
Torsten Sauer-Petersen		132,000	330,000	660,000	—	—	—	—	—
	04/25/2025	—	—	—	5,370	21,478	42,955	—
	04/25/2025	—	—	—	7,159	14,318	28,637	—
	04/25/2025	—	—	—	—	—	—	23,864
Todd Strickler		127,500	318,750	637,500	—	—	—	—	—
	04/25/2025	—	—	—	5,370	21,478	42,955	—
	04/25/2025	—	—	—	7,159	14,318	28,637	—
	04/25/2025	—	—	—	—	—	—	23,864

(1)
Reflects each named executive officer’s 2025 STIP award. The amounts in the “Threshold” column represent the amount that would have been payable to each named executive officer upon satisfaction of the Threshold level of all performance goals (assuming 20% downward adjustment based on individual performance), the amounts in the “Target” column represent the target amount that would have been payable to each named executive officer upon the satisfaction of the Target level of performance for all performance goals, and the amounts in the “Maximum” column represent the target amount that would have been payable to each named executive officer upon the satisfaction of the Maximum level of performance for all performance goals, in each case, assuming that the Company Adjusted EBITDA threshold was met. For more information on the STIP and the actual bonuses paid by the Company, see the amounts included for 2025 in the column entitled “Non-equity incentive plan compensation” in the Summary Compensation Table above.

(2)
Amounts in these columns represent the threshold, target and maximum payouts for the 2025 ExCo PRSUs. The 2025 ExCo TSR PRSUs, which are reflected in the first row of these columns for each named executive officer, can be earned over the performance period beginning on January 1, 2025 and ending on December 31, 2027, and the 2025 ExCo CFCF PRSUs, which are reflected in the second row of these columns for each named executive officer, can be earned over three annual performance periods beginning on January 1 and ending on December 31 of each of 2025, 2026 and 2027. The PRSUs can be earned between 0% and 200% based upon satisfaction of the performance criteria established by the Joint Nomination and Remuneration Committee. If the threshold levels of performance are not achieved, 0% of the PRSUs will be earned. To the extent that at least threshold performance is achieved, the number of PRSUs that are earned will be determined by straight line interpolation between relevant thresholds. For a more detailed description of the PRSUs, see the “Compensation Discussion and Analysis—Elements of Our Executive Compensation Program—Long-Term Incentive Compensation” section of this proxy statement.

(3)	Amounts in these columns represent the TRSUs granted in April 2025, which vest one-third annually from the date of grant.
Option Grant Practices
We have not historically granted stock options to our employees. We therefore (i) do not grant, and have not granted, stock options in anticipation of the release of material nonpublic information, (ii) do not time, and have not timed, the release of material nonpublic information based on stock option grant dates or for the purpose of affecting the value of executive compensation and (iii) do not take, and have not taken, material nonpublic information into account when determining the timing and terms of stock options. As stock options are not an element of employee compensation, we do not have a formal policy with respect to the timing of stock option grants, and we did not grant stock options or stock appreciation rights in 2025.

Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table
Employment Agreements
Pursuant to the employment agreements entered into with the Company, each named executive officer (i) receives an annual base salary, subject to review by the Joint Nomination and Remuneration Committee and adjustment from time to time; (ii) is eligible to receive an annual bonus up to a specified percentage of his base salary, based on the achievement of specified performance goals (as determined by the Joint Nomination and Remuneration Committee) and subject to continued employment through the date such bonus is paid; (iii) is eligible to participate, on the same basis as other employees of the Company, in the Company’s benefits programs; and (iv) will be provided with tax advice and support with the preparation of his tax returns. Additionally, pursuant to his employment agreement, Mr. Johnson was entitled to reimbursement for the cost of one return business flight per year between Houston, Texas and his home country, Australia. Each named executive officer’s base salary and annual bonus opportunity is described in “Compensation Discussion and Analysis—Elements of Our Executive Compensation Program—Base Salary” and “Compensation Discussion and Analysis—Elements of Our Executive Compensation Program —Annual Incentive Compensation” above.
The employment agreements provide for one-year terms, which automatically renew for subsequent one-year periods unless either the Company or the named executive officer provides thirty (30) days written notice of intent not to extend. The effect of the Company’s non-extension of the employment period and the payments and benefits, if any, each named executive officer may be eligible to receive upon a termination of his employment is described in “—Potential Payments Upon Termination or Change in Control” below.
The Company intends to amend Mr. Ali’s employment agreement with the Company, as described in “Compensation Discussion and Analysis—CEO Transition.” In addition, the Company expects to enter into a separation agreement with Mr. Johnson, as described in “Compensation Discussion and Analysis—CEO Transition.”
Management Incentive Plan
In August 2022, the Board adopted the Seadrill Limited 2022 Management Incentive Plan, which the Board amended and restated on September 25, 2023 and our shareholders approved in November 2023 (the “MIP”). The MIP is administered by the Joint Nomination and Remuneration Committee. The Joint Nomination and Remuneration Committee has full power and authority to determine individuals eligible to receive awards under the MIP and to determine the terms and conditions under which any awards to such individuals are made.
The Joint Nomination and Remuneration Committee has granted our named executive officers TRSUs and PRSUs, as described above in “Compensation Discussion and Analysis—Elements of Our Executive Compensation Program—Long-Term Incentive Compensation.”
Outstanding Equity Awards at Fiscal Year-End
Market values reported in the table below are based on the closing price per share of our common shares on December 31, 2025, which was $34.60.

	Stock Awards
Name	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Simon Johnson	30,098(1)	1,041,391	—	—
	91,786(2)	3,175,796	—	—
	10,263(3a)	355,100	9,030(3b)	312,438
	—	—	20,316(4)	702,934
	0(5a)	0	36,714(5b)	1,270,304
	—	—	41,303(6)	1,429,084

	Stock Awards
Name	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Grant Creed	12,040(1)	416,584	—	—
	36,714(2)	1,270,304	—	—
	3,612(3a)	124,975	3,612(3b)	124,975
	—	—	8,127(4)	281,177
	0(5a)	0	14,686(5b)	508,136
	—	—	16,522(6)	571,644
Samir Ali	7,826(1)	270,780	—	—
	23,864(2)	825,694	—	—
	2,688(3a)	92,313	2,348(3b)	81,241
	—	—	5,282(4)	182,757
	0(5a)	0	9,546(5b)	330,292
	—	—	10,739(6)	371,569
Torsten Sauer-Petersen	7,826(1)	270,780	—	—
	23,864(2)	825,694	—	—
	2,688(3a)	92,313	2,348(3b)	81,241
	—	—	5,282(4)	182,757
	0(5a)	0	9,546(5b)	330,292
	—	—	10,739(6)	371,569
Todd Strickler	7,826(1)	270,780	—	—
	23,864(2)	825,694	—	—
	2,688(3a)	92,313	2,348(3b)	81,241
	—	—	5,282(4)	182,757
	0(5a)	0	9,546(5b)	330,292
	—	—	10,739(6)	371,569

(1)	Represents the remaining unvested 2024 ExCo TRSUs, which vest on April 17, 2026 and April 17, 2027.
(2)	Represents the 2025 ExCo TRSUs, which vest one-third on each of April 25, 2026, April 25, 2027 and April 25, 2028.
(3)	Represents the 2024 ExCo CFCF PRSUs.
(a)
The amounts in this column represent the aggregate number of 2024 ExCo CFCF PRSUs earned for the 2024 and 2025 annual measurement periods. These PRSUs will vest subject to the named executive officer’s continued employment through December 31, 2026, except as described in “—Potential Payments Upon Termination or Change in Control” below.

(b)
The amounts in this column represent the number of 2024 ExCo CFCF PRSUs that can be earned for the 2026 annual measurement period. In accordance with SEC rules, these PRSUs are included in the table at the Target level of performance.

(4)	Represents the 2024 ExCo TSR PRSUs. In accordance with SEC rules, these PRSUs are included in the table at the Threshold level of performance.
(5)	Represents the 2025 ExCo CFCF PRSUs.
(a)
Because the Threshold level of performance was not achieved for the 2025 ExCo CFCF PRSUs for the 2025 annual measurement period, none of these PRSUs were earned for such period and, therefore, these PRSUs were forfeited.

(b)
The amounts in this column represent the number of 2025 ExCo CFCF PRSUs that can be earned for the 2026 and 2027 annual measurement periods. In accordance with SEC rules, these PRSUs are included in the table at the Target level of performance.

(6)	Represents the 2025 ExCo TSR PRSUs. In accordance with SEC rules, these PRSUs are included in the table at the Threshold level of performance.

Option Exercises and Stock Vested
The following table sets forth information regarding the TRSUs and PRSUs that vested during the year ended December 31, 2025. The “Value realized on vesting” is calculated by multiplying the number of shares shown in the table by the closing price of our common shares on the date the applicable TRSUs or PRSUs vested.

Name	Stock Awards
	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Simon Johnson	190,665	5,836,778
Grant Creed	61,549	1,859,653
Samir Ali	45,407	1,381,588
Torsten Sauer-Petersen	45,407	1,381,588
Todd Strickler	27,607	853,996

Potential Payments Upon Termination or Change in Control
As described in “—Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements” above, we have entered into employment agreements with our named executive officers that, in addition to governing the terms of their employment, provide for severance payments upon certain terminations of their employment. Additionally, the applicable award agreements set forth the treatment of the named executive officers’ TRSUs and PRSUs upon certain terminations of their employment or in the event of a change in control of the Company.
Employment Agreements
Pursuant to the employment agreements, if a named executive officer is terminated without cause or resigns for good reason either before a change in control (as defined in the MIP) or later than twenty-four (24) months immediately following a change in control, subject to the timely execution of a release, the named executive officer will receive: (i) continued base salary for the severance period (twenty-four (24) months for Mr. Johnson and eighteen (18) months for our other named executive officers); (ii) if the named executive officer properly elects continuation of health coverage under COBRA, reimbursement for the portion of the monthly COBRA premium paid by the named executive officer that is typically covered by the Company for active employees until the earliest of (a) the end of the severance period, (b) the date the named executive officer is no longer eligible to receive COBRA coverage and (c) the date the named executive officer becomes eligible for group medical coverage from another employer or the employer of a spouse; and (iii) an annual bonus for the year of termination, prorated to reflect the number of days during such year the named executive officer was employed and based on the level at which the applicable performance measures are actually achieved (but assuming satisfaction of any personal objectives). The continued base salary and COBRA reimbursement payments will be paid in installments beginning on the sixtieth (60th) day following termination (with amounts that would have otherwise been paid prior to such date accrued and paid on such date), and the pro-rata annual bonus will be paid at the same time the applicable year’s annual bonus is paid to employees generally.
In the event such termination without cause or resignation for good reason occurs during the twenty-four (24) months immediately following a change in control, subject to the timely execution of a release, the named executive officer will instead receive a lump sum payment equal to three times (3x) (for Mr. Johnson) or two times (2x) (for the other named executive officers) the sum of the named executive officer’s (i) base salary plus (ii) target annual bonus in effect for the year of termination plus (iii) the annualized portion of the monthly COBRA premium paid by the named executive officer that is typically covered by the Company for active employees. The named executive officer will also receive an annual bonus for the year of termination, prorated to reflect the number of days during such year the named executive officer was employed and based on the level at which the applicable performance measures are actually achieved (but assuming satisfaction of any personal objectives). The severance payments will be paid on the sixtieth (60th) day following termination and the pro-rata annual bonus will be paid at the same time the applicable year’s annual bonus is paid to employees generally. The employment agreements provide that, in the event a named executive officer is subject to the excise tax under Section 4999 of the Internal Revenue Code, the named executive officer will receive a “net better of payment”, which is generally either (a) provision in full of the payments and benefits to which the named executive officer is entitled (whether pursuant to the employment agreement or otherwise, and on which the named executive must pay the excise tax) or (b) provision of reduced payments in an amount that results in the named executive officer no longer being subject to the excise tax, whichever alternative results in the greater after-tax position for the named executive officer.
The employment agreements also include customary post-termination covenants, including (i) twelve (12)-month non-compete, non-solicitation of employees, non-solicitation of customers and non-interference of business restrictions, (ii) perpetual confidentiality restrictions, (iii) invention assignment agreements and (iv) mutual non-disparagement provisions. If a named executive officer breaches any of these covenants, the Company’s obligation to make future severance payments will cease and the named executive officer will be required to return any severance payments that were already paid.
A named executive officer will be considered to be “terminated without cause” if the named executive officer’s employment is terminated by the Company for any reason other than due to the named executive officer’s (i) death or disability; (ii) serious or repeated breach of his employment agreement; (iii) failure to comply with any reasonable or lawful order or directive given to the named executive officer by, for Mr. Johnson, the Board, and for our other named executive officers, by the Board or our Chief Executive Officer; (iv) commission of any gross misconduct or conduct which, in the reasonable opinion of, for Mr. Johnson, the Board, and for our other named executive officers, the Board or our Chief Executive Officer, is or could reasonably be expected to be materially harmful to the Company; (v) conviction of any criminal offense (other than a traffic offense for which the named executive officer is not sentenced to any term of imprisonment); (vi) commission of any act of fraud, dishonesty or corrupt practice relating to the Company and its business; (vii) breach of the Foreign Corrupt Practices Act of 1977; or (viii) breach of any legislation or regulation which may affect or relate to the Company’s business or securities.
Subject to the satisfaction of timely notice requirements and the Company’s failure to cure, each named executive officer may resign for “good reason” in the event of (i) a material adverse change in the named executive officer’s title, authority, duties or responsibilities (subject to certain exceptions); (ii) a material reduction in the named executive officer’s base salary or target annual bonus, except where such reductions are similar to those reductions applied to all similarly situated executives; (iii) a relocation of the named executive officer’s principal office to a location that is in excess of fifty (50) miles from its location as of the date the named executive officer entered into his employment agreement; or (iv) a material breach of the employment agreement by the Company.
The Company intends to amend Mr. Ali’s employment agreement with the Company, as described in “Compensation Discussion and Analysis—CEO Transition.” In addition, the Company expects to enter into a separation agreement with Mr. Johnson, as described in “Compensation Discussion and Analysis—CEO Transition.”

Equity Award Agreements
Termination of Employment Not in Connection with a Change in Control
Pursuant to the applicable award agreement, if a named executive officer’s employment is terminated after the first anniversary of the applicable TRSU or PRSU grant date as a result of death, disability, a termination by the Company without cause or the named executive officer’s resignation for good reason (each of the foregoing, an “equity award qualifying termination”), the TRSUs and PRSUs will be treated as follows:

TRSUs:	A pro-rata portion of the next vesting tranche (based on the number of full months from the prior vesting date through the date of termination, over 12) will vest.
PRSUs: 2024 ExCo TSR PRSUs 2025 ExCo TSR PRSUs TSR Performance Measures
A pro-rata portion (based on the number of full months employed from the start of the performance period through the date of termination, over 36) will remain outstanding and eligible to vest based on the actual level of achievement of the TSR performance measures.

PRSUs: 2024 ExCo CFCF PRSUs 2025 ExCo CFCF PRSUs Cumulative Free Cash Flow Performance Measures
PRSUs already scored as “earned” with respect to annual measurement periods that ended prior to termination will vest in connection with the named executive officer’s termination and, for the annual measurement period during which the named executive officer’s employment terminates, a pro-rata portion (based on the number of full months employed from the start of the applicable annual measurement period through the date of termination, over 12) will remain outstanding and eligible to vest based on the actual level of achievement of the cumulative free cash flow performance measures.

Except as discussed below in “—Change in Control,” any TRSUs or PRSUs that do not become vested as set forth above or remain outstanding and eligible to be earned, as applicable, will be forfeited upon the named executive officer’s termination. For purposes of the applicable award agreement, a “termination without cause” or a resignation for “good reason” have the same meanings as set forth in the employment agreements described above.
Change in Control
In the event of a change in control, if outstanding TRSUs and PRSUs are not continued, assumed, substituted or replaced with an award with respect to cash or shares of the acquiring or surviving entity with substantially equivalent terms and value (“assumed”), the TRSUs and PRSUs will become vested in connection with the change in control (that is, they will be subject to single-trigger vesting). To the extent the performance measures have not already been scored prior to the change in control, the number of PRSUs that vest will be based on the performance measures being deemed met at the greater of target or actual performance as of immediately prior to the change in control.
If outstanding TRSUs and PRSUs are assumed, (i) the PRSUs will convert into time-vesting awards based on the performance measures being deemed met at the greater of target or actual performance as of immediately prior to the change in control and (ii) the assumed TRSUs and PRSUs (as so scored in connection with the change in control) will vest if the named executive officer experiences an equity award qualifying termination within the twenty-four (24) months following the change in control (that is, they will be subject to double-trigger vesting).
Relocation Policy
The Company maintains a relocation policy pursuant to which, if any of Messrs. Johnson’s, Creed’s or Sauer-Petersen’s employment is terminated within three years following their relocation to the Houston, Texas area (other than for “cause”), the Company will provide the named executive officer with transport of his household goods and personal effects from the Houston, Texas area to his home country (up to a maximum value of 115% of his shipping costs from London, England to the Houston, Texas area) and one economy flight for the named executive officer and each of his dependents.
Potential Payments on Termination or Change in Control
The following table reflects the amount of compensation that would be paid to each named executive officer in the event of the various termination of employment or change in control scenarios described below, assuming that the applicable triggering event took place on December 31, 2025 and that the closing price per share of our common shares is $34.60, which was the closing price per share of our common shares on such date. The value of TRSUs and PRSUs that would remain outstanding and eligible to vest, as applicable, is based on the closing price per share of our common shares on December 31, 2025; however, the value actually realized would depend on the value of the Company’s common shares at the time such awards became vested and the level at which the applicable performance goals are ultimately achieved. Whether an excise tax liability arises will depend on the facts and circumstances in existence at the time a change-of-control payment becomes payable, and the tables below do not reflect any “net better of payments.”
As disclosed in our Form 8-K filed with the SEC on March 18, 2026, Mr. Johnson’s employment with the Company terminated on March 12, 2026. The Company expects to enter into a separation agreement with Mr. Johnson, which will provide him with the termination without cause payments and benefits to which he is entitled under the terms of his employment agreement and equity award agreements, as described below.

	Voluntary Resignation or Termination for Cause ($)	Death or Disability ($)	Termination w/o Cause or Resignation for Good Reason (No Change in Control) ($)	Change in Control: No Termination ($)(1)	Change in Control: Qualifying Termination ($)(2)
Simon Johnson
Bonus Payment	—	—	721,586(3)	—	721,586(3)
Cash Severance	—	—	1,600,000(4)	—	5,040,000(4)
COBRA	—	—	33,060(5)	—	49,590(5)
TRSUs	—	347,142(6)	347,142(6)	4,217,186(7)	4,217,186(7)
PRSUs	—	823,722(8)	823,722(8)	4,069,860(9)	4,069,860(9)
Total	—	1,170,864	3,525,510	8,287,046	14,098,222
Grant Creed
Bonus Payment	—	—	330,454(3)	—	330,454(3)
Cash Severance	—	—	697,500(4)	—	1,674,000(4)
COBRA	—	—	36,868(5)	—	49,157(5)
TRSUs	—	138,850(6)	138,850(6)	1,686,888(7)	1,686,888(7)
PRSUs	—	329,496(8)	329,496(8)	1,627,965(9)	1,627,965(9)
Total	—	468,346	1,533,167	3,314,853	5,368,463
Samir Ali
Bonus Payment	—	—	315,694(3)	—	315,694(3)
Cash Severance	—	—	660,000(4)	—	1,540,000(4)
COBRA	—	—	36,868(5)	—	49,157(5)
TRSUs	—	90,271(6)	90,271(6)	1,096,474(7)	1,096,474(7)
PRSUs	—	214,139(8)	214,139(8)	1,058,172(9)	1,058,172(9)
Total	—	304,411	1,316,972	2,154,646	4,059,496
Torsten Sauer-Petersen
Bonus Payment	—	—	315,694(3)	—	315,694(3)
Cash Severance	—	—	660,000(4)	—	1,540,000(4)
COBRA	—	—	24,795(5)	—	33,060(5)
TRSUs	—	90,271(6)	90,271(6)	1,096,474(7)	1,096,474(7)
PRSUs	—	214,139(8)	214,139(8)	1,058,172(9)	1,058,172(9)
Total	—	304,411	1,304,899	2,154,646	4,043,399
Todd Strickler
Bonus Payment	—	—	283,151(3)	—	283,151(3)
Cash Severance	—	—	637,500(4)	—	1,487,500(4)
COBRA	—	—	36,868(5)	—	49,157(5)
TRSUs	—	90,271(6)	90,271(6)	1,096,474(7)	1,096,474(7)
PRSUs	—	214,139(8)	214,139(8)	1,058,172(9)	1,058,172(9)
Total	—	304,411	1,261,929	2,154,646	3,974,453

(1)
Scenario assumes that outstanding TRSUs and PRSUs are not assumed in connection with the change in control, but that the named executive officer does not undergo a termination of employment (that is, single-trigger payments are triggered).

(2)
Scenario assumes that outstanding TRSUs and PRSUs are assumed in connection with a change in control and the named executive officer subsequently undergoes a termination without cause or a resignation for good reason (that is, that double-trigger payments are triggered).

(3)	Amount reflects the pro-rata annual bonus the named executive officer would receive pursuant to his employment agreement.

(4)
Where such termination occurs not during the twenty-four (24)-month change in control protection period, amount reflects the aggregate base salary continuation the named executive officer would receive pursuant to his employment agreement. In such event, the base salary continuation for Mr. Johnson is for twenty-four (24) months and for our other named executive officers is for eighteen (18) months. Where such termination occurs during the twenty-four (24)-month change in control protection period, amount reflects a lump sum payment equal to three times (3x) for Mr. Johnson and two times (2x) for our other named executive officers the sum of (i) the named executive officer’s base salary plus (ii) the named executive officer’s target annual bonus for the year of termination.

(5)
Where such termination occurs not during the twenty-four (24)-month change in control protection period, amount reflects the aggregate COBRA premium reimbursement the named executive officer would receive pursuant to his employment agreement, assuming he properly elects COBRA coverage and remains eligible for reimbursement of the premiums for the full severance period pursuant to his employment agreement. In such event, the reimbursement for Mr. Johnson lasts for up to twenty-four (24) months and for our other named executive officers lasts for up to eighteen (18) months. Where such termination occurs during the twenty-four (24)-month protection period, amount reflects a lump sum payment equal to three times (3x) for Mr. Johnson and two times (2x) for our other named executive officers the annualized COBRA premium reimbursement.

(6)	Amount reflects the value of the pro-rated portion of the next vesting tranche of the 2024 ExCo TRSUs and the 2025 ExCo TRSUs that would accelerate.
(7)	Amount reflects the value of the 2024 ExCo TRSUs and the 2025 ExCo TRSUs that would fully accelerate.
(8)
Amount reflects the value of (a) the pro-rated portion of the 2024 ExCo TSR PRSUs and the 2025 ExCo TSR PRSUs that would remain outstanding and eligible to vest based on the actual level of achievement of the TSR performance measures, and (b) full vesting, to the extent that performance was achieved, for the 2024 and 2025 annual measurement periods for the 2024 ExCo CFCF PRSUs and the 2025 annual measurement period for the 2025 ExCo CFCF PRSUs.

(9)
Amount reflects the value of (a) the 2024 ExCo TSR PRSUs and the 2025 ExCo TSR PRSUs that would vest at the greater of target or actual performance as of immediately prior to the change in control and (b) the 2024 ExCo CFCF PRSUs and the 2025 ExCo CFCF PRSUs that would vest (i) to the extent that performance was achieved for the 2024 and 2025 annual measurement periods (for the 2024 ExCo CFCF PRSUs) or the 2025 annual measurement period (for the 2025 ExCo CFCF PRSUs) and (ii) at the greater of target or actual performance as of immediately prior to the change in control for the 2026 annual measurement period (for the 2024 ExCo CFCF PRSUs) or the 2026 and 2027 annual measurement periods (for the 2025 ExCo CFCF PRSUs).

CEO Pay Ratio
The table below sets forth comparative information regarding: (1) the actual annual total compensation of our Chief Executive Officer for the year ended December 31, 2025; (2) the median of the annual total compensation of all employees of the Company (including its consolidated subsidiaries), excluding our Chief Executive Officer, for the year ended December 31, 2025, determined on the basis described below; and (3) a ratio comparison of those two amounts (the “CEO Pay Ratio”). These amounts were determined in accordance with rules prescribed by the SEC. For 2025, the CEO Pay Ratio was 104:1, as explained below.
We did not identify a new median employee as of December 31, 2025 because there has been no change in our employee population or employee compensation arrangements that we reasonably believe would significantly impact our pay ratio disclosure. For purposes of determining the median of the annual total compensation of all of the Company’s employees, excluding our Chief Executive Officer, for the year ended December 31, 2024, the applicable SEC rules required us to identify the median employee, by using either annual total compensation for all such employees or another consistently applied compensation measure. For these purposes, we used our employees’ base salaries or hourly wage rates, overtime rates, bonuses and allowances and equity awards for the period from January 1, 2024 through December 31, 2024 (the “Measurement Date”), as our consistently applied compensation measure. Except as noted below, we included all of the Company’s employees as of the Measurement Date, whether employed on a full-time, part-time or seasonal basis. We annualized the compensation for permanent employees that were not employed by us for the entire measurement period. In accordance with SEC rules, we availed ourselves of a de minimis exemption to exclude a number of non-U.S. employees who collectively represented fewer than 5% of the approximately 2,925 total employees as of the Measurement Date (such total being the total number of U.S. and non-U.S. employees irrespective of the de minimis exemption and the total number used for the de minimis calculation). Under this exemption, we excluded all employees from the following jurisdictions: Malaysia (52) and Singapore (3).
After identifying the median employee, based on the process described above, we calculated annual total compensation for that employee using the same methodology we used for determining total compensation for 2025 for the named executive officers as set forth in the Summary Compensation Table.

Chief Executive Officer annual total compensation (A)	$5,851,948
Median annual total compensation of all employees (excluding Chief Executive Officer) (B)	$56,309
Ratio of (A) to (B)	104:1

Pay Versus Performance
SEC regulations require us to disclose the following information about the relationship between both the total compensation paid to our Chief Executive Officer (“PEO” in the following tables and footnotes) and the average total compensation paid to our other named executive officers (“non-PEO named executive officers” in the following tables and footnotes) and the Company’s financial performance.

Year(1)	Summary compensation table total for PEO ($)(2)	Compensation actually paid to PEO ($)(3)	Average summary compensation table total for non- PEO named executive officers ($)(2)	Average compensation actually paid to non-PEO named executive officers ($)(3)	Value of initial fixed $100 investment based on(4):		Net income ($M)(5)	Adjusted EBITDA ($M)(6)
					Total shareholder return ($)	Peer group total shareholder return ($)
2025	5,851,948	1,681,754	2,016,673	1,059,863	131	118	(77)	353
2024	8,337,369	2,600,952	2,755,529	1,269,188	147	114	446	378
2023	12,949,070	14,774,897	3,479,800	3,890,876	178	129	300	495
2022	5,687,373	5,385,965	2,054,694	1,969,296	123	126	3,907	265

(1)
Mr. Johnson assumed the role of Chief Executive Officer of the Company in 2022. The non-PEO named executive officers for 2025, 2024 and 2023 were Messrs. Creed, Ali, Sauer-Petersen and Strickler and for 2022 were Messrs. Creed, Ali and Sauer-Petersen.

(2)
Reflects, for our PEO, the total compensation reported in the Summary Compensation Table, and for the non-PEO named executive officers, the average of their total compensation reported in the Summary Compensation Table, in each case, in the fiscal years indicated.

(3)
Represents the compensation actually paid to our PEO and to the non-PEO named executive officers in each of the fiscal years indicated, as computed in accordance with Item 402(v) of Regulation S-K and as set forth below:

As Reported in Summary Compensation Table(a)			Equity Award Adjustments
Year	Total ($)	Stock Awards ($)	Fair Value as of the End of the Fiscal Year of Awards Granted During the Fiscal Year that Remain Outstanding as of the End of the Fiscal Year ($)(b)	Change in Fair Value as of the Last Day of the Fiscal Year of Awards Granted in Prior Years that Remain Outstanding as of the End of the Fiscal Year ($)(c)	Fair Value as of the End of the Fiscal Year of Awards Granted During the Fiscal Year that also Vested During the Fiscal Year ($)(d)	Change in Fair Value as of Vesting Date of Awards Granted in Prior Years that Vest During the Fiscal Year ($)(e)	Forfeiture of Awards in the Current Fiscal Year that were Granted in a Prior Fiscal Year ($)(f)	Total Compensation “Actually Paid” ($)
PEO
2025	5,851,948	(4,264,803)	5,546,559	(755,830)	—	(1,469,271)	(3,226,849)	1,681,754
2024	8,337,369	(6,165,155)	3,222,340	(3,708,554)	399,549	515,403	—	2,600,952
2023	12,949,070	(10,752,925)	7,495,979	3,196,644	1,633,240	252,888	—	14,774,897
2022	5,687,373	(4,125,612)	3,824,204	—	—	—	—	5,385,965
Non-PEO Named Executive Officers
2025	2,016,673	(1,258,108)	1,636,227	(222,981)	—	(354,121)	(757,828)	1,059,863
2024	2,755,529	(1,818,705)	950,606	(857,492)	117,842	121,408	—	1,269,188
2023	3,479,800	(2,575,038)	1,857,038	679,286	396,053	53,736	—	3,890,876
2022	2,054,694	(1,168,919)	1,083,521	—	—	—	—	1,969,296

(a)
Reflects, for our PEO, the applicable amounts reported in the “Summary compensation table total for PEO” column in the table above and the “Stock awards” column in the Summary Compensation Table, and for the non-PEO named executive officers, the amounts reported in the “Average summary compensation table total for non-PEO named executive officers” column in the table above and the average of the amounts reported in the “Stock awards” column in the Summary Compensation Table, in each case, in each of the fiscal years indicated.

(b)
Reflects either (i) the fair value, with respect to our PEO, or (ii) the average of the fair value, with respect to the non-PEO named executive officers, in each case, as of December 31 of the covered fiscal year of awards granted in the covered fiscal year that remained outstanding and unvested (in whole or in part) as of the end of the covered fiscal year.

(c)
Reflects either (i) the change in fair value, with respect to our PEO, or (ii) the average of the change in fair value, with respect to the non-PEO named executive officers, in each case, from December 31 of the prior fiscal year to December 31 of the covered fiscal year of awards granted in a prior fiscal year that remained outstanding and unvested (in whole or in part) as of the end of the covered fiscal year.

(d)
Reflects either (i) the fair value, with respect to our PEO, or (ii) the average of the fair value, with respect to the non-PEO named executive officers, in each case, as of the vesting date of awards granted in the covered fiscal year that also became vested (in whole or in part) during the covered fiscal year.

(e)
Reflects either (i) the change in fair value, with respect to our PEO, or (ii) the average of the change in fair value, with respect to the non-PEO named executive officers, in each case, from December 31 of the prior fiscal year to the day awards became vested in the covered fiscal year, when such awards were granted in a prior fiscal year.

(f)
Reflects, either (i) the fair value, with respect to our PEO, or (ii) the average of the fair value, with respect to the non-PEO named executive officers, in each case, as of the end of the prior fiscal year of awards that were granted in a prior fiscal year but failed to vest and were forfeited in the covered fiscal year.

(4)
For each covered fiscal year, represents the value of an investment of $100 as of December 31, 2021 in each of (i) our common shares and (ii) the PHLX Oil Service Sector Index (“OSX”) measured over each of the periods ending on December 31, 2022, 2023, 2024 and 2025. It is assumed that dividends, if any, are reinvested. The OSX, which is the published industry or line-of-business index that we selected for purposes of Item 201(e) of Regulation S-K under the Exchange Act in our 2025 Annual Report, was used as the peer group for purposes of determining the total shareholder return of our peer group in this “Pay Versus Performance” section.

(5)	Represents the amount of net income reflected in our consolidated financial statements for each covered fiscal year.
(6)
Represents the Company’s Adjusted EBITDA for each covered fiscal year. Attached as Appendix A in this proxy statement is a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure.

Relationship Between Compensation Actually Paid and Cumulative Total Shareholder Return (“TSR”) as a Value of Initial Fixed $100 Investment Based on Total Shareholder Return (“TSR Per $100”)

COMPENSATION ACTUALLY PAID VS. TSR AND PEER GROUP TSR
Compensation Actually Paid (in millions)
Value of $100 Investment
$15
$12
$9
$6
$3
$0
$200
$180
$160
$140
$120
$100
$80
$60
$40
$20
$0
$14.8
$178
$147
$126
$129
$131
$123
$114
$118
$5.4
$3.9
$2.6
$2.0
$1.3
$1.7
$1.1
2022
2023
2024
2025
CEO
Non-CEO NEOs
SDRL TSR
Peer TSR

Relationship Between Compensation Actually Paid and Net Income

COMPENSATION ACTUALLY PAID VS. NET INCOME (LOSS)
Compensation Actually Paid (in millions)
Net Income (Loss) (in millions)
$15
$12
$9
$6
$3
$0
$4,000
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$0
-$500
$14.8
$3,907
$5.4
$2.0
$3.9
$300
$2.6
$446
$1.3
$1.7
-$77
$1.1
2022
2023
2024
2025
CEO
Non-CEO NEOs
Net Income (Millions)

Relationship Between Compensation Actually Paid and Adjusted EBITDA

COMPENSATION ACTUALLY PAID VS. Adjusted EBITDA
Compensation Actually Paid (in millions)
Adjusted EBITDA
$15
$12
$9
$6
$3
$0
$500
$400
$300
$200
$100
$0
$5.4
$2.0
$14.8
$3.9
$2.6
$1.3
$1.7
$1.1
$265
$495
$378
$353
2022
2023
2024
2025
CEO
Non-CEO NEOs
Adjusted EBITDA (Millions)

2025 Key Performance Measures
The table below contains an unranked list of the most important financial performance measures we use to link executive compensation actually paid to performance.

Key Financial Performance Measures
Adjusted EBITDA
Unlevered Free Cash Flow
Annual Free Cash Flow

PROPOSAL 6:
APPROVAL OF THE MIP AMENDMENT
Proposal 6: To approve the MIP Amendment.
We are asking our shareholders to approve Amendment No. 1 to the Amended and Restated Seadrill Limited 2022 Management Incentive Plan attached as Appendix B-1 in this proxy statement (the “MIP Amendment”). The MIP Amendment provides for an increase in the number of the Company’s common shares that may be issued under the MIP by 1,400,000 shares from 2,910,053 shares to 4,310,053 shares. The Board approved the MIP Amendment on March 25, 2026, subject to shareholder approval.
The MIP authorizes a variety of equity award types, including options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance awards and other stock-based awards. If approved by shareholders, the MIP Amendment will allow us to continue to achieve the objectives of the MIP, which are to align the interests of eligible participants with those of our shareholders by providing long-term incentive compensation opportunities tied to the performance of the Company and our shares and assist us with attracting, retaining and motivating key personnel by rewarding them for the overall success of the Company.
The MIP was initially adopted in connection with our emergence from Chapter 11 in 2022 and was amended and restated in September 2023 to set the maximum number of the Company’s common shares authorized for issuance under the MIP at 2,910,053 shares. From this share reserve, as of March 25, 2026, 1,171,954 shares remained available for issuance of new awards under the MIP.
On March 25, 2026, the Board approved, subject to shareholder approval, the proposed MIP Amendment to increase the number of shares available for issuance under the MIP by 1,400,000 shares. Therefore, if the MIP Amendment is approved, 2,571,954 shares will be available for issuance of new awards under the MIP (less one share for each share subject to any award that is granted under the MIP after March 25, 2026 and before the date of the Meeting), which, based on the existing burn rate of 0.88% (as discussed below) and an assumed share price of $44.97 (the closing price of our shares on the NYSE on March 25, 2026), represents an estimated additional five years of new awards.
As of March 25, 2026, we determined that the dilution attributed to the MIP was approximately 4.5% and would increase to approximately 6.5% upon shareholder approval of the 1,400,000 additional shares authorized by the MIP Amendment. The three-year average annual percentage of the Company’s outstanding shares issued under the MIP (i.e., the “burn rate”) was 0.88%, which is below the Institutional Shareholder Services benchmark for our industry of 1.93%.
MIP Design Features to Protect Shareholder Interests
•	No “evergreen” provision (i.e., no automatic increase in the number of shares available under the MIP).
•	No liberal share recycling (i.e., no recycling of shares tendered or withheld to satisfy tax withholding requirements or to pay the exercise price of an option).
•	No repricing of “underwater” options or SARs.
•	Minimum one-year vesting on awards (subject to limited exceptions).
•	No dividends or dividend equivalents may be issued before an award has vested.
•	Awards are subject to forfeiture and clawback if a participant engages in activity detrimental to the Company or if required by law or Company policy.
Summary of the MIP
A description of the MIP, as proposed to be amended by the MIP Amendment, is set forth below. Because the description of the MIP in this proxy statement is a summary, it may not contain all the information that may be important to you. The summary is qualified by reference to the MIP. You should carefully read the MIP. The full text of the MIP Amendment is attached as Appendix B-1 in this proxy statement, and the full text of the MIP is attached as Appendix B-2 in this proxy statement.
Administration
The MIP is administered by the “Committee,” which the MIP defines as (i) the Joint Nomination and Remuneration Committee of the Board, (ii) such other committee of the Board as may be designated by the Board or (iii) the Board, as determined by the Board. Subject to certain limitations, the Committee may delegate the authority to grant awards to a committee of one or more members of the Board or one or more officers of the Company, except that no subcommittee of the Board or officer of the Company may be delegated the authority to grant awards to executive officers or Directors of the Company subject to Section 16 of the Exchange Act.
Subject to the terms of the MIP and applicable law, the Committee will have full power and authority to, among others: designate participants; determine the types of awards to be granted to any participant; determine the number of common shares to be covered by awards; determine the terms and conditions of any award; determine whether, to what extent and under what circumstances awards may be settled in cash, common shares, other securities, other awards or other property, or may be canceled, forfeited or suspended or vesting of awards may be accelerated; interpret or administer the MIP and any award agreement or any related instrument under the MIP; establish, amend, suspend or waive such rules and regulations and appoint such agents as it deems appropriate for the proper administration of the MIP; and make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the MIP.
No member of the Board or the Committee or officer to whom authority has been delegated shall be liable for anything done or omitted to be done in connection with the performance of any duties under the MIP and shall, to the fullest extent permitted by law, be indemnified from any losses with respect to any such action or omission, except for willful misconduct or as expressly provided by statute.
Eligibility
Individuals eligible to receive awards under the MIP include employees of the Company; individuals who have agreed to become an employee of the Company and who actually become an employee; individuals who render consulting services to the Company; and members of the Board who are not employees or consultants. As of March 25, 2026, approximately 81 employees, non-employee directors and consultants would be eligible for grants of awards under the MIP.
Shares Available for Awards
If shareholders approve the MIP Amendment, the aggregate number of the Company’s common shares that will be reserved and available for issuance pursuant to awards granted under the MIP will be 4,310,053 shares (all of which may be granted as incentive stock options), subject to certain adjustments as described under “—Adjustments” below. Shares underlying awards granted under the MIP that are forfeited, acquired for cancellation, cancelled or exchanged, or if an award terminates or expires without having been exercised, or is settled in cash, or is a restricted stock or restricted stock unit award that is forfeited prior to becoming vested shall again be available for grant under the MIP. Shares awarded under the MIP that are not issued or delivered as a result of the net settlement of an outstanding option; are used to pay the withholding taxes related to an outstanding award; underlie a SAR settled in shares; or are repurchased on the open market with the proceeds from any repurchase plan or program, whether using option proceeds or otherwise, will not be available for reissuance under the MIP. Notwithstanding the foregoing, there are no limitations on the number of awards that may be granted under the MIP that are payable solely in cash.
Types of Awards
The MIP provides for awards of stock options, SARs, restricted stock, restricted stock units, dividend equivalent rights and other stock-based awards to eligible participants. All awards, further described below, are subject to the conditions, limitations, restrictions, vesting and forfeiture provisions determined by the Committee, in its discretion, subject to such limitations that are set forth in the MIP. The number of shares subject to any award is also determined by the Committee in its discretion. Any authorized but previously unissued shares issued under the MIP will not be issued for consideration that is less than their aggregate par value.
Stock Options. Stock options are rights to purchase a specified number of shares at a specified price (the “exercise price”). The exercise price per common share purchasable under an option will be determined by the Committee at the time the option is granted but may not be less than 100% of the Fair Market Value (as defined herein) per share as of the date of grant and may not be less than the par value per share. The term of each option will be for a period as determined by the Committee but may not exceed 10 years. The Committee will determine the exercise terms of the options, which may include provisions for accelerated vesting upon the achievement of specified performance goals or other events, and the methods by which payment of the exercise price may be made.

Stock Appreciation Rights. A SAR is an award that, upon exercise, entitles the holder to receive the excess of the Fair Market Value of a common share on the exercise date over the exercise price established for such SAR. The exercise price per SAR will be determined by the Committee at the time the SAR is granted but may not be less than 100% of the Fair Market Value per common share as of the date of grant and may not be less than the par value per share. The term of each SAR will be for a period as determined by the Committee but may not exceed 10 years. The Committee will determine the exercise terms of the SARs, which may include provisions for accelerated vesting upon the achievement of specified performance goals or other events, and the methods by which payment of the exercise price may be made.
Restricted Stock. A restricted stock award is a common share that becomes vested and may be transferred upon completion of a restriction period. The Committee will determine the applicable restriction period, and the conditions under which the award may become vested or forfeited, and such other terms or conditions as determined by the Committee.
Restricted Stock Units. A restricted stock unit (“RSU”) is a notional share that, upon vesting, entitles the holder to receive a common share, or an amount of cash, other securities or other property, in the discretion of the Committee and, in each case, equal to the Fair Market Value of a common share. The Committee will determine the conditions under which RSUs may become vested or forfeited and such other terms or conditions as determined by the Committee.
Dividends and Dividend Equivalent Rights. A dividend may be made part of a restricted stock award, and a dividend equivalent right (“DER”) may be granted in tandem with RSUs, performance awards settled in shares and other stock-based awards and represents a contingent right to receive value equal to dividends or other distributions made by the Company with respect to shares underlying the award. The dividends and DERs are subject to the terms and conditions set forth in the applicable award agreement and will be payable at the same time, and subject to the same conditions, that apply to the underlying restricted stock award or RSUs.
Other Stock-Based Awards. Other stock-based awards may be granted under the MIP in such amounts as the Committee may select. Other stock-based awards may be denominated or payable in, valued in or otherwise based on or related to the shares, in whole or in part. The Committee will determine the terms and conditions, if any, of any other stock-based awards. Upon vesting, other stock-based awards can be paid in cash, shares or any combination thereof as provided in the applicable award agreement.
Performance Awards. At the discretion of the Committee, any of the above-described awards may be designated as a performance award. Performance awards are contingent upon performance measures applicable to a particular period, as established by the Committee and set forth in the individual agreements.
Minimum Vesting. Awards granted under the MIP are subject to minimum vesting requirements such that awards may not vest earlier than the one-year anniversary of the date of grant except (i) where the Committee provides for the accelerated vesting of awards in connection with a participant’s death or disability or a change in control of the Company or (ii) with respect to annual awards granted to non-employee directors that vest on the earlier of the one-year anniversary of the date of grant or the next annual meeting of shareholders (so long as vesting does not occur less than 50 weeks from the date of grant). Notwithstanding the foregoing, an aggregate of not more than 5% of the shares reserved under the MIP may be granted to participants, or to the extent underlying outstanding awards, may be modified, without regard to such minimum vesting requirement.
Fair Market Value. The “Fair Market Value” of a share means, as of any given date, the closing sales price on such date of a common share on the national securities exchange, national market system or other regulated exchange on which such share is traded. In the event shares are not publicly traded on a national securities exchange, national market system or other regulated exchange, or if the value of such shares is not otherwise determinable or if there is insufficient trading volume in such shares at the time a determination of Fair Market Value is required to be made, the determination of Fair Market Value will be made in good faith by the Committee. In no case will the Fair Market Value be less than the par value per share.
Director Awards and Limits. Non-employee directors of the Company may be granted restricted stock awards, RSUs and other stock-based awards, in each case, so long as such award is not subject to performance-based vesting conditions. The maximum grant date value of awards granted to any single non-employee Director in a single fiscal year shall not exceed $750,000.
Adjustments. In the event of a dividend or other distribution (other than normal cash distributions), recapitalization, stock split, reorganization, merger, consolidation, division, sub-division, split-up, spin-off, combination, repurchase, reacquisition or exchange of common shares or other securities of the Company, or other corporate transaction or event or unusual or nonrecurring event that affects the common shares such that an adjustment is appropriate to prevent dilution or an enlargement of the benefits or potential benefits intended to be made available under the MIP, the Committee shall make equitable adjustments to reflect such event to: the aggregate number and kind of shares that may be issued under the MIP; the number and kind of shares (or other securities or property) subject to outstanding awards; and the grant or exercise price per unit of any outstanding award.
Change in Control. Upon the occurrence of a change in control (as defined in the MIP), the Committee, in its sole discretion, may: provide that the award be assumed or substituted by the successor or survivor entity; provide for the acceleration of vesting and exercisability of, or the lapse of restrictions, in whole or in part, with respect to an award; or provide for the cancellation of any award in exchange for an amount in cash, if any, equal to the amount that would have been attained upon the exercise of the award or realization of the participant’s rights under the award.
No Repricing
Except in connection with certain corporate transactions and events described in the MIP, the terms of outstanding awards may not be amended to reduce the exercise price of options or the grant price of SARs, or cancel options or SARs in exchange for cash, other awards or options or SARs with an exercise price or grant price that is less than the exercise price of the original options or grant price of the original SARs without shareholder approval.
Plan Amendment and Termination
The Board may amend, alter, suspend, discontinue or terminate the MIP or any portion thereof at any time. However, shareholder approval must be obtained if an amendment to the MIP (i) would materially increase the benefits accruing to participants under the MIP, (ii) would materially increase the number of securities which may be issued under the MIP, (iii) would materially modify the requirements for participation in the MIP, (iv) would increase the non-employee director compensation limit, or (v) must otherwise be approved by shareholders to comply with applicable law or the rules of the applicable nationally recognized exchange or, if the shares are not traded on the applicable nationally recognized exchange, the principal national securities exchange upon which the shares are traded or quoted. Also, any such amendment, alteration, suspension, discontinuance or termination that would impair the rights of any participant or any holder or beneficiary of any award previously granted will not be effective as to such participant without the written consent of the affected participant, holder or beneficiary.
Term of the MIP
Unless earlier terminated by the Board, the MIP will continue in effect until November 17, 2033, which is 10 years after the date that the amended and restated MIP was approved by shareholders, but all grants made on or prior to the date that the MIP terminates will continue in effect thereafter, subject to the terms thereof and of the MIP.
Material U.S. Federal Income Tax Consequences
The following is a general summary under current law of the principal U.S. federal income tax consequences related to awards under the MIP. This summary addresses the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.
Options; Stock Appreciation Rights
Options granted under the MIP may constitute incentive stock options (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code or nonqualified stock options (“NQSOs”). Grants of options to non-employee directors and independent contractors are NQSOs. The Internal Revenue Code provides for tax treatment of options qualifying as ISOs that may be more favorable to participants than the tax treatment accorded NQSOs. Generally, upon the exercise of an ISO, the optionee will recognize no taxable income for federal income tax purposes, although the difference between the exercise price of the ISO and the fair market value of the stock at the date of exercise is an addition to income in determining alternative minimum taxable income and such amount may be sufficient in amount to subject the optionee to the alternative minimum tax. On the sale of shares acquired by exercise of an ISO (assuming that the sale does not occur within two years after the grant date or within one year after the exercise date), any gain will be taxed to the optionee as long-term capital gain. Except with respect to death or disability, an optionee has three months after termination of employment in which to exercise an ISO and retain favorable tax treatment at exercise. No deduction is available to us upon the grant or exercise of an ISO (although a deduction may be available if the participant disposes of the shares purchased before the applicable holding periods expire).
In contrast, upon the exercise of a NQSO, the optionee recognizes ordinary taxable income on the exercise date in an amount equal to the excess of the fair market value of the shares purchased over the exercise price. Upon the sale of such shares by the optionee, any difference between the fair market value at the date of sale and the fair market value at the date of exercise will be treated generally as capital gain or loss. Subject to the limitations discussed below, upon exercise of a NQSO, the Company is entitled to a tax deduction in an amount equal to the ordinary taxable income recognized by the participant.
Participants do not recognize taxable income upon the grant of a SAR. Upon the exercise of a SAR, the participant will recognize ordinary income in an amount equal to the cash or fair market value of the shares received at the date of exercise. The participant’s tax basis in any shares received on the exercise of a SAR will generally equal the fair market value of such shares on the date of exercise. Subject to the limitations discussed below, the Company will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the taxable income recognized by the participant under the foregoing rules.
Restricted Stock
A participant generally recognizes no taxable income at the time of an award of shares of restricted stock. A participant may, however, make an election under Section 83(b) of the Internal Revenue Code to have the grant taxed as compensation income on the grant date, with the result that any future appreciation or depreciation in the value of the shares granted may be taxed as capital gain or loss on a subsequent sale of the shares. If the participant does not make a Section 83(b) election, the grant will be taxed as compensation income on the fair market value of the shares on the date the restrictions imposed on the shares lapse. Unless a participant makes a Section 83(b) election, any dividends paid to the participant on the shares of restricted stock will generally be compensation income to the participant and deductible by us as compensation expense. In general, the Company will receive a deduction for federal income tax purposes for any compensation income taxed to the participant. To the extent a participant realizes capital gains, as described above, the Company will not be entitled to any deduction for federal income tax purposes.
Restricted Stock Units
A participant who is granted restricted stock units will recognize no income upon grant of the restricted stock units. At the time the underlying shares (or cash in lieu thereof) are delivered to a participant, the participant will recognize compensation income equal to the fair market value of the shares received. The Company will generally be entitled to a deduction for federal income tax purposes that corresponds to the compensation income recognized by the participant.
Tax Consequences to the Company; Tax Withholding
In the foregoing cases, the Company will generally be entitled to a deduction at the same time and in the same amount as a participant recognizes ordinary income, subject to certain limitations imposed under the Internal Revenue Code. The Company is authorized to deduct or withhold from any award granted or payment due under the MIP, or require a participant to remit to us, the amount of any withholding taxes due in respect of the award or payment.
Section 409A of the Internal Revenue Code
Certain types of awards under the MIP may constitute, or provide for, a deferral of compensation subject to Section 409A of the Internal Revenue Code. Unless certain requirements set forth in Section 409A of the Internal Revenue Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the MIP and awards granted under the MIP are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Internal Revenue Code and the Department of Treasury regulations and other interpretive guidance issued thereunder. To the extent determined necessary or appropriate by the Committee, the MIP and applicable award agreements may be amended to further comply with Section 409A of the Internal Revenue Code or to exempt the applicable awards from Section 409A of the Internal Revenue Code.
New Plan Benefits
We cannot at this time determine the amounts of awards under the MIP that we will grant in the future to our current executive officers, non-employees directors and other eligible participants. For information about prior awards granted to our named executive officers under the MIP, please see the Summary Compensation Table, the Grants of Plan-Based Awards table, the Outstanding Equity Awards at Year-End table and the Option Exercises and Stock Vested table. For information about awards granted to our directors under the MIP in 2025, please see the Director Compensation Table.
The Board recommends that shareholders vote FOR the approval of the MIP Amendment.
As a shareholder of record, if no indication is given as to how you want your shares to be voted, but your proxy is executed, the persons designated as proxies will vote the proxies received FOR Proposal 6.

OWNERSHIP OF VOTING SECURITIES
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth amounts and percentages of our common shares (the only class of our securities issued and outstanding and eligible to vote) owned beneficially as of April 6, 2026 (except as noted below) by (1) each person or group known by us to beneficially own more than 5% of our issued and outstanding shares; (2) each of our Directors and each Director nominee as of the date of this proxy statement; (3) each of our named executive officers for 2025; and (4) all of our Directors and executive officers as a group as of the date of this proxy statement. Beneficial ownership includes any of our common shares as to which a person has the right to acquire within sixty (60) days of April 6, 2026.

	Common Shares Beneficially Owned(1)
Name of Beneficial Owner	Amount	Percentage
Canyon Capital Advisors LLC(2)	4,897,709	7.8%
BlackRock, Inc.(3)	4,542,737	7.3%
Elliott Investment Management L.P.(4)	4,213,146	6.7%
The Vanguard Group(5)	3,775,061	6.0%
Dimensional Fund Advisors LP(6)	3,459,524	5.5%
Adage Capital Management, L.P.(7)	3,138,286	5.0%
Julie J. Robertson	9,086	*
Jean Cahuzac	7,269	*
Jan Kjærvik	7,269	*
Mark McCollum	7,269	*
Harry Quarls	16,269	*
Andrew Schultz	7,269	*
Paul Smith	7,269	*
Jonathan Swinney	7,269	*
Ana Zambelli	7,269	*
Simon Johnson(8)	149,729	*
Grant Creed	64,420	*
Samir Ali	49,434	*
Torsten Sauer-Petersen	47,295	*
Todd Strickler	36,079	*
All current Directors and current executive officers as a group (14 persons)(9)	289,831	*

*	Indicates less than one percent (1%).
(1)
The information presented in this table is based on information supplied to us by our executive officers, Directors and principal shareholders or included in Schedule 13Ds, 13Gs or amendments thereof filed with the SEC.

(2)
The amount of shares, the associated percentage and the following information is based solely on a Schedule 13G/A (Amendment No. 2) filed by Canyon Capital Advisors LLC, Mr. Joshua S. Friedman and Mr. Mitchell R. Julis with the SEC on February 14, 2025. The address of Canyon Capital Advisors LLC, Mr. Joshua S. Friedman and Mr. Mitchell R. Julis is 2728 North Harwood Street, 2nd Floor, Dallas, TX 75201. Of the amount reported as beneficially owned, Canyon Capital Advisors LLC has sole voting power over 4,897,709 common shares, shared voting power over no common shares, sole dispositive power over 4,897,709 common shares, and shared dispositive power over no common shares, and Mr. Joshua S. Friedman and Mr. Mitchell R. Julis each has sole voting power over no common shares, shared voting power over 4,897,709 common shares, sole dispositive power over no common shares, and shared dispositive power over 4,897,709 common shares.

(3)
The amount of shares, the associated percentage and the following information is based solely on a Schedule 13G/A (Amendment No. 1) filed by BlackRock, Inc. with the SEC on July 16, 2025. The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001. Of the amount reported as beneficially owned, BlackRock, Inc. has sole voting power over 4,380,827 common shares, shared voting power over no common shares, sole dispositive power over 4,542,737 common shares, and shared dispositive power over no common shares.

(4)
The amount of shares, the associated percentage and the following information is based solely on a Schedule 13D/A (Amendment No. 7) filed by Elliott Investment Management L.P. with the SEC on December 18, 2025. The address of Elliott Investment Management L.P. is 360 S. Rosemary Ave, 18th Floor, West Palm Beach, FL 33401. Of the amount reported as beneficially owned, Elliott Investment Management L.P. has sole voting power over 4,213,146 common shares, shared voting power over no common shares, sole dispositive power over 4,213,146 common shares, and shared dispositive power over no common shares.

(5)
The amount of shares, the associated percentage and the following information is based solely on a Schedule 13G filed by The Vanguard Group with the SEC on July 29, 2025. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. Of the amount reported as beneficially owned, The Vanguard Group has sole voting power over no common shares, shared voting power over 52,842 common shares, sole dispositive power over 3,656,343 common shares, and shared dispositive power over 118,718 common shares. On March 26, 2026, The

Vanguard Group filed a Schedule 13G/A (Amendment No. 1) with the SEC indicating that, due to an internal realignment and in accordance with SEC Release No. 34-39538, certain subsidiaries or business divisions of subsidiaries of The Vanguard Group, Inc. will report beneficial ownership separately (on a disaggregated basis) from The Vanguard Group, Inc. As a result, The Vanguard Group, Inc. no longer has, or is deemed to have, beneficial ownership over securities beneficially owned by such subsidiaries and/or business divisions.
(6)
The amount of shares, the associated percentage and the following information is based solely on a Schedule 13G filed by Dimensional Fund Advisors LP with the SEC on January 23, 2025. The address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, TX 78746. Of the amount reported as beneficially owned, Dimensional Fund Advisors LP has sole voting power over 3,401,941 common shares, shared voting power over no common shares, sole dispositive power over 3,459,524 common shares, and shared dispositive power over no common shares.

(7)
The amount of shares, the associated percentage and the following information is based solely on a Schedule 13G/A (Amendment No. 2) filed by Adage Capital Management, L.P., Mr. Robert Atchinson and Mr. Phillip Gross with the SEC on August 12, 2025. The address of Adage Capital Management, L.P., Mr. Robert Atchinson and Mr. Phillip Gross is 200 Clarendon Street, 52nd Floor, Boston, MA 02116. Of the amount reported as beneficially owned, Adage Capital Management, L.P., Mr. Robert Atchinson and Mr. Phillip Gross each has sole voting power over no common shares, shared voting power over 3,138,286 common shares, sole dispositive power over no common shares, and shared dispositive power over 3,138,286 common shares.

(8)	The amount of shares and associated percentage is based solely on information available to the Company as of March 12, 2026, the date Mr. Johnson’s employment with the Company was terminated.
(9)	As Mr. Johnson’s employment with the Company terminated on March 12, 2026, he is not included in this group.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of our common shares, to file with the SEC initial reports of ownership and reports of changes in ownership of our common shares (“Section 16 reports”). Based solely on a review of the copies of such Section 16 reports filed with the SEC, we believe that our directors and executive officers, and persons known to us to beneficially own more than 10% of our common shares, complied on a timely basis with the applicable filing requirements under Section 16(a) of the Exchange Act during the year ended December 31, 2025, except that, due to a clerical oversight, a Form 4 for each of Simon Johnson, Grant Creed, Samir Ali, Torsten Sauer-Petersen and Todd Strickler reporting the certification of the achievement of certain performance metrics with respect to PRSUs granted in 2023 and the certification of the achievement of certain performance metrics with respect to PRSUs granted in 2024 was filed late on January 5, 2026.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2025 with respect to the Company’s common shares that may be issued under the MIP.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights or settlement of restricted stock units (a)	Weighted average exercise price of options, warrants and rights (b)	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders
Amended and Restated Seadrill Limited 2022 Management Incentive Plan(1)	1,172,647	—	1,124,720
Equity compensation plans not approved by security holders
None	—	—	—
Total(2)	1,172,647	—	1,124,720

(1)
The MIP permits grants of stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance awards and other stock-based awards. Amounts reported outstanding under column (a) reflect 531,492 common shares to be issued upon the settlement of (i) TRSUs and (ii) PRSUs for the 2024 cumulative free cash flow annual measurement period that were scored as “earned” and that remain subject only to service-based vesting conditions) and 641,155 common shares to be issued upon the settlement of all other PRSUs (the “Remaining PRSUs”), assuming that the applicable performance goals were met at 100% of target.

As described in “Compensation Discussion and Analysis—Elements of Our Executive Compensation Program—Long-Term Incentive Compensation,” certain of the Remaining PRSUs were eligible to be earned over a 2025 cumulative free cash flow annual measurement period and certain other Remaining PRSUs that are eligible to be earned based on cumulative free cash flow for future performance periods or based on total shareholder return are eligible to be earned at up to 200% of target. In March 2026, subsequent to the December 31, 2025 reporting date, the Remaining PRSUs that could be earned for the 2025 cumulative free cash flow annual measurement period were scored at 0% of target, resulting in 0 common shares deemed earned. Assuming the other Remaining PRSUs are earned at their maximum level of performance, 1,226,608 common shares would be issued upon the settlement of such Remaining PRSUs.
(2)	This table does not reflect the 1,400,000 additional shares that will be available under the MIP if shareholders approve the MIP Amendment.

OTHER MATTERS
The Company has not been notified of, and the Board is not aware of, any other matters to be presented for action at the Meeting.
The following materials are being distributed to shareholders with this proxy statement: the letter to shareholders from the Chairman of the Board and the 2025 Annual Report, which includes our audited consolidated financial statements for the year ended December 31, 2025 and was filed with the SEC.
Upon request in writing, we will provide each person solicited by this proxy statement, without charge, a copy of the 2025 Annual Report, including the financial statements, or the Notice of Meeting and this proxy statement. Such persons can obtain a hard copy free of charge upon request by calling 1-800-579-1639 or e-mailing sendmaterial@proxyvote.com or when prompted at www.proxyvote.com.
General Matters
Neither the Board nor management intend to bring before the Meeting any business other than the matters referred to in the Notice of Meeting and this proxy statement. If any other business should come properly before the Meeting or any adjournment or postponement thereof, the proxy holders will vote on such matters at their discretion.
Notice of Internet Availability
We provide shareholders access to the proxy materials for the Meeting over the Internet as permitted under applicable SEC rules. We believe the rules enable us to provide shareholders the information they need in a more timely manner, while lowering the costs of printing and delivering the proxy materials.
To access and review the proxy materials for the Meeting, go to www.proxyvote.com and follow the instructions on the website.
Householding of Shareholder Materials
We participate, and some brokers, banks and other nominee record holders may be participating, in the practice of householding proxy materials, which means that we and any participating brokers, banks and other nominee record holders will deliver only one Notice of Internet Availability or proxy materials to multiple shareholders sharing an address unless we have, or such broker, bank, trust or other nominee record holder has, received contrary instructions from one or more shareholders at such address. This procedure allows multiple shareholders residing at the same address the convenience of receiving a single Notice of Internet Availability or set of proxy materials. Upon request, we will promptly deliver a separate copy of the Notice of Internet Availability or proxy materials to any shareholder at a shared address to which a single copy of such documents was delivered. You may request a separate copy of the Notice of Internet Availability or proxy materials and request that you receive a single copy or multiple copies in the future by calling 1-800-579-1639 or e-mailing sendmaterial@proxyvote.com. You also may request paper copies when prompted after you vote at www.proxyvote.com.
Information for Shareholder Proposals at the 2027 Annual General Meeting of Shareholders
One or more shareholders of record who hold our issued and outstanding shares as of the record date for the next Annual General Meeting of Shareholders expected to be held in 2027 (the “2027 Annual General Meeting”) and at the time of the 2027 Annual General Meeting and has complied with the requirements in the Bye-laws may nominate a Director nominee or make a proposal in accordance with sections 79 and 80 of the Bermuda Companies Act to be included on the agenda at the 2027 Annual General Meeting.
Any of our shareholders intending to present a proposal at the 2027 Annual General Meeting must deliver such proposal to our principal executive offices, in writing and in accordance with Rule 14a-8 of the Exchange Act (“Rule 14a-8”), no later than December 21, 2026 for inclusion in the proxy statement related to that meeting. The proposal should be delivered to our Company Secretary by certified mail, return receipt requested.
In addition, apart from the Rule 14a-8 process described above, if a shareholder wishes to nominate a person for election as a Director at the 2027 Annual General Meeting, such shareholder and nomination must comply with the requirements set forth in the Bye-laws and subject to any other requirements of law, including that the shareholder give timely notice of the nomination in writing. To be timely, such notice must be delivered to or mailed and received by our Company Secretary at our principal executive offices, not less than ninety (90) days and not more than one hundred twenty (120) days before the first anniversary of the preceding year’s Annual General Meeting of Shareholders, subject to any other requirements of law; provided, however, that in the event that the date of the 2027 Annual General Meeting is more than thirty (30) days before or after such anniversary date, notice by the shareholder must be delivered no later than ten (10) days following the earlier of the date on which notice of the 2027 Annual General Meeting was posted to members or the date on which public announcement of the date of the 2027 Annual General Meeting was made. In the case of the 2027 Annual General Meeting, references to the anniversary date of the preceding year’s Annual General Meeting of Shareholders shall mean the first anniversary of June 3, 2026, being June 3, 2027, and, assuming that the date of the 2027 Annual General Meeting is no more than thirty (30) days before or after such date, notice would be due no earlier than February 3, 2027 and no later than March 5, 2027.
The Bye-laws also specify requirements as to the form and content of a shareholder’s notice, including information concerning the nominee of the proposal, if any, and the shareholder and the beneficial owner, as the case may be. These provisions may impede shareholders’ ability to make nominations for Directors at an annual general meeting of shareholders.
In addition to giving notice pursuant to the advance notice provisions of the Bye-laws, a shareholder who intends to solicit proxies in support of nominees submitted under these advance notice provisions must also provide the notice required under Rule 14a-19 of the Exchange Act, the SEC’s universal proxy rule, to the Company Secretary regarding such intent no later than April 5, 2027 (or, if the 2027 Annual General Meeting is called for a date that is more than thirty (30) days before or more than thirty (30) days after such anniversary date, then notice must be provided not later than the close of business on the later of sixty (60) calendar days prior to the date of the 2027 Annual General Meeting or the tenth (10th) calendar day following the day on which public announcement of the 2027 Annual General Meeting is first made by the Company).
Any proposed nomination or business that does not meet the requirements set forth in the Bye-laws, other than proposals submitted in compliance with SEC Rule 14a-8 under the Exchange Act, may be declared out of order and may not be considered at the 2027 Annual General Meeting.
By Order of the Board of Directors

James Gilbertson, Company Secretary

April 20, 2026

Hamilton, Bermuda

APPENDIX A

NON-GAAP MEASURES
Management uses certain non-GAAP financial measures to determine performance-based compensation. These measures include Adjusted EBITDA, Unlevered Free Cash Flow and Annual Free Cash Flow and are reflected in the reconciliation tables below.
Reconciliation of Net loss to Adjusted EBITDA (Unaudited)
Adjusted EBITDA represents Net loss before depreciation and amortization, loss on impairment of long-lived assets, gain on disposals, taxes, total financial and non-operating items, other income and similar non-cash charges. Additionally, in any given period, the Company may have significant, unusual or non-recurring items which may be excluded from Adjusted EBITDA for that period. When applicable, these items are fully disclosed and incorporated into the reconciliation provided below.
Adjusted EBITDA is a non-GAAP financial measure. The Company believes Adjusted EBITDA assists investors by excluding the potentially disparate effects between periods of depreciation and amortization, income tax benefit/expense, total financial items and non-operating items, merger and integration related expenses, loss on impairment of long-lived assets, gain on disposals and other adjustments specified, which are affected by various and possibly changing financing methods, capital structure and historical cost basis and which may significantly affect Net (loss)/income between periods.
Adjusted EBITDA should not be considered as an alternative to Net loss or any other indicator of Seadrill Limited’s performance calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). Because the definition of Adjusted EBITDA (or similar measures) may vary among companies and industries, it may not be comparable to other similarly titled measures used by other companies.
The table below reconciles Net loss, the most directly comparable GAAP measure, to Adjusted EBITDA for the year ended December 31, 2025.

In $ millions	Year Ended December 31, 2025
Net loss	(77)
Depreciation and amortization	238
Loss on impairment of long-lived assets	22
Gain on disposals	(1)
Sonadrill fees claim - pre-2025 impact(1)	44
Income tax expense	26
Total financial and other non-operating items, net	98
Merger and integration related expenses	2
Other adjustments(2)	1
Adjusted EBITDA	353

(1)	Increase to estimated liability for Sonadrill fees claim following unfavorable legal ruling, primarily for fees related to pre-2025 periods.
(2)	Primarily related to costs associated with the closure of the Company’s London office, announced in 2023.
A-1

Reconciliation of Net cash used in operating activities to Unlevered Free Cash Flow and Annual Free Cash Flow (Unaudited)
The Company also presents Unlevered Free Cash Flow and Annual Free Cash Flow as non-GAAP liquidity measures. Unlevered Free Cash Flow is calculated as Net cash used in operating activities less Additions to drilling units and equipment and adjusted for Interest paid, Interest received, and the Effect of exchange rate changes on cash and cash equivalents. Additionally, in any given period, the Company may have significant, unusual or non-recurring items which may be excluded from Unlevered Free Cash Flow for that period. When applicable, these items are fully disclosed and incorporated into the reconciliation provided below.
Annual Free Cash Flow is calculated as Net cash used in operating activities in addition to Proceeds from disposal of assets, less Additions to drilling units and equipment and adjusted for the Effect of exchange rate changes on cash and cash equivalents. Additionally, in any given period, the Company may have significant, unusual or non-recurring items which may be excluded from Annual Free Cash Flow for that period. When applicable, these items are fully disclosed and incorporated into the reconciliation provided below.
The Company believes Unlevered Free Cash Flow and Annual Free Cash Flow are useful to investors, as they allow greater transparency of the generation or utilization of cash by the business.
Unlevered Free Cash Flow and Annual Free Cash Flow should not be considered as alternatives to Net cash used in operating activities. As the definitions of Unlevered Free Cash Flow and Annual Free Cash Flow may vary among companies and industries, they may not be comparable to other similarly titled measures used by other companies.
The table below reconciles Net cash used in operating activities, the most directly comparable GAAP measure, to Unlevered Free Cash Flow and Annual Free Cash Flow for the year ended December 31, 2025.

In $ millions	Year Ended December 31, 2025
Net cash used in operating activities	(28)
Additions to drilling units and equipment	(110)
Interest paid	53
Interest received	(14)
Sonadrill fees claim - pre-2025 impact(1)	44
Effect of exchange rate changes on cash and cash equivalents	4
Unlevered Free Cash Flow	(51)

Net cash used in operating activities	(28)
Proceeds from disposal of assets	1
Additions to drilling units and equipment	(110)
Sonadrill fees claim - pre-2025 impact(1)	44
Effect of exchange rate changes on cash and cash equivalents	4
Annual Free Cash Flow	(89)

(1)	Payment primarily for fees related to pre-2025 periods.
A-2

APPENDIX B-1
AMENDMENT NO. 1 TO THE AMENDED AND RESTATED SEADRILL LIMITED 2022
MANAGEMENT INCENTIVE PLAN
[See Attached]
B-1-1

AMENDMENT NO. 1 TO THE
AMENDED AND RESTATED
SEADRILL LIMITED
2022 MANAGEMENT INCENTIVE PLAN
This Amendment No. 1 (this “Amendment”) amends the Amended and Restated Seadrill Limited 2022 Management Incentive Plan (the “Plan”), maintained by Seadrill Limited (registration no. 202100496), an exempted company incorporated and existing under the laws of Bermuda (the “Company”). Capitalized terms used but not defined in this Amendment shall have meanings set forth in the Plan.
WHEREAS, the Company desires to amend the Plan to increase the number of Shares issuable under the Plan by 1,400,000 Shares; and
WHEREAS, the Board approved this Amendment on March 25, 2026.
NOW, THEREFORE, the Plan is hereby amended as follows:
1. Increase in Available Shares. The first sentence of Section 4.a of the Plan is hereby amended and restated in its entirety to read as follows:
“Subject to adjustment as provided in Section 4.b below, the aggregate number of Shares that may be issued with respect to Awards that may be granted from time to time under the Plan shall in the aggregate not exceed 4,310,053; provided, that, subject to adjustment as provided for in Section 4.b below, all of such Shares may be issued with respect to grants of Incentive Stock Options.”
2. Full Force and Effect. Except as otherwise explicitly set forth in this Amendment, all provisions of the Plan shall remain in full force and effect.
3. Effective Date. This Amendment shall be effective on the date of approval of this Amendment by the shareholders of the Company at the 2026 Annual General Meeting of Shareholders of the Company and shall be void in the absence of such approval.
B-1-2

APPENDIX B-2

AMENDED AND RESTATED SEADRILL LIMITED 2022 MANAGEMENT INCENTIVE PLAN
[See Attached]
B-2-1

ADOPTED BY THE BOARD 25 SEPTEMBER 2023
AMENDED AND RESTATED
SEADRILL LIMITED
2022 MANAGEMENT INCENTIVE PLAN
1. Purpose. This Amended and Restated Seadrill Limited 2022 Management Incentive Plan (the “Plan”) is designed to align the interests of eligible participants with those of the Company’s shareholders by providing long-term incentive compensation opportunities tied to the performance of the Company and its Shares. The Plan is intended to assist the Company and its Subsidiaries with attracting, retaining and motivating key personnel by rewarding them for the overall success of the Company and its Subsidiaries. These objectives are to be accomplished by making Awards under the Plan and thereby providing such persons with proprietary interest in the growth and performance of the Company and its Subsidiaries.
2. Definitions. As used in the Plan, the following terms shall have the meanings set forth below:
a. “Award” means the grant of any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Award, or Other Stock-Based Award, any of which may be structured as a Performance Award, whether granted singly, in combination or in tandem, to a Participant pursuant to such applicable terms, conditions and limitations as the Committee may establish in accordance with the objectives of the Plan.
b. “Award Agreement” means the document (in written or electronic form) communicating the terms, conditions and limitations applicable to an Award. The Committee may, in its discretion, require that the Participant execute such Award Agreement, or may provide for procedures through which Award Agreements are made available but not executed. Any Participant who is granted an Award and who does not affirmatively, and in writing delivered to the Committee (or its applicable delegate), reject the applicable Award and Award Agreement shall be deemed to have accepted the terms of Award as embodied in the Award Agreement.
c. “Board” means the Board of Directors of the Company.
d. “Cause” as a reason for a Participant’s termination of employment or service shall, unless otherwise agreed to in writing between the Participant and the Company or a Subsidiary of the Company, have the meaning assigned such term or an analogous term in the employment, severance or similar agreement, if any, between the Participant and the Company or a Subsidiary of the Company. If the Participant is not a party to an employment, severance or similar agreement with the Company or a Subsidiary of the Company in which such term is defined, then unless otherwise defined in the applicable Award Agreement, “Cause” means the Participant’s: (i) serious or repeated breach of an Award Agreement or other material agreement with the Company or Subsidiary of the Company, (ii) failure to comply with any reasonable and lawful order or direction given to the Participant by the Board, Committee, or the Participant’s supervisor, as applicable, (iii) commission of any gross misconduct or conduct (whether in connection with Participant’s employment with the Company or not) which in the reasonable opinion of the Board, Committee, or the Participant’s supervisor, as applicable, is or could reasonably be expected to be materially harmful to the Company, (iv) conviction of any criminal offense (other than a traffic offense for which the Participant is not sentenced to any term of imprisonment, whether immediate or suspended), (v) commission of any act of fraud or dishonesty or corrupt practice relating to the Company, any of its or their employees, customers or otherwise or a breach of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, as such laws, rules and regulations may be amended from time to time, or (vi) breach of any legislation or regulation in force which may affect or relate to the business or securities of the Company or any Group Company.
e. “Change in Control” means the occurrence of any of the following events:
i. the acquisition by a Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (A) the then issued and outstanding registered Shares of the Company (the “Outstanding Shares”) or (B) the combined voting power of the then issued and outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this paragraph (i) the following acquisitions shall not constitute a Change in Control: (w) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (x) any acquisition by the Company, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the
B-2-2

ADOPTED BY THE BOARD 25 SEPTEMBER 2023
Company or any company controlled by the Company, or (z) any acquisition by any company pursuant to a reorganization, merger, amalgamation or consolidation, if, following such reorganization, merger, amalgamation or consolidation, the conditions described in clauses (A), (B) and (C) of sub-section (iii) of this definition are satisfied;
ii. individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute a majority of such Board; provided, however, that any individual becoming a director of the Company subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of a majority of the directors of the Company then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
iii. consummation of a reorganization, merger, amalgamation or consolidation of the Company, with or without approval by the shareholders of the Company, in each case, unless, following such reorganization, merger, amalgamation or consolidation, (A) more than 50% of, respectively, the then outstanding shares of common stock (or equivalent security) of the company resulting from such reorganization, merger, amalgamation or consolidation and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Shares and Outstanding Voting Securities immediately prior to such reorganization, merger, amalgamation or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, amalgamation or consolidation, of the Outstanding Shares and Outstanding Voting Securities, as the case may be, (B) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such company resulting from such reorganization, merger, amalgamation or consolidation, and any Person beneficially owning, immediately prior to such reorganization, merger, amalgamation or consolidation, directly or indirectly, 25% or more of the Outstanding Shares or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock (or equivalent security) of the company resulting from such reorganization, merger, amalgamation or consolidation or the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors, and (C) a majority of the members of the board of directors of the company resulting from such reorganization, merger, amalgamation or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger, amalgamation or consolidation;
iv. consummation of a sale or other disposition of all or substantially all the assets of the Company, with or without approval by the shareholders of the Company, other than to a company, with respect to which following such sale or other disposition, (A) more than 50% of, respectively, the then outstanding shares of common stock (or equivalent security) of such company and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all the individuals and entities who were the beneficial owners, respectively, of the Outstanding Shares and Outstanding Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Shares and Outstanding Voting Securities, as the case may be, (B) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such company, and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 25% or more of the Outstanding Shares or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock (or equivalent security) of such company or the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors, and (C) a majority of the members of the board of directors of such company were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company; or
B-2-3

ADOPTED BY THE BOARD 25 SEPTEMBER 2023
v. approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
f. “Code” means the United States Internal Revenue Code of 1986, as amended from time to time.
g. “Committee” means (i) the Nomination & Remuneration Committee of the Board, and any successor committee thereto, (ii) such other committee of the Board as may be designated by the Board to administer the Plan in whole or in part including any subcommittee of the Board as designated by the Board, or (iii) the Board, as determined by the Board.
h. “Company” means Seadrill Limited (registration no. 202100496), an exempted company incorporated and existing under the laws of Bermuda.
i. “Consultant” means an individual providing services to the Company or any of its Subsidiaries, other than an Employee or Non-Employee Director.
j. “Disability” means (i) any physical or mental condition that would qualify a Participant for a disability benefit under any long-term disability plan maintained by the Company (or by the Subsidiary of the Company by which he is employed) or (ii) such other condition as may be determined in the sole discretion of the Committee to constitute Disability. Notwithstanding the foregoing, if an Award is subject to Section 409A of the Code, the definition of Disability shall conform to the requirements of Treasury Regulation Section 1.409A-3(i)(4)(i) to the extent necessary to avoid the imposition of any tax by such Section 409A of the Code.
k. “Dividend Equivalents” means, in the case of an Award comprising Restricted Stock Units, a Performance Award settled in Shares or Other Stock-Based Award, an amount equal to all dividends and other distributions (or the economic equivalent thereof (excluding, unless the Committee determines otherwise special dividends)) that are payable to shareholders of record in respect of the relevant record dates that occur during the period of which the Restricted Stock Units may be forfeited to the Company, on a like number of Shares that are subject to the Award.
l. “Effective Date” means August 6, 2022, the date the Plan was originally approved by the Board.
m. “Employee” means an employee of the Company or any of its Subsidiaries and an individual who has agreed to become an employee of the Company or any of its Subsidiaries and actually becomes such an employee following the date of agreement.
n. “Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.
o. “Fair Market Value” of a Share as of a particular date shall mean (1) the closing sale price reported for such share on the national securities exchange, national market system or other regulated exchange on which such share is traded on such date (or, if there were no trades on such date, on the most recently preceding day on which there was a sale), or (2) if the Shares are not then listed on a national securities exchange, national market system or other regulated exchange, the value of such shares is not otherwise determinable, or if there is insufficient trading volume in such shares on such trading day, such value as determined by the Committee in good faith in its sole discretion; provided in the case of (1) or (2) the value shall not be less than the par value of a Share.
p. “Incentive Stock Option” means an Option that is designated as such in the applicable Award Agreement and intended to comply with the requirements set forth in Section 422 of the Code.
q. “Non-Employee Director” means an individual serving as a member of the Board who is not an Employee, Consultant or officer of the Company or any of its Subsidiaries (i.e., an individual elected or appointed to serve as a director of the Company by the Board or in such other manner as may be prescribed in the bye-laws of the Company).
r. “Non-qualified Stock Option” means an Option that is not intended to comply with the requirements set forth in Section 422 of the Code, including any Option that is not specifically designated as an Incentive Stock Option.
s. “Option” means a right to purchase a specified number of Shares from the Company pursuant to Section 6 of the Plan.
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t. “Other Stock-Based Award” means any right granted pursuant to Section 11 of the Plan.
u. “Participant” means an individual to whom an Award is made under the Plan.
v. “Performance Award” means any right granted pursuant to Section 10 of the Plan.
w. “Performance Goal” means one or more standards established by the Committee pursuant to Section 10 of the Plan to determine in whole or in part whether a Performance Award shall be earned.
x. “Performance Period” means one or more periods of time, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to the payment of a Performance Award.
y. “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company and its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company.
z. “Restatement Effective Date” means the date the Plan, as amended and restated, is approved by the shareholders of the Company.
aa. “Restricted Stock” means any Share granted pursuant to Section 8 of the Plan.
bb. “Restricted Stock Unit” or “RSU” means any unit granted pursuant to Section 9 of the Plan that provides for the allotment and issuance, transfer, or delivery of one Share or equivalent value in cash upon the satisfaction of the terms, conditions, and restricted applicable to such Restricted Stock Unit.
cc. “Securities Act” means the United States Securities Act of 1933, as amended.
dd. “Shares” means the fully diluted common shares of the Company, $0.01 par value, or such other securities of the Company (i) into which such common shares shall be changed by reason of a recapitalization, merger, amalgamation, consolidation, division, sub-division, split-up, combination, exchange of shares or other similar transaction or (ii) as may be determined by the Committee pursuant to Section 4.b of the Plan.
ee. “Stock Appreciation Right” or “SAR” means a right to receive a payment, in cash or by allotment and issuance, transfer, or delivery of Shares, equal to the excess of the Fair Market Value of a specified number of Shares on the date the right is exercised over a specified exercise price, granted pursuant to Section 7 of the Plan.
ff. “Subsidiary” means any “subsidiary” within the meaning of Rule 405 under the Securities Act.
gg. “Substitute Awards” has the meaning set forth in Section 4.a of the Plan.
3. Administration.
a. Authority of the Committee. The Plan shall be administered by the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or cancelled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, cancelled, forfeited, or suspended; (vi) grant Awards and issue any Shares or other securities or other Awards or property pursuant to an Award; (vii) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee (in each case consistent with Section 409A of the Code); (viii) interpret, administer or reconcile any inconsistency, correct any defect, resolve ambiguities and/or supply any omission in the Plan, any Award Agreement, and any other instrument or agreement relating to, or Award made under, the Plan; (ix) establish, amend, suspend, or waive such rules and regulations and
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appoint such agents as it shall deem appropriate for the proper administration of the Plan; (x) establish and administer Performance Goals and certify or determine whether, and to what extent, they have been attained; (xi) adopt and approve any supplements to or amendments, restatements or alternative versions of the Plan (including, without limitation, sub-plans) in accordance with Section 14 of the Plan; and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
b. Indemnity. No member of the Board or the Committee or officer of the Company to whom the Committee has delegated authority in accordance with the provisions of Section 3.c below shall be liable for anything done or omitted to be done by him or her, by any member of the Board or the Committee or by any officer of the Company in connection with the performance of any duties under the Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Company from any claim, loss, damage or expense (including counsel fees) with respect to any such action or determination, except for his or her own willful misconduct or as expressly provided by statute.
c. Delegation. The Committee may delegate to one or more officers of the Company (or, in the case of awards of Shares, the Board may delegate to a committee made up of one or more directors) the authority to grant Awards to Participants who are not executive officers or directors of the Company subject to Section 16 of the Exchange Act.
4. Shares Available for Awards.
a. Available Shares. Subject to adjustment as provided in Section 4.b below, the aggregate number of Shares with respect to which Awards may be granted from time to time under the Plan shall in the aggregate not exceed 2,910,053; provided, that, subject to adjustment as provided for in Section 4.b below, all of such Shares may be granted as Incentive Stock Options. Shares available under the Plan may be newly issued Shares, Shares repurchased by the Company or Shares acquired and held in treasury by the Company or a Subsidiary of the Company.
If any Shares subject to an Award are forfeited, acquired for cancellation, cancelled, or exchanged or if an Award terminates or expires without a distribution of Shares to the Participant, the Shares with respect to such Award shall, to the extent of any such forfeiture, acquisition for cancellation, cancellation, exchange, termination or expiration, again be available for Awards under the Plan. For the avoidance of doubt, if two Awards are granted together in tandem, the Shares underlying any portion of the tandem Award which is not exercised or not otherwise settled in Shares will again be available for Awards under the Plan. Upon payment in cash of the benefit provided by any Award granted under this Plan, any Shares that were covered by that Award will again be available for Awards under the Plan. If, under this Plan, a Participant has elected to give up the right to receive cash compensation in exchange for Shares based on Fair Market Value, such Shares will not count against the aggregate limit described above. Notwithstanding the foregoing, any Shares which (i) are tendered to or withheld or acquired by the Company to satisfy payment or applicable tax withholding requirements in connection with the vesting or delivery of an Award, (ii) are withheld or acquired by the Company upon exercise of an Option pursuant to a “net exercise” arrangement, or (iii) underlie a Stock Appreciation Right that is settled in Shares, shall not again be available for Awards under the Plan. In addition, Shares that are purchased or acquired by the Company in the open market pursuant to any repurchase plan or program, whether using Option proceeds or otherwise, shall not be made available for grants of Awards under the Plan, nor shall such number of purchased shares be added to the limit described in above in this Section 4.a. Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines (“Substitute Awards”). The number of Shares underlying any Substitute Awards shall not be counted against the aggregate number of Shares available for Awards under the Plan.
b. Adjustments. Notwithstanding any provisions of the Plan to the contrary, in the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, division, sub-division, split-up, spin-off, combination, repurchase, reacquisition or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other corporate transaction or event affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the
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Committee shall equitably adjust any or all of (i) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, including any appropriate adjustments to the individual limitations applicable to Awards set forth in Section 4.a above; provided, however, that any adjustment to such individual limitations will be made only if and to the extent that such adjustment would not cause any Option intended to qualify as an Incentive Stock Option to fail to so qualify, (ii) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award in consideration for the cancellation of such Award, which, in the case of Options and Stock Appreciation Rights shall equal the excess, if any, of the Fair Market Value of the Share subject to each such Option or Stock Appreciation Right over the per Share exercise price or grant price of such Option or Stock Appreciation Right.
c. Director Limits. Notwithstanding any plan or program of the Company or any Subsidiary of the Company to the contrary, the maximum grant date value of Awards granted to any single Non-Employee Director in any single fiscal year, determined based on the Fair Market Value of each Award as of the grant date thereof, shall not exceed $750,000 (the “Non-Employee Director Compensation Limit”).
d. Minimum Purchase Price. Notwithstanding any provision in the Plan to the contrary, any authorized but previously unissued Shares issued under the Plan shall not be issued for consideration that is less than their aggregate par value.
5. Eligibility. Any Employee, Consultant or Non-Employee Director shall be eligible to be selected as a Participant and receive any Award as determined by the Committee. Any Non-Employee Director shall be eligible to be selected as a Participant to receive Restricted Stock, Restricted Stock Units or Other Stock-Based Awards, so long as any such Award is not subject to performance-based vesting conditions.
6. Stock Options.
a. Grant of Options. Subject to the terms of the Plan, the Committee shall have sole authority to determine the Participants to whom Options shall be granted, the number of Shares to be covered by each Option, the exercise price thereof and the conditions and limitations applicable to the exercise of the Option. The Committee shall have the authority to grant Incentive Stock Options, or to grant Non-Qualified Stock Options, or to grant both types of Options. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code, as from time to time amended, and any regulations implementing such statute. All Options when granted under the Plan are intended to be Non-Qualified Stock Options, unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. If an Option is intended to be an Incentive Stock Option, and if for any reason such Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a Non-Qualified Stock Option appropriately granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to Non-Qualified Stock Options. No Option shall be exercisable more than ten years from the date of grant.
b. Exercise Price. The Committee shall establish the exercise price at the time each Option is granted, which exercise price shall be set forth in the applicable Award Agreement and which exercise price (except with respect to Substitute Awards) shall not be less than the Fair Market Value per Share on the date of grant and, provided that the exercise price per share shall not be less than the par value per share.
c. Exercise. Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement. The applicable Award Agreement shall specify the period or periods of continuous service by the Participant that is necessary before the Option or installments thereof will become exercisable. The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of federal or state securities laws, as it may deem necessary or advisable.
d. Payment of Exercise Price. No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the aggregate exercise price therefor is received by the Company. Such payment may be made (A) in cash, or its equivalent, or (B) subject to the Company’s consent, by exchanging Shares owned by the optionee (which are not the subject of any pledge or other security interest and which have been owned by such
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optionee for at least six months), or (C) subject to such rules as may be established by the Committee and applicable law, through delivery of irrevocable instructions to a broker to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the aggregate exercise price, or (D) subject to any conditions or limitations established by the Committee, the Company’s withholding or Shares or reacquisition of Shares otherwise issuable upon exercise of an Option pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, any Shares so withheld or reacquired by the Company will be cancelled and not be treated as issued and acquired as treasury shares by the Company upon such exercise), or (E) by a combination of the foregoing, or (F) by such other methods as may be approved by the Committee, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Shares so tendered to the Company or withheld as of the date of such tender or withholding is at least equal to such aggregate exercise price.
Wherever in this Plan or any Award Agreement a Participant is permitted to pay the exercise price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option.
7.  Stock Appreciation Rights
a. Grant of SARs. Subject to the provisions of the Plan, the Committee shall have sole authority to determine the Participants to whom Stock Appreciation Rights shall be granted, the number of Shares to be covered by each Stock Appreciation Right Award, the grant price thereof and the conditions and limitations applicable to the exercise thereof. Stock Appreciation Rights may be granted in tandem with another Award, in addition to another Award, or freestanding and unrelated to another Award. Stock Appreciation Rights granted in tandem with or in addition to an Award may be granted either before, at the same time as the Award or at a later time. No Stock Appreciation Right shall be exercisable more than ten years from the date of grant.
b. Exercise and Payment. A Stock Appreciation Right shall entitle the Participant to receive an amount equal to the excess of the Fair Market Value of a Share on the date of exercise of the Stock Appreciation Right over the grant price thereof (which grant price (except with respect to Substitute Awards) shall not be less than the Fair Market Value on the date of grant or less than the par value per share). The Committee shall determine in its sole discretion whether a Stock Appreciation Right shall be settled in cash, Shares or a combination of cash and Shares.
c. Other Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine, at the grant of a Stock Appreciation Right, the term, methods of exercise, methods and form of settlement, and any other terms and conditions of any Stock Appreciation Right. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it shall deem appropriate.
8. Restricted Stock.
a. Grant of Restricted Stock. Subject to the provisions of the Plan, the Committee shall have sole authority to determine the Participants to whom Shares of Restricted Stock shall be granted, the number of Shares of Restricted Stock to be granted to each Participant, the duration of the period during which, and the conditions, if any, under which the Restricted Stock may be forfeited to or acquired for no further consideration by the Company, and the other terms and conditions of such Awards.
b. Transfer Restrictions. Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered except as provided in the Plan or the applicable Award Agreements. Unless otherwise directed by the Committee, (i) any certificates issued in respect of Shares of Restricted Stock shall be registered in the name of the Participant and deposited by such Participant, together with a stock power or share transfer form endorsed in blank, with the Company, or (ii) Shares of Restricted Stock shall be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Shares of Restricted Stock. Upon the lapse of the restrictions applicable to such Shares of Restricted Stock, the Company shall, as applicable, either deliver such certificates to the Participant or the Participant’s legal representative or the transfer agent shall remove the restrictions relating to the transfer of such Shares.
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9. Restricted Stock Units.
a. Grant of RSUs. Subject to the provisions of the Plan, the Committee shall have sole authority to determine the Participants to whom Restricted Stock Units shall be granted, the number of Restricted Stock Units to be granted to each Participant, the duration of the period during which, and the conditions, if any, under which, the Restricted Stock Units may be forfeited to or acquired for no further consideration or cancelled (as applicable) by the Company, and the other terms and conditions of such Awards.
b. Transfer Restrictions. Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered.
c. Settlement of RSUs. Each Restricted Stock Unit shall have a value equal to the Fair Market Value of a Share. Restricted Stock Units shall be paid in cash, Shares, other securities or other property, as determined in the sole discretion of the Committee, upon or after the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement.
10. Performance Awards.
a. Grant of Performance Awards. The Committee shall have sole authority to determine the Participants who shall receive a “Performance Award”, which shall consist of a right which is (i) denominated in cash or Shares, (ii) valued, as determined by the Committee, in accordance with the achievement of such Performance Goals during such Performance Periods as the Committee shall establish, and (iii) payable at such time and in such form as the Committee shall determine.
b. Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the Performance Goals to be achieved during any Performance Period, the length of any Performance Period, the amount of any Performance Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Award.
c. Payment of Performance Awards. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period as set forth in the Award Agreement on the date of grant.
11. Other Stock-Based Awards. The Committee shall have authority to grant to Participants an “Other Stock-Based Award”, which shall consist of any right which is (i) not an Award described in Sections 6 through 10 above and (ii) an Award of Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as deemed by the Committee to be consistent with the purposes of the Plan; provided that any such rights must comply, to the extent deemed desirable by the Committee, with Rule 16b-3 and applicable law. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of any such Other Stock-Based Award, including the price, if any, at which securities may be purchased pursuant to any Other Stock-Based Award granted under this Plan, provided such price is not less than the aggregate par value of the Shares.
12. Minimum Vesting. Awards granted under the Plan on or following the Restatement Effective Date shall vest no earlier than the one (1) year anniversary of the Award’s date of grant, except that (i) the Committee, in its sole discretion, may provide for the accelerated vesting by reason of the Participant’s death or Disability, or upon a Change in Control, (ii) Awards that result in the issuance of an aggregate of up to 5% of the Shares reserved for issuance under Section 4.a may be granted to Participants, or outstanding Awards modified, without regard to such minimum vesting, exercisability and distribution provisions, and (iii) annual Awards granted to Non-Employee Directors may provide for scheduled vesting to occur on the earlier of the one year anniversary of the date of grant or the next annual meeting of shareholders (but not less than 50 weeks from the date of grant).
13. Dividends and Dividend Equivalents. Rights to (i) dividends or other distributions may be extended to and made part of any Restricted Stock Award and (ii) Dividend Equivalents may be extended to and made part of any Restricted Stock Unit Award, Performance Award settled in Shares or Other Stock-Based Award, subject in each case to such terms, conditions and restrictions as the Committee may establish as set forth in the Award Agreement thereto; provided, however, that such dividends and Dividend Equivalents shall be payable at the same time, and shall be subject to the same conditions, that are applicable to the underlying Award. Accordingly, the right to receive such dividends and
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Dividend Equivalent payments shall be forfeited or cancelled to the extent that the underlying Restricted Stock, RSUs, Performance Award or Other Stock-Based Award does not vest, is forfeited, acquired or is otherwise cancelled pursuant to such Award. Notwithstanding any provision herein to the contrary, dividends and/or Dividend Equivalents shall not be made part of any Options or SARs.
14. Amendment and Termination.
a. Amendments to the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that if an amendment to the Plan (i) would materially increase the benefits accruing to Participants under the Plan, (ii) would materially increase the number of securities which may be issued under the Plan, (iii) would materially modify the requirements for participation in the Plan, (iv) would increase the Non-Employee Director Compensation Limit, or (v) must otherwise be approved by the shareholders of the Company in order to comply with applicable law or the rules of the applicable nationally recognized exchange, or, if the Shares are not traded on the applicable nationally recognized exchange, the principal national securities exchange upon which the Shares are traded or quoted, such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained; and provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would impair the rights of any Participant or any holder or beneficiary of any Award previously granted shall not be effective as to such Participant without the written consent of the affected Participant, holder or beneficiary.
b. Amendments to Awards. The Committee may amend any terms of, or alter, suspend, discontinue, cancel, or terminate, any Award theretofore granted; provided that any such amendment, alteration, suspension, discontinuance, cancellation, or termination that would impair the rights of any Participant or any holder or beneficiary of any Award previously granted shall not be effective as to such Participant without the written consent of the affected Participant, holder or beneficiary.
c. Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make equitable adjustments in the terms and conditions of, and the criteria included in, all outstanding Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.b hereof) affecting the Company, any Subsidiary of the Company, or the financial statements of the Company or any Subsidiary of the Company, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.
d. Repricing. Except in connection with a corporate transaction or event described in Section 4.b hereof, the terms of outstanding Awards may not be amended to reduce the exercise price of Options or the grant price of Stock Appreciation Rights, or cancel Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price or grant price, as applicable, that is less than the exercise price of the original Options or grant price of the original Stock Appreciation Rights, as applicable, without shareholder approval. This Section 13(d) is intended to prohibit the repricing of “underwater” Options and Stock Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 4.b hereof.
15. Change in Control. Upon a Change in Control, the Committee, acting in its sole discretion without the consent or approval of any Participant, shall effect one or more of the following alternatives, which may vary among individual Participants and which may vary among Awards held by any individual Participant: (i) provide for the substitution of a new Award or other arrangement (which, if applicable, may be exercisable for such property, shares or securities as the Committee determines) for an Award or the assumption of the Award, regardless of whether in a transaction to which Section 424(a) of the Code applies, (ii) provide for acceleration of the vesting and exercisability of, or lapse of restrictions, in whole or in part, with respect to, the Award and, if the transaction is a cash merger or amalgamation, provide for the termination of any portion of the Award that remains unexercised at the time of such transaction, or (iii) cancel any such Awards and to deliver to the Participants cash in an amount that the Committee shall determine in its sole discretion is equal to the fair market value of such Awards on the date of such event, which in the case of Options or Stock Appreciation Rights shall be the excess of the fair market value of Shares on such date over the Exercise Price of such Award (it being understood that, in such event, any Option or Stock Appreciation Right have a per share exercise price equal to, or in excess of, the fair market value of a Share subject thereto may be cancelled and terminated without payment or consideration therefore).
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Notwithstanding anything in this Plan or any Award Agreement to the contrary, for Awards granted to Participants who are subject to US taxes, to the extent any provision of this Plan or an Award Agreement would cause a payment of deferred compensation that is subject to Section 409A of the Code to be made upon the occurrence of (i) a Change in Control, then such payment shall not be made unless such Change in Control also constitutes a “change in ownership”, “change in effective control” or “change in ownership of a substantial portion of the Company’s assets” within the meaning of Section 409A of the Code or (ii) a termination of employment or service, then such payment shall not be made unless such termination of employment or service also constitutes a “separation from service” within the meaning of Section 409A of the Code. Any payment that would have been made except for the application of the preceding sentence shall be made in accordance with the payment schedule that would have applied in the absence of a Change in Control or termination of employment or service but disregarding any future service or performance requirements. Notwithstanding anything to the contrary herein, for purposes of Incentive Stock Options, any assumed or substituted Option shall comply with the requirements of Treasury Regulation Section 1.424-1 (and any amendment thereto).
16. General Provisions.
a. Nature of Payments. Any and all grants of Awards and issuances of Shares pursuant to any Awards shall be in consideration for services performed for the Company and/or its Subsidiaries by the Participant and any Shares issued pursuant to this Plan shall be issued fully paid.
b. Nontransferability. Each Award, and each right under any Award, shall be exercisable only by the Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be sold, assigned, alienated, pledged, attached or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution, and any such purported sale, assignment, alienation, pledge, attachment, transfer or encumbrance shall be void and unenforceable against the Company or any Subsidiary of the Company; provided that the designation of a beneficiary shall not constitute a sale, assignment, alienation, pledge, attachment, transfer or encumbrance.
c. No Rights to Awards. The Plan is a discretionary benefit operated by the Company, and no Employee or other Participant participates as of right in the Plan. The grant of Awards does not imply a right to participate or to be considered for participation in a later grant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).
d. Share Certificates. Shares or other securities of the Company or any Subsidiary of the Company delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission (or any successor thereto) and the staff thereof, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
e. Withholding. The Company shall have the right to require payment of applicable taxes, social security obligations and pension plan obligations (or similar charges) as a condition to settlement of any Award, and the Company or any Subsidiary of the Company shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan, or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding taxes including any social security obligations in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan, and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. The amount determined by the Committee to be due upon the grant or vesting of any Award, or at any other applicable time, shall be paid in full at the time of exercise in cash or, if permitted by the Committee in its discretion, by reducing the number of Shares otherwise deliverable with respect to the Award, or tendering or reacquiring Shares, valued at Fair Market Value on the date of exercise, or any combination of the foregoing methods, or otherwise entering into arrangements to pay the withholding amount in a form acceptable to the Company. The Committee may take or require such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes
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ADOPTED BY THE BOARD 25 SEPTEMBER 2023
and other charges; provided, however, that to the extent a Participant forfeits or surrenders the right to require the Company to allot and issue, transfer, or deliver Shares, the number of such Shares must equal in Fair Market Value no more than the sum of (i) the amount of withholding due based on the withholding rate(s) applied by the Company, in its discretion, in accordance with the applicable withholding laws and regulations in effect at the time such withholding is required, if at all, and (ii) such other charges. If Shares subject to the Award are used as set forth above to satisfy tax or other charges, such shares shall be valued based on the Fair Market Value on the date as of which the amount of the tax or charges is determined. Other Shares tendered or reacquired to pay taxes or charges will be valued based on the Fair Market Value on the date received by the Company.
f. Detrimental Activity and Recapture. Awards hereunder shall be subject to cancellation or forfeiture of an Award or the forfeiture and repayment to the Company of any gain related to an Award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Participant during employment or other service with the Company or a Subsidiary of the Company, shall engage in activity detrimental to the Company, whether discovered before or after the employment or service period. In addition, notwithstanding anything in this Plan to the contrary, any Award Agreement may also provide for the cancellation or forfeiture of an Award or the forfeiture and repayment to the Company of any gain related to an Award, or other provision intended to have a similar effect, upon such terms and conditions as may be required by the Committee under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the SEC or any national securities exchange or national securities association on which the Shares may be traded, or pursuant to any policy implemented or adopted by the Company.
g. Award Agreements. Each Award hereunder that is not immediately vested and delivered as of its date of grant shall be evidenced by an Award Agreement which shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto, including but not limited to, the effect on such Award of the death, disability or termination of employment or service of a Participant and the effect, if any, of such other events as may be determined by the Committee.
h. No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary of the Company from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of Options, Restricted Stock, Shares and other types of Awards provided for hereunder (subject to shareholder approval if such approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.
i. No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or in any consulting relationship to, or as a director on the Board or board of directors, as applicable, of, the Company or any Subsidiary of the Company. Further, the Company or a Subsidiary of the Company may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan, any Award Agreement or any applicable employment contract or agreement. A Participant waives all and any rights to compensation or damages for the termination of the Participant’s office or employment with the Company or a Subsidiary of the Company for any reason whatsoever (including unlawful termination of employment) insofar as those rights arise or may arise from the Participant ceasing to have rights under the Plan as a result of that termination or from the loss or diminution in value of such rights or entitlements.
j. No Rights as Shareholder. Subject to the provisions of the applicable Award Agreement and Section 13 hereof, no Participant or holder or beneficiary of any Award shall have any rights as a stockholder with respect to any Shares to be distributed under the Plan until he or she has become the holder of such Shares. Notwithstanding the foregoing, in connection with each grant of Restricted Stock hereunder, the applicable Award shall specify if and to what extent the Participant shall be entitled to the rights of a shareholder in respect of such Restricted Stock.
k. Rights of Third Parties. It is not intended that any of the terms of the Plan should be enforceable by any third party pursuant to the UK Contract (Rights of Third Parties) Act 1999.
l. Governing Law. Unless otherwise provided for in an applicable Award Agreement, the validity, construction, and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware, applied without giving effect to its conflict of laws principles.
B-2-12

ADOPTED BY THE BOARD 25 SEPTEMBER 2023
m. Consent to Holding and Processing of Personal Data. By participating in the Plan, participants acknowledge the Company (or any Subsidiary of the Company) may hold, process and transfer (including outside the European Economic Area and the United Kingdom) or disclose any of their personal data (as that term is defined in the General Data Protection Regulation (EU) 2016/679 (GDPR) and Retained Regulation (EU) 2016/679 (UK GDPR)) for the administration of the Plan and its other business purposes. All use shall be in accordance with the terms of the Company’s privacy notice, data protection policy and/or employee handbook in force from time to time which are available from the Chief Compliance Officer at Seadrill Limited, 2nd Floor, Building 11, Chiswick Business Park, 566 Chiswick High Road, London W4 5YS, U.K.
n. Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.
o. Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation or result in any liability under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. federal securities laws.
p. No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary of the Company and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary of the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary of the Company.
q. Non-Uniform Determinations. The Committee’s determinations under the Plan and with respect to Awards granted under the Plan need not be uniform and may be made by it selectively among persons who receive, or who are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Award Agreements, as to (i) the persons to receive Awards under the Plan, (ii) the terms and provisions of Awards under the Plan, and (iii) the treatment of leaves of absence.
r. Successors and Assigns. The Plan and any Award Agreements shall be binding upon and inure to the benefit of the Company, its Subsidiaries and their successors and assigns.
s. Survival of Terms; Conflicts. The provisions of the Plan shall survive the termination of the Plan to the extent consistent with, or necessary to carry out, the purposes thereof. To the extent of any conflict between the Plan and any Award Agreement, the Plan shall control; provided, however, that any Award Agreement may impose greater restrictions or grant lesser rights than the Plan.
t. No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be cancelled, acquired, terminated, or otherwise eliminated.
B-2-13

ADOPTED BY THE BOARD 25 SEPTEMBER 2023
u. Deferrals. In the event the Committee permits a Participant to defer any Award payable in the form of cash, all such elective deferrals shall be accomplished by the delivery of a written, irrevocable election by the Participant on a form provided by the Company. All deferrals shall be made in accordance with administrative guidelines established by the Committee to ensure that such deferrals comply with all applicable requirements of Section 409A of the Code.
v. Usage and Headings. Words used in the Plan in the singular shall include the plural and in the plural the singular, and the gender of words used shall be construed to include whichever may be appropriate under any particular circumstances of the masculine, feminine, or neuter genders. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.
17. Compliance with Section 409A of the Code.
a. To the extent applicable, it is intended that this Plan and any grants made hereunder comply with, or be exempt from, the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder shall be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of Treasury or the Internal Revenue Service. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Subsidiaries shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.
b. Neither a Participant nor any of a Participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its Subsidiaries.
c. Notwithstanding anything to the contrary in the Plan or any award agreement, to the extent that the Plan and/or Awards granted hereunder are subject to Section 409A of the Code, the Committee may, in its sole discretion and without a Participant’s prior consent, amend the Plan and/or Award, adopt policies and procedures, or take any other actions (including, without limitation, amendments, policies, procedures and actions with retroactive effect) as the Committee determines are necessary or appropriate to (i) exempt the Plan and/or any Award from the application of Section 409A of the Code, (ii) preserve the intended tax treatment of any such Award, or (iii) comply with the requirements of Section 409A of the Code, including, without limitation, any regulations or other guidance that may be issued after the date of the grant.
d. If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the earlier of the first business day of the seventh month following separation from service or death.
B-2-14

ADOPTED BY THE BOARD 25 SEPTEMBER 2023
18. Effective Date; Term of the Plan. The Plan, as amended and restated, is effective as of the Restatement Effective Date; provided, however, that, unless otherwise provided herein, any Awards granted hereunder prior to the Restatement Effective Date shall remain subject to the terms of the Plan as were in effect prior to the Restatement Effective Date. For the avoidance of doubt, this Plan shall not be considered an employee share scheme with respect to Awards granted hereunder that are settleable in cash. Even if shareholder approval of the Plan is not obtained, and unless the terms of the Awards provide otherwise, any Awards granted hereunder that are settleable in cash shall remain outstanding with the Plan remaining effective to the extent necessary to govern the administration of such Awards and to allow for future cash-settled Awards to be granted. For the avoidance of doubt, if shareholder approval is not obtained within 12 months from the date the Plan, as amended and restated, was approved by the Board, no Incentive Stock Options may be granted under the Plan. No grant will be made under this Plan more than ten years after the Restatement Effective Date, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan.
B-2-15

ADOPTED BY THE BOARD 25 SEPTEMBER 2023
SEADRILL LIMITED
2022 MANAGEMENT INCENTIVE PLAN

UK SCHEDULE
The following provisions will apply to Awards granted under the Plan to any UK Participant:
19. Defined terms. Unless otherwise defined below, all other capitalized terms used in this Schedule shall be as defined under the Plan rules.
a. “Employer NICs” means secondary Class 1 National Insurance contributions.
b. “UK Participant” means any Participant who is a resident for tax purposes in the United Kingdom.
20. Participation limited to employees. Awards under this Schedule may be granted only to the bona fide employees or former employees of the Company and its group as defined for the purposes of the “employee share schemes” exemption under Article 60(2) of the UK Financial Services and Markets Act 2000 (Financial Promotion) Order 2005/1529, and “Employee” shall be interpreted accordingly for the purposes of this Schedule.
21. Employer NICs. The Committee may require a Participant, as a condition of the grant, vesting or exercise of an Award, to enter into an agreement to bear the cost of or an election for the transfer of the liability for any Employer NICs which arise on the grant, vesting, exercise or otherwise in connection with an Award. For the avoidance of doubt, the reference in Paragraph 15(d) of the Plan to “social security obligations” shall include the amount of any such Employer NICs which the Participant has lawfully agreed to bear.
B-2-16

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V86245-P48223 KEEP THIS PORTION FOR YOUR RECORDS

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SEADRILL LIMITED

The Board of Directors (the "Board") of Seadrill Limited (the "Company") recommends you vote FOR proposals 1, 2(a)-(i), 3, 4, 5 and 6.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V86246-P48223

SEADRILL LIMITED
Annual General Meeting of Shareholders
June 3, 2026 at 10:00 a.m., Bermuda time
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) each of the following persons as proxy holders: Ms. Julie J. Robertson (Chairman of the Board of Directors), Mr. Samir Ali (Seadrill Chief Executive Officer), Mr. Martyn Svensen (Seadrill Vice President of Insurance) and Ms. Jennifer Panchaud (Attorney at Conyers Dill & Pearman Limited, Seadrill's Bermuda Counsel), and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this ballot, all of the common shares of SEADRILL LIMITED (the "Shares") that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held on June 3, 2026 at 10:00 a.m., Bermuda time, at the Hamilton Princess Hotel & Beach Club, 76 Pitts Bay Road, Hamilton, PB HM 08, Bermuda (the "2026 Annual General Meeting"), and any adjournment or postponement thereof.

The proxy holder shall also have discretion to vote the Shares for or against any amendments to proposals duly made at the 2026 Annual General Meeting or any adjournment or postponement thereof. If no direction is given, the Shares will be voted in favour of the proposals as recommended by the Board of Directors (including amendments thereto approved by the Board of Directors) when duly presented at the 2026 Annual General Meeting or any adjournment or postponement thereof. The proxy holders shall have discretion to vote the Shares on any other matters as may otherwise properly come before the 2026 Annual General Meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side